SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

WellPoint, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 13, 2006

To Our Shareholders:

The Board of Directors joins me in extending to you a cordial invitation to attend the 2006 Annual Meeting of Shareholders of WellPoint, Inc. (the “Company”). The meeting will be held at WellPoint, Inc.’s principal executive offices at 120 Monument Circle, Indianapolis, Indiana, at 10:00 a.m., Indianapolis time, on Tuesday, May 16, 2006.

In addition to voting on the matters described in this Proxy Statement, we will review the Company’s 2005 business results and discuss our plans for 2006 and beyond. There will be an opportunity to discuss matters of interest to you as a shareholder.

We hope many of our shareholders will find it convenient to be present at the meeting, and we look forward to greeting those personally able to attend. If you are unable to attend, it is still important that your shares be represented and voted. Therefore, regardless of the number of shares you own, PLEASE COMPLETE, SIGN, AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED, OR YOU CAN VOTE THROUGH THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. No postage is necessary if the envelope is mailed in the United States. The prompt return of your proxy card will save the expense involved in further communications. Any shareholder who attends the meeting may vote in person, even if he or she has returned a proxy card.

If you plan to attend the Annual Meeting and are a registered shareholder, please bring the admission ticket attached to your proxy card. If your shares are registered in the name of a bank or your broker, please obtain a legal proxy from your bank or broker and bring it with you to the Annual Meeting.

We hope that you will be able to attend the meeting, and we look forward to seeing you.

Sincerely,

LARRY C. GLASSCOCK

Chairman of the Board, President

and Chief Executive Officer

WELLPOINT, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 16, 2006

WELLPOINT, INC.

120 Monument Circle

Indianapolis, Indiana 46204

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE	10:00 a.m., Indianapolis time, on Tuesday, May 16, 2006

PLACE	WellPoint, Inc.
120 Monument Circle
Indianapolis, Indiana 46204

ITEMS OF BUSINESS	(1) To elect five members of the Board of Directors for three-year terms.

(2) To approve the proposed WellPoint 2006 Incentive Compensation Plan.

(3) To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2006.

(4) To transact such other business as may properly come before the Meeting and any adjournment or postponement.

RECORD DATE	You can vote if you are a shareholder of record on March 24, 2006.

ANNUAL REPORT	Our 2005 Summary Annual Report, which is not a part of the proxy solicitation material, and our 2005 Annual Report on Form 10-K, which is our Annual Report to Shareholders, are enclosed.

PROXY VOTING

It is important that your shares be represented and voted at the Meeting. You can vote your shares by completing and returning the proxy card sent to you. Most shareholders also have the option of voting their shares on the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on your proxy card or included with your proxy materials. You can revoke a proxy at any time prior to its exercise at the Meeting by following the instructions in the accompanying Proxy Statement. If you vote by telephone or on the Internet, you do not need to return your proxy card.

By Order of the Board of Directors

Nancy L. Purcell

Secretary

i

WELLPOINT, INC.

120 Monument Circle

Indianapolis, Indiana 46204

PROXY STATEMENT

Annual Meeting of Shareholders

May 16, 2006

Purpose

This Proxy Statement is being furnished to shareholders on or about April 13, 2006 in connection with a solicitation by the Board of Directors of WellPoint, Inc. (“WellPoint”, the “Company”, “we”, “us” or “our”) of proxies to be voted at the Annual Meeting of Shareholders and any adjournments or postponements, to be held at 10:00 a.m., Indianapolis time, Tuesday, May 16, 2006, at our principal executive offices at 120 Monument Circle, Indianapolis, Indiana, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Shareholders will be admitted to the Annual Meeting beginning at 9:00 a.m., Indianapolis time.

Record Date, Quorum and Vote Required

Record Date—At the close of business on March 24, 2006, the record date for the Annual Meeting, there were 647,367,918 shares of Common Stock of the Company outstanding and entitled to vote at the Annual Meeting.

Quorum—In order for business to be conducted at the Annual Meeting, a quorum must be present. A quorum will be present if 25% of the votes entitled to be cast on a matter are represented in person or by proxy.

Vote Required—You will have one vote for each share held. Proposal 1, election of directors, will be determined by the vote of a plurality of the votes cast on such election. Proposal 2, the approval of the WellPoint 2006 Incentive Compensation Plan, will require that the number of votes cast on such proposal represent more than 50% of the votes entitled to be cast, and a majority of the votes cast must vote in favor of such proposal, in accordance with the listing standards of the New York Stock Exchange (“NYSE”). Proposal 3, the ratification of the appointment of the Company’s independent registered public accounting firm, will be approved if the votes cast for the proposal exceed the votes cast against the proposal.

Shares of Common Stock of the Company represented by properly executed proxies will be voted at the Annual Meeting in accordance with the choices indicated on the proxy. Abstentions on a specific proposal will be considered as present at the Annual Meeting and will be counted for purposes of determining whether a quorum is present. Abstentions will not be counted in the votes cast on Proposal 1, election of directors, or Proposal 3, the ratification of the appointment of the Company’s independent registered public accounting firm. Abstentions will be counted as votes cast regarding Proposal 2, the approval of the WellPoint 2006 Incentive Compensation Plan and will have the same effect as a vote against this proposal.

If your shares of Common Stock of the Company are held in street name, and you do not provide your broker with voting instructions regarding Proposal 1, election of directors, or Proposal 3, the ratification of the appointment of the Company’s independent registered public accounting firm, your broker will nevertheless have the discretion to vote your shares of Common Stock for the proposals. There are certain other matters, however, over which your broker does not have discretion to vote your Common Stock without your instructions, which are referred to as “broker non-votes.” Proposal 2, the approval of the WellPoint 2006 Incentive Compensation Plan, falls into this category. If you do not provide your broker with voting instructions on this proposal, your shares of Common Stock will not be voted on this proposal. Broker non-votes will not be considered as votes cast on this proposal but could affect the requirement that the number of votes cast on such proposal represent more than 50% of the votes entitled to be cast.

Shareholders

Shares of the Company Common Stock may be held directly in your own name or may be held through a stockbroker, bank or other nominee in street name. Summarized below are some distinctions between shares held of record and those owned beneficially:

Shareholder of Record—If your shares are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares and we are sending these proxy materials directly to you. As the shareholder of record, you have the right to vote in person at the Annual Meeting or to grant your voting proxy to the persons designated by us. We have enclosed a proxy card for you to use.

Beneficial Owner—If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in street name, and you have received these proxy materials from your broker, bank or other nominee who is considered the shareholder of record with respect to the shares. As the beneficial owner, you have the right to direct the broker, bank or nominee on how to vote your shares and are also invited to attend the Annual Meeting. Your broker, bank or nominee is obligated to provide you with a voting instruction card for you to use. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you to the Annual Meeting a legal proxy, executed in your favor from the shareholder of record.

Employee Shareholder—If you participate in the WellPoint 401(k) Retirement Savings Plan and you are invested in the Company Common Stock fund in your account, you may give voting instructions to the plan Trustee as to the number of shares of Common Stock equivalent to the interest in the Company Common Stock fund credited to your account as of the most recent valuation date coincident with or preceding the record date. The Trustee will vote your shares in accordance with your instructions received by May 12, 2006 at 12:00 Noon EDT. You may also revoke previously given voting instructions by May 12, 2006 at 12:00 Noon EDT, by filing with the Trustee either written notice of revocation or a properly completed and signed proxy card bearing a later date. Your voting instructions will be kept confidential by the Trustee. If you do not send instructions for Proposal 1, the Election of Directors, and Proposal 3, the ratification of the appointment of the Company’s independent registered public accounting firm, the Trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions. For Proposal 2, the approval of the WellPoint 2006 Incentive Compensation Plan, if you do not send instructions, the Trustee will not vote your shares.

Voting

Whether you hold shares as a shareholder of record or as a beneficial owner you may vote before the Annual Meeting by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. Most shareholders will have a choice of voting through the Internet or by telephone or completing a proxy card or instruction form and returning it in the enclosed postage-prepaid envelope. Please refer to the instructions below and on the accompanying proxy card or voting instruction card.

By Mail—You may vote by mail by signing and dating your proxy card or voting instruction card provided by your broker, bank or nominee and mailing it in the enclosed postage-prepaid envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign and date your proxy card, but do not provide instructions, your shares will be voted FOR the election of each of the Company’s nominee directors listed beginning on page 19 of this Proxy Statement, FOR the approval of the WellPoint 2006 Incentive Compensation Plan described beginning on page 22 of this Proxy Statement and FOR the ratification of the appointment of the independent registered public accounting firm described beginning on page 31 of this Proxy Statement.

By Internet—You may vote by Internet by going to www.computershare.com/expressvote and following the instructions. You will need to have your proxy card or voting instruction card available when voting by the Internet. If you want to vote through the Internet, you must do so before 11:59 p.m. EDT, May 15, 2006. If you vote on the Internet, you do not need to return your proxy card.

By Telephone—You may vote by touchtone telephone by calling (800) 652-8683. You will need to have your proxy card or voting instruction card available when voting by telephone. If you want to vote by telephone, you must do so before 11:59 p.m. EDT, May 15, 2006. If you vote by telephone, you do not need to return your proxy card.

Changing Your Vote

You may revoke your proxy at any time prior to the Annual Meeting. If you execute more than one proxy, the proxy having the latest date will revoke any earlier proxy. If you attend the Annual Meeting you will be given the opportunity to revoke your proxy and vote in person.

Additional Matters

The Board of Directors of the Company (the “Board”) has not received notice of, and knows of no matters, other than those described in the attached Notice of Annual Meeting of Shareholders, which are to be brought before the Annual Meeting. If other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy card to vote such proxy in accordance with their judgment on such matters.

Shareholder Proposals and Nominations for Next Year’s Annual Meeting

In order to be considered at the 2007 Annual Meeting, shareholder proposals must comply with the advance notice and eligibility requirements contained in the Company’s By-Laws.

Shareholder Proposal—The By-Laws provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have the legal right and authority to make the proposal for consideration at the meeting and the shareholder must give timely written notice thereof to the Secretary of the Company. Such proposals also will need to comply with the Securities and Exchange Commission (“SEC”) regulations regarding the inclusion of shareholder proposals in the Company-sponsored proxy materials if the shareholder would like the proposal to be so included.

Nomination of Candidate for Election as Director—The By-Laws provide that a shareholder may nominate a person for election to the Company’s Board of Directors, provided the shareholder is entitled to vote for the election of directors at the meeting and has given timely written notice of the nomination to the Secretary of the Company.

Timely Notice—In order to be timely, a shareholder’s notice must be delivered to the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. In the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder must be delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal. The date by which shareholder proposals and nominations of candidates for elections as directors must be received by the Company for inclusion in proxy materials relating to the 2007 Annual Meeting of Shareholders is December 14, 2006.

Copy of By-Law Provisions—The specific requirements of these advance notice and eligibility provisions are set forth in Section 1.4 and Section 1.5 of the Company’s By-Laws. You may contact the Secretary, WellPoint, Inc., 120 Monument Circle, Mail No. IN12B-315, Indianapolis, Indiana 46204 for a copy of these relevant provisions of the Company’s By-Laws.

Annual Meeting Admission

Either an admission ticket or proof of ownership of Company Common Stock, as well as a form of personal identification, must be presented in order to be admitted to the Annual Meeting. If you are a shareholder of record, your admission ticket is attached to your proxy card. If you are a beneficial owner and your shares are held in the name of a broker, bank or other nominee, you must bring a brokerage statement or other proof of ownership with you to the Annual Meeting, or you may request an admission ticket in advance by mailing a request, along with proof of your ownership of Company Common Stock, to WellPoint Shareholder Services, 120 Monument Circle, Mail No. IN12B-323, Indianapolis, Indiana 46204.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

Householding Notice

The SEC has adopted rules that allow us to deliver a single annual report, proxy statement, proxy statement combined with a prospectus or any information statement to any household at which two or more shareholders reside who share the same last name or whom we believe to be members of the same family. This procedure is referred to as “householding.”

If you share the same last name and address with one or more shareholders, from now on, unless we receive contrary instructions from you (or from one of these other shareholders), you and all other shareholders who have your last name and live at the same home address will receive only one copy of any of our Annual Report, Proxy Statement for our Annual Meeting of Shareholders, any proxy statement we file and deliver in connection with any other meeting of shareholders, any proxy statement combined with a prospectus or any information statement. We will include with the householded materials for our annual meetings, or any other shareholders’ meeting, a separate proxy card and Notice of Shareholders’ Meeting for each registered shareholder who shares your last name and lives at your home address.

If you object to householding or wish to revoke householding in the future, in order to receive individual copies of these documents, you may write or call our Secretary, WellPoint, Inc., 120 Monument Circle, Mail No. IN12B-315, Indianapolis, Indiana, 46204 or telephone (800) 985-0999. You can call the same number or write to the same address if you participate in householding but wish to receive a separate copy of these documents or to request householding if shareholders are receiving multiple copies of the annual report, proxy statement or information statement. You may opt out of householding at any time prior to 30 days before the mailing of proxy materials each year, which you can measure by reference to the date 30 days before the mailing date of the proxy statement for the prior year’s Annual Meeting of Shareholders. If you would like to opt out of householding for any other shareholders’ meeting that might be scheduled during a given calendar year, we will issue a press release notifying shareholders of the actual deadline for opting out of householding via either of the methods just described. If we do not hear from you, you will be deemed to have consented to the delivery of only one set of these documents to your household. We intend to household indefinitely, and your consent will be perpetual unless you revoke it. If you revoke your consent, we will begin sending you individual copies of these documents within 30 days after we receive your revocation notice.

Your participation in this program is encouraged. It will reduce the volume of duplicate information received at your household as well as the cost to us of preparing and mailing duplicate materials. You may wish to receive documents electronically. We have included below instructions for consenting to electronic delivery. If you consent to electronic delivery, we will not be householding so you need not call the phone number above to object to householding. In addition, we have been notified that certain intermediaries, i.e. brokers or banks, will household proxy materials. Beneficial shareholders can request information about householding from their banks, brokers or other holders of record.

Electronic Delivery of Proxy Materials

One of our main goals is to maximize shareholder value. In addition to aligning our businesses to focus on the unique issues and needs of our customers, we are harnessing technology to maximize cost savings. As an alternative to receiving printed copies of proxy materials in future years, we offer shareholders the opportunity to receive proxy mailings electronically. By consenting to electronic delivery of future Annual Reports and Proxy Statements, you will help us reduce printing and postage costs.

To take advantage of this offer, please indicate your consent by following the instructions provided as you vote by Internet or go to the website www.econsent.com/wlp and follow the prompts. You must have access to a computer and the Internet and expect to have access in the future to be eligible. Selecting this option means that you will no longer receive a printed copy of our Annual Report and Proxy Statement unless you request one.

Each year you will receive an e-mail message with information regarding the Internet web site containing the Annual Report and Proxy Statement and the Internet web site to vote your proxy online. If the e-mail is returned undeliverable, our transfer agent will mail the Annual Report and Proxy Statement to your address of record. If you consent to electronic delivery, you will be responsible for your usual telephone and Internet charges (e.g., online fees) in connection with the electronic delivery of the proxy materials and Annual Report.

Your consent will be effective until you revoke it. You may cancel your consent to electronic delivery at no cost to you at any time by written notification to our Secretary, WellPoint, Inc., at 120 Monument Circle, Mail No. IN12B-315, Indianapolis, Indiana, 46204, or at the Internet site www.econsent.com/wlp.

Cost of Solicitation

We will bear the cost of the solicitation of proxies and have engaged D.F. King & Co., Inc. to assist in the solicitation of proxies. D.F. King & Co., Inc. will receive a fee of approximately $5,000 plus reasonable out-of-pocket expenses for this work. We also will reimburse banks, brokers or other custodians, nominees and fiduciaries for their expenses in forwarding the proxy materials to beneficial owners and seeking instruction with respect thereto. In addition, our directors, officers or other associates, without additional compensation, may solicit proxies from shareholders in person, or by telephone, facsimile transmission or other electronic means of communication.

GOVERNANCE OF THE COMPANY

We believe that the only results worth achieving are those achieved with integrity and a commitment to excellence.

Accordingly, we have long recognized the importance of and always placed a high priority upon having good corporate governance measures in place. We take great care to ensure that our measures align with the requirements of the Sarbanes-Oxley Act of 2002, the rules promulgated by the SEC and the listing standards of the NYSE.

We believe it is important to disclose to you a summary of our major corporate governance practices. Many of these practices have been in place for several years and predate our conversion to a public company. Others were adopted in response to regulatory and legislative changes.

Among the practices we adhere to are the following:

•	We have adopted Corporate Governance Guidelines, which are set forth in Appendix I to this Proxy Statement and are available on the Company’s website at www.wellpoint.com under the Corporate Governance tab;

•	We also have published on our website the charter of each standing committee of the Board;

•	A majority of our Board is comprised of independent directors;

•	Only independent directors serve on the Audit, Compensation and Governance Committees;

•	Non-employee directors meet periodically in executive session without management present;

•	The independent director who presides at the executive sessions of independent directors rotates three times a year among the Chairpersons of each of the Audit Committee, Compensation Committee and Governance Committee;

•	The lead partner of the Company’s independent registered public accounting firm is rotated at least every five years;

•	The Board, and each committee of the Board, has the authority to engage independent consultants and advisors at the Company’s expense;

•	The Board and each standing committee annually conduct a self-evaluation; and

•	The Company’s Board, executive officers, associates and external business partners are governed by the Company’s Standards of Ethical Business Conduct.

We will continue to assess and refine our corporate governance practices and share them with you.

BOARD AND COMMITTEE MEMBERSHIP

As reflected in our Corporate Governance Guidelines, our business, property and affairs are managed under the direction of our Board. Members of our Board stay informed of our business through discussions with our CEO and other officers, by reviewing materials provided to them, by visiting our offices, by participating in meetings of the Board and its committees and through their own industry knowledge and inquiries.

As permitted by the rules of the NYSE, our Board has adopted categorical standards to assist it in making determinations of independence and whether or not a director has a material relationship with the Company. These categorical standards are set forth in Appendix II to this Proxy Statement and are available on the Company’s website at www.wellpoint.com under the Corporate Governance tab.

Our Board has determined that each of the following directors meets these standards, has no material relationship with the Company and is “independent” as defined by the NYSE listing standards: Susan B. Bayh, Sheila P. Burke, William H.T. Bush, Julie A. Hill, Warren Y. Jobe, Victor S. Liss, William G. Mays, Ramiro G. Peru, Jane G. Pisano, Senator Donald W. Riegle, Jr., William J. Ryan, George A. Schaefer, Jr., Jackie M. Ward and John E. Zuccotti.

During 2005, the Board held 21 meetings. At six of the 21 meetings the Board met in executive session without management. During the period in 2005 for which he or she served as a director, each director attended at least 75% of the total meetings of the Board and each committee on which he or she served.

There are five standing committees of the Board. From time to time, the Board, in its discretion, may form other committees. The following table provides membership information for each of the Board committees as of March 15, 2006.

Directors	Executive Committee		Audit Committee		Compensation Committee		Governance Committee		Planning Committee
Lenox D. Baker, Jr., M.D.									X
Susan B. Bayh							X
Sheila P. Burke					X
William H.T. Bush							X		X	*
Larry C. Glasscock	X	*
Julie A. Hill							X		X
Warren Y. Jobe			X
Victor S. Liss	X		X	*
William G. Mays			X
Ramiro G. Peru			X
Jane G. Pisano					X				X
Donald W. Riegle, Jr.					X		X
William J. Ryan	X				X	*
George A. Schaefer, Jr.			X
Jackie M. Ward	X				X		X	*
John E. Zuccotti							X

*	Signifies Chairperson of the Committee

Meetings and Committees of the Board

Set forth below are the primary responsibilities of each of the committees.

The Audit Committee

The Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, assists the Board in its oversight of the Company’s accounting, financial reporting and internal audit controls and procedures. In its oversight of the Company’s financial statements and the independent audit thereof, the Committee is responsible for the selection, evaluation and, where deemed appropriate, replacement of the independent registered public accounting firm, and for the evaluation of the independence of the independent registered public accounting firm. The Committee is also responsible for the oversight of the Company’s Compliance Program and Standards of Ethical Business Conduct. See “Audit Committee Report.”

A copy of the Audit Committee Charter is attached as Appendix III to this Proxy Statement and is available on the Company’s website at www.wellpoint.com under the Corporate Governance tab.

The Audit Committee met 11 times during 2005. At six of the 11 meetings the Committee met separately with management, the senior vice president of internal audit and the independent registered public accounting firm.

The current members of the Audit Committee are: Victor S. Liss (Chairperson), Warren Y. Jobe, William G. Mays, Ramiro G. Peru and George A. Schaefer, Jr. The Board has determined that each of the members of the Audit Committee is “independent” as defined by the rules of the SEC and the NYSE listing standards and that each of the members is an “audit committee financial expert” as defined by the SEC’s rules.

The Compensation Committee

The Compensation Committee assists the Board in discharging its responsibilities relating to compensation of the Company’s executive officers, reviews and recommends to the Board the Company’s overall compensation policy and oversees the Company’s stock plans.

A copy of the Compensation Committee Charter is attached as Appendix IV to this Proxy Statement and is available on the Company’s website at www.wellpoint.com under the Corporate Governance tab.

The Compensation Committee met ten times during 2005. At eight of the ten meetings the Committee met in executive session without management.

The current members of the Compensation Committee are: William J. Ryan (Chairperson), Sheila P. Burke, Jane G. Pisano, Senator Donald W. Riegle, Jr., and Jackie M. Ward. The Board has determined that each of the members of the Compensation Committee is “independent” as defined by the NYSE listing standards.

The Governance Committee

The Governance Committee assists the Board in discharging its responsibilities relating to Board composition, director compensation and corporate governance by identifying and recommending individuals for nomination as members of the Board, recommending to the Board the overall director compensation policy and developing and recommending to the Board a set of corporate governance guidelines.

A current copy of the Governance Committee Charter is attached as Appendix V to this Proxy Statement and is available on the Company’s website at www.wellpoint.com under the Corporate Governance tab.

The Governance Committee met eight times during 2005.

The current members of the Governance Committee are: Jackie M. Ward (Chairperson), Susan B. Bayh, William H.T. Bush, Julie A. Hill, Senator Donald W. Riegle, Jr. and John E. Zuccotti. The Board has determined that each of the members of the Governance Committee is “independent” as defined by the NYSE listing standards.

Shareholder Nominees

The policy of the Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications.” Any shareholder nominations proposed for consideration by the Governance Committee must include the nominee’s name and qualifications for Board membership and must be addressed to Secretary, WellPoint, Inc., 120 Monument Circle, Mail No. IN12B-315, Indianapolis, Indiana 46204.

For a description of the requirements regarding shareholder nominations and other proposals at annual meetings, see “Shareholder Proposals and Nominations for Next Year’s Annual Meeting” beginning on page 3.

Director Qualifications

The Governance Committee will look for candidates who possess qualifications that meet our strategic needs; possess high personal values, judgment and integrity; have an understanding of our business and the regulatory and policy environment in which we operate; and have diverse experiences in key business, financial and other challenges that face a publicly held health benefits company. In particular, the Governance Committee will look for candidates with special and diverse experience in areas such as management of public companies, entrepreneurial companies, and large companies, investment banking and banking industry experience, health care industry experience, public relations and mass marketing experience, accounting and audit experience, clinical health experience and technology and e-commerce experience. The candidates should be committed to enhancing shareholder value, should have sufficient time to carry out their duties and be able to provide insight and practical wisdom based on experience to represent the interests of all shareholders. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform all director duties responsibly. The foregoing qualifications will be applied by the Governance Committee to all candidates for nominees, including candidates submitted by shareholders.

Identifying and Evaluating Nominees for Directors

The Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Governance Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance Committee considers, subject to the restrictions in the Company’s By-Laws, whether the vacancy should be filled and if so, various potential candidates for director. Candidates may come to the attention of the Governance Committee through current Board members, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Governance Committee, and may be considered at any point during the year. As described above, the Governance Committee considers properly submitted shareholder nominations for candidates for the Board. Following verification of the shareholder status of persons proposing candidates, recommendations are aggregated and considered by the Governance Committee at a regularly scheduled meeting, which is generally the first or second meeting prior to the issuance of the proxy statement for the Company’s annual meeting. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials are forwarded to the Governance Committee. The Governance Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder.

The Planning Committee

The Planning Committee reviews and monitors the Company’s annual operating plan, recommends strategies to achieve the strategic plan, and reviews integration plans for mergers, acquisitions and other corporate transactions.

A current copy of the Planning Committee Charter is attached as Appendix VI to this Proxy Statement and is available on the Company’s website at www.wellpoint.com under the Corporate Governance tab.

The Planning Committee met three times during 2005.

The current members of the Planning Committee are: William H.T. Bush (Chairperson), Lenox D. Baker, Jr., M.D., Julie A. Hill and Jane G. Pisano.

The Executive Committee

Between meetings of the Board, the Executive Committee has and may exercise the powers and authority of the full Board.

A copy of the Executive Committee Charter is attached as Appendix VII to this Proxy Statement and is available on the Company’s website at www.wellpoint.com under the Corporate Governance tab.

The Executive Committee met one time during 2005. At the meeting, the Executive Committee met in executive session without management.

The current members of the Executive Committee are: Larry C. Glasscock (Chairperson), Victor S. Liss, William J. Ryan and Jackie M. Ward.

Communications with the Board

Individuals may communicate with the Board by submitting an e-mail to the Company’s Board at boardofdirectors@wellpoint.com. Communications that are intended specifically for non-management directors or any individual director should be sent to the e-mail address above to the attention of the Presiding Director. Individuals may also communicate with the Board by submitting a letter to the Secretary, WellPoint, Inc., 120 Monument Circle, Mail No. IN12B-315, Indianapolis, Indiana 46204.

In addition, individuals may communicate with the Chairperson of the principal committees by submitting an e-mail to:

Chairperson of the Audit Committee: auditchair@wellpoint.com

Chairperson of the Compensation Committee: compensationchair@wellpoint.com

Chairperson of the Governance Committee: governancechair@wellpoint.com

The process for collecting and organizing security holder communications, as well as similar or related activities, has been approved by a majority of the independent directors. Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items which are unrelated to the duties and responsibilities of the Board should be excluded, such as:

•	spam;

•	junk mail and mass mailings;

•	medical claims inquiries;

•	new product suggestions;

•	resumes and other forms of job inquiries;

•	surveys; and

•	business solicitations or advertisements.

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.

Board Attendance at Annual Meeting of Shareholders

The policy of the Company is that Board members attend each Annual Meeting of Shareholders. All members of the Board at the time attended the 2005 Annual Meeting of Shareholders, except for Dr. Baker who was unable to attend.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

2005 Compensation to Current Non-Employee Directors1

Directors	Annual Board/ Committee Retainer ($)[2]	Board Meeting Fees ($)	Committee Meeting Fees ($)	Total Cash Compensation ($)	Stock Received[3] (#)
Lenox D. Baker, Jr., M.D.	$45,102	$26,000	$2,250	$73,352	3,780
Susan B. Bayh	$45,102	$29,000	$8,250	$82,352	3,780
Sheila P. Burke	$45,102	$23,000	$9,750	$77,852	3,780[4]
William H.T. Bush	$45,102	$28,000	$8,250	$81,352	3,780
Julie A. Hill	$45,102	$27,000	$10,200	$82,302	3,780[4]
Warren Y. Jobe	$45,102	$29,000	$18,000	$92,102	3,780
Victor S. Liss	$69,477	$29,000	$19,500	$139,655[5]	3,780[4]
William G. Mays	$45,102	$28,000	$18,000	$91,102[6]	3,780[4]
Ramiro G. Peru	$45,102	$27,000	$18,000	$90,102	3,780
Jane G. Pisano	$45,102	$29,000	$12,450	$86,552	3,780
Donald W. Riegle, Jr.	$45,102	$29,000	$23,400	$97,502[7]	3,780[4]
William J. Ryan	$61,352	$22,000	$13,950	$97,302	3,780
George A. Schaefer, Jr.	$45,102	$28,000	$17,000	$90,102	3,780
Jackie M. Ward	$61,352	$29,000	$24,600	$114,952[8]	3,780[4]
John E. Zuccotti[9]	$—	$—	$—	$—	—

[1]	Employee directors do not receive any compensation for their service as a director. Meeting fees include fees received for meetings held in 2005 even if not paid until 2006.
[2]	In addition to annual board and committee chair retainer fees, includes $51.60 paid in cash to each non-employee director, which represents the fractional share amount paid in connection with the annual grant of shares of Company Common Stock received on the date of the Company’s annual meeting of shareholders. The amounts in this column do not include that portion of the annual Board retainer fee which was paid to each director in Company Common Stock. See Footnote 3 below.
[3]	The numbers of shares of Common Stock in this column include (i) 88 shares of Company Common Stock paid to each director in the first quarter of 2005 in lieu of a cash payment for a $4,950 portion of the annual Board retainer fee; and (ii) 3,692 shares of Company Common Stock for the annual grant of shares of Company Common Stock received on the date of the Company’s annual meeting of shareholders, receipt of which was deferred pursuant to the Board Deferred Compensation Plan. See also “Compensation of Non-Employee Directors—Board Equity Compensation and Stock Ownership Guidelines.” All numbers of shares of Common Stock shown in this column have been adjusted to reflect the May 31, 2005 two-for-one stock split, if applicable.
[4]	The director also deferred receipt of the one-half of the annual retainer fees paid in Company Common Stock pursuant to the Board Deferred Compensation Plan.
[5]	Includes $21,678 paid to Mr. Liss pursuant to the Board Deferred Compensation Plan.
[6]	All of Mr. Mays’ 2005 compensation was deferred by him pursuant to the Board Deferred Compensation Plan.
[7]	Of this amount, $10,630 ($4,550 in retainer fees, $3,200 in Board meeting fees and $2,880 in committee meeting fees) was deferred by Mr. Riegle pursuant to the Board Deferred Compensation Plan.
[8]	All of Ms. Ward’s 2005 compensation was deferred by her pursuant to the Board Deferred Compensation Plan.
[9]	Became a member of the Company’s Board of Directors on December 28, 2005, upon the acquisition of WellChoice, Inc. (“WellChoice”) by the Company and therefore received no compensation for serving as a director in 2005.

The compensation of our non-employee directors is paid in the form of an annual retainer, meeting and chair fees and stock-based awards. During 2005, with the exception of Mr. Zuccotti, each non-employee director received:

•	an annual retainer fee of $50,000, paid in advance in four equal quarterly installments;

•	an additional annual retainer of $15,000 for the chairperson of the Audit Committee, paid in advance;

•	an additional annual retainer of $10,000 for the chairperson of the other committees, paid in advance;

•	a meeting fee of $2,000 for attendance at each Board meeting held in person;

•	a meeting fee of $1,000 for participation in each Board meeting held telephonically unless otherwise specified;

•	a meeting fee of $2,000 for attendance at each Audit Committee meeting held in person;

•	a meeting fee of $1,000 for participation in each Audit Committee meeting held telephonically unless otherwise specified;

•	a meeting fee of $1,500 for attendance at each other committee meeting held in person;

•	a meeting fee of $750 for participation in each other committee meeting held telephonically unless otherwise specified; and

•	an annual physical examination paid for by the Company.

In addition, all directors were reimbursed for expenses incurred in connection with attendance at and/or participation in any Board and committee meetings.

Board Deferred Compensation Plan

Cash fees paid to directors may be deferred under the Board Deferred Compensation Plan, which provides a method of deferring payment until a date selected by the director. Cash fees deferred accrue interest at a declared interest rate, which is determined on January 1 of each year and is the average of the 10-year U.S. Treasury Note monthly average rates for the 12-month period ending on September 30 of the previous year, plus 150 basis points. Fees paid to directors in Company Common Stock may also be deferred under the Board Deferred Compensation Plan. Stock deferred under the Board Deferred Compensation Plan is distributed in stock.

Board Equity Compensation and Stock Ownership Guidelines

As approved on February 2, 2005, each non-employee director receives, subject to the deferral described below, an annual grant, on the date of the Company’s annual meeting of shareholders, of the number of shares of Common Stock equal to five times the annual Board retainer fee, based on the closing price of the Company’s Common Stock as reported on the NYSE on the date of grant. In 2005, each then non-employee director received 3,692 shares based on the market price of $67.70 per share pursuant to this grant (each of the number of shares and price per share have been adjusted to reflect the May 31, 2005 two-for-one stock split). In addition, each new non-employee director receives, on the date of the first annual shareholders’ meeting held after his or her election and subject to the deferral described below, a grant of the number of shares of Common Stock equal to 2.5 times the annual Board retainer fee, based on the closing price of the Company’s Common Stock as reported on the NYSE on the date of grant. Each such annual and initial grant of Common Stock is deferred for a minimum of five years from the date of grant, in accordance with the terms of the Board Deferred Compensation Plan. The shares of Common Stock will not be distributed to the directors until the earlier of the expiration of such deferral period or the date on which a director ceases to be a member of the Board of Directors.

In addition, each director has an obligation to own five times the annual Board retainer fee in Company Common Stock at the end of a five-year period commencing on the later of the date such director became a member of the Board or May 3, 2002. For 2005, the annual Board retainer fee was $50,000, so the obligation for each director is to own $250,000 in Company Common Stock by the applicable time.

2005 Payments to the Former Chairman of the Board

Amended and Restated Employment Agreement

Leonard D. Schaeffer was appointed Chairman of the Board of Directors of the Company upon the consummation of the merger of WellPoint Health Networks Inc. (“WHN”) with the Company on November 30, 2004 and served in that capacity until he resigned as a director of the Company on November 29, 2005. Prior to the WHN merger, Mr. Schaeffer had entered into an Amended and Restated Employment Agreement effective as of December 31, 2002 with WHN, which was previously reported by WHN in a Current Report on Form 8-K filed on December 31, 2002. Pursuant to his employment agreement, Mr. Schaeffer served as Chairman of the Board and Chief Executive Officer of WHN.

As previously reported in a Current Report on Form 8-K filed by the Company on January 21, 2005, on January 19, 2005, Mr. Schaeffer and the Company agreed that effective January 31, 2005, Mr. Schaeffer’s employment would terminate due to Mr. Schaeffer’s “constructive termination” as defined in his employment agreement, and Mr. Schaeffer ceased to be an employee of WHN on such date. As previously disclosed, under Mr. Schaeffer’s employment agreement, as a result of the WHN merger and Mr. Schaeffer’s constructive termination, Mr. Schaeffer received a cash payment in the amount of $50,586,000 as well as other non-cash interests and benefits. The cash payment amount consisted of (a) a Guaranteed Annual Bonus, (b) the cash portion of his Change in Control (“CIC”) Severance Benefits, and (c) an Additional SERP Amount (each as described in more detail below).

Guaranteed Annual Bonus

Under Mr. Schaeffer’s employment agreement, he was entitled to a Guaranteed Annual Bonus for 2004. The “Guaranteed Annual Bonus” was defined as the greatest of (i) Mr. Schaeffer’s target bonus for 2004; (ii) the average of the annual (or annualized) bonus paid to Mr. Schaeffer for 2002 and 2003; or (iii) the actual bonus for Mr. Schaeffer for 2004. The Guaranteed Annual Bonus for 2004 was $5,864,000.

CIC Severance Benefits

Under his employment agreement, Mr. Schaeffer was entitled to the following severance benefits as a result of the WHN merger and his constructive termination: (i) earned but unpaid base salary through the date of termination and any accrued but unpaid vacation and any unpaid bonus for any fiscal year that ended on or before the date of termination; (ii) a prorated portion of any bonus that he would otherwise have received for the year of termination; (iii) a cash payment equal to three times the sum of Mr. Schaeffer’s base salary and the Plan Bonus (“Plan Bonus” was an amount equal to (A) Mr. Schaeffer’s base salary multiplied by (B) the highest target bonus percentage during the period beginning five years before the announcement of the WHN merger and ending immediately before termination of employment, or the date of the WHN merger, if earlier, multiplied by (C) the greater of (1) 100% or (2) the highest average percentage, for the two consecutive fiscal years within the same five-year period defined in clause (B) that Mr. Schaeffer’s actual annual bonus represents of his base salary for such fiscal year); (iv) continuation for 48 months of (a) medical and dental coverage for Mr. Schaeffer and his family, (b) life insurance in an amount equal to three times his base salary, (c) long term disability insurance in an amount equal to one time his base salary, (d) continued participation in other retirement and deferred compensation plans, and (e) three memberships in luncheon, professional or athletic clubs; (v) outplacement services; (vi) additional service credit that increased vesting service credit to five years, three additional years of service credit and three additional years of age credit for purposes of calculating benefits under the Amended and Restated Special Executive Retirement Plan effective as of December 31, 2002 (the “Schaeffer SERP”); (vii) either a lump sum payment or a special contribution to WHN’s deferred compensation plan equal to the sum of the additional annuity credits and matching contributions to which Mr. Schaeffer would have been entitled under WHN’s cash balance pension, 401(k) and deferred compensation plans had he remained employed with WHN for three additional years and assuming that the amount payable to Mr. Schaeffer under subsection (iii) above was payable over such three-year period and treated as eligible compensation under such plans;

(viii) transfer to Mr. Schaeffer of full title and ownership of the automobile then being leased for Mr. Schaeffer; (ix) financial counseling benefits for the five calendar years following the year of termination; (x) office space and clerical support staff for a period of five years following termination of his position as Chairman of the Board of the Company (reflected in the Letter of Agreement, dated July 22, 2005, between the Company and Mr. Schaeffer); and (xi) immediate vesting of all outstanding unvested options and any other equity grants.

As of January 31, 2005, Mr. Schaeffer had unvested stock options to purchase 1,143,608 shares of the Company’s Common Stock and 71,750 shares of restricted stock (each as adjusted for the May 31, 2005 two-for-one stock split), all of which vested effective January 31, 2005 as a result of the constructive termination. Mr. Schaeffer agreed not to exercise any options which vested as a result of the constructive termination except in accordance with the original vesting schedule for such options.

Mr. Schaeffer was also entitled to receive an excise tax gross-up if payments under his employment agreement, alone or together with other compensation, would subject him to an excise tax for excess parachute payments under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Tax Code”); however, the Company determined that Mr. Schaeffer was not subject to an excise tax. The cash portion of the CIC Severance Benefits (including the amounts determined under (ii), (iii) and (vii) above) was equal to approximately $34,100,000.

Additional SERP Severance Benefit

Mr. Schaeffer was a participant in the Schaeffer SERP, which provided certain supplemental retirement benefits to Mr. Schaeffer. As previously disclosed and as described above under “—CIC Severance Benefits,” Mr. Schaeffer was entitled to five additional years of vesting service credit, three additional years of service credit and three additional years of age credit for purposes of calculating benefits under the Schaeffer SERP. The lump sum cash value of the additional SERP benefits resulting from the additional vesting service and service and age credits described above was in the aggregate amount of $10,622,000 (the “Additional SERP Amount”). The Additional SERP Amount was in addition to the present value of the retirement benefit which Mr. Schaeffer accrued by reason of his actual service and attained age through January 31, 2005.

Elections Regarding Deferred Compensation Plans and Schaeffer SERP Balances

Mr. Schaeffer was a participant in certain deferred compensation plans maintained by the Company or its subsidiaries, including but not limited to the WellPoint Health Comprehensive Executive Non-Qualified Retirement Plan (the “Predecessor Plan”) and the successor 2005 Comprehensive Executive Non-Qualified Retirement Plan (the “2005 Non-Qualified Plan”). As described on page 51 of this Proxy Statement, the 2005 Non-Qualified Plan was available for executives and other select highly compensated employees of WHN and its subsidiaries and generally mirrored the provision of the frozen Predecessor Plan except for revisions that were necessary to comply with the new Section 409A of the Tax Code.

Notice 2005-1 under Section 409A of the Tax Code provides certain transition relief with respect to funds deferred (or deemed deferred) in 2005 under non-qualified deferred compensation plans such as the 2005 Non-Qualified Plan and with respect to other non-qualified deferred compensation plans such as the Schaeffer SERP and the Predecessor Plan, including but not limited to the right of a participant to terminate his or her participation in such plans, with the consent of the employer, and receive an immediate lump sum distribution of his or her deferred account balance or accrued benefit thereunder and the right of an employer to terminate a deferred compensation plan.

As previously reported, on January 31, 2005, Mr. Schaeffer’s participation in all deferred compensation plans with the Company and its subsidiaries, including the Predecessor Plan, the 2005 Non-Qualified Plan and the Schaeffer SERP, terminated and he received a lump sum distribution of his aggregate account balance under the Predecessor Plan, the 2005 Non-Qualified Plan and the present value of his accrued benefit under the

Schaeffer SERP in the aggregate amount of $68,455,000, exclusive of the Additional SERP Amount attributable to the age and service credits provided to him under such plan as part of his CIC Severance Benefits discussed above. The cash payment amount consisted of (a) the combined Predecessor Plan and 2005 Non-Qualified Plan balance at January 31, 2005 in the amount of $31,161,000, and (b) the Schaeffer SERP Balance as of January 31, 2005, exclusive of Additional SERP Amount attributable to age and service credits provided as part of his CIC Severance Benefits in the amount of $37,294,000.

Other 2005 Compensation and Benefits

For his service as Chairman of the Board of the Company from January 1, 2005 through November 29, 2005, Mr. Schaeffer received an annual retainer of $300,000, paid in advance. In addition, Mr. Schaeffer received (i) an annual retainer of $15,000, paid in advance, for service as Chairman of the Executive Committee; (ii) fees of $28,000 for attendance at Board meetings; (iii) fees of $5,250 for attendance at Executive Committee meetings and Planning Committee meetings; (iv) an annual grant of 3,692 shares of Company Common Stock (adjusted to reflect the May 31, 2005 two-for-one stock split) received on the date of the annual shareholders’ meeting, as well as $51.60 in cash representing the fractional share amount paid in connection with the annual grant; and (v) reimbursement for expenses incurred in connection with his performance of his responsibilities as Chairman.

In addition to the amounts that Mr. Schaeffer received in connection with his “constructive termination” as an employee of WHN as described above and in addition to amounts Mr. Schaeffer received as Chairman of the Board of the Company also as described above, Mr. Schaeffer received the following amounts and benefits from the Company in 2005: (i) salary and holiday pay of $138,463 for the period in 2005 during which he was an employee of WHN (January 1, 2005 through January 31, 2005); (ii) $287,576 for the balance of his paid time off credits at the time of his termination as an employee of WHN; (iii) $50,655 in insurance premiums paid by the Company for medical and dental insurance for Mr. Schaeffer and his family and long-term disability and life insurance for Mr. Schaeffer; and (iv) $71,665 in other benefits paid by the Company including an automobile allowance, club membership fees, financial consulting and legal services and tax gross-up payments relating to the financial consulting and legal services.

As stated above, Mr. Schaeffer was entitled to office space and clerical support during his service as Chairman of the Board of the Company, and will be entitled to office space and clerical support for a term of five years following his termination as Chairman. On July 22, 2005, the Company entered into a lease for space at a location selected by the Company, after consultation with Mr. Schaeffer, to provide such office space for the required period. The lease commenced on November 1, 2005 and continues for Mr. Schaeffer’s use for a term ending on November 29, 2010, at an initial annual rent of $186,507 per year plus parking charges of $6,000 per year. In addition, the Company incurred a one-time cost associated with the build-out of the space of $240,000.

During 2005, Mr. Schaeffer also utilized for personal travel the corporate aircraft that the Company leases. The incremental cost to the Company of Mr. Schaeffer’s personal use of the aircraft in 2005 was $68,852. For Mr. Schaeffer’s flights on the Company’s leased aircraft, incremental cost to the Company was calculated based on the cost-per-flight-hour charge specified in the lease agreement, plus the cost of fuel, an international positioning charge (if applicable), a charge for additional passengers and related taxes.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of January 31, 2006, the number of shares of Common Stock of the Company beneficially owned by:

•	each of the Company’s directors,

•	each of the Company’s CEO and four other most highly compensated executive officers, based on salary and bonus earned during 2005 (together with the CEO, the “Named Executive Officers”),

•	all directors and executive officers as a group, and

•	each person known by the Company to own beneficially more than five percent of the Company’s Common Stock.

Except as otherwise indicated below, each individual owns such shares of Common Stock directly with sole investment and sole voting power. The number of shares shown below reflect the May 31, 2005 two-for-one stock split.

Name	Position	Number of Shares Owned	Number of Shares Supplementally Owned[1]	Total Number of Shares Beneficially Owned	Percent of Class (if more than 1%)
Larry C. Glasscock	Chairman of the Board, President and Chief Executive Officer	1,127,020[2]	282,188	1,409,208[2]	*
Lenox D. Baker, Jr.	Director	117,209[3]	3,692	120,901[3]	*
Susan B. Bayh	Director	21,431[4]	3,692	25,123[4]	*
Sheila P. Burke	Director	115,110[5]	3,780	118,890[5]	*
William H.T. Bush	Director	83,182[6]	3,692	86,874[6]	*
Julie A. Hill	Director	109,136[7]	3,780	112,916[7]	*
Warren Y. Jobe	Director	47,070[8]	3,692	50,762[8]	*
Victor S. Liss	Director	24,211[9]	4,244	28,455[9]	*
William G. Mays	Director	44,411[10]	4,244	48,655[10]	*
Ramiro G. Peru	Director	39,374[11]	3,692	43,066[11]	*
Jane G. Pisano	Director	63,118[12]	3,692	66,810[12]	*
Senator Donald W. Riegle, Jr.	Director	29,411[13]	4,244	33,655[13]	*
William J. Ryan	Director	46,763[14]	3,692	50,455[14]	*
George A. Schaefer, Jr.	Director	44,763[15]	3,692	48,455[15]	*
Jackie M. Ward	Director	86,183[16]	4,244	90,427[16]	*
John E. Zuccotti	Director	7,866[17]	—	7,866[17]	*
David C. Colby	Executive Vice President and Chief Financial Officer	2,139,249[18]	83,320	2,222,569[18]	*
Keith R. Faller	President and CEO Central Region and Corporate Executive Vice President	102,975[19]	131,374	234,349[19]	*
Joan E. Herman	President and CEO Specialty, Senior and State Sponsored Business and Corporate Executive Vice President	505,016[20]	69,570	574,586[20]	*
John S. Watts, Jr.	President and CEO National Accounts Strategic Business Unit and Corporate Executive Vice President	195,844[21]	69,570	265,414[21]	*
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071[22]		35,564,800	N/A	35,564,800	5.4%
AXA Financial, Inc. 1290 Avenue of the Americas New York, New York 10104[23]		37,429,395	N/A	37,429,395	6.1%
All directors and executive officers as a group (30 persons)		7,170,011[24]	1,278,522	8,448,533[24]	1.3%

*	Less than 1%
[1]	For Named Executive Officers this number represents shares of restricted stock that had not yet vested as of January 31, 2006. The Named Executive Officers have voting but not investment power over the shares of restricted stock shown as supplementally owned by them. For directors and other executive officers this number represents unvested restricted stock and/or stock compensation deferred by the individual pursuant to deferred compensation plans. The directors and officers do not have voting or investment power over the shares of Company Common Stock deferred.
[2]	Includes currently exercisable options to purchase 866,665 shares of Company Common Stock. Excludes 133,334 shares of Company Common Stock underlying options that vested upon the merger with WHN, but as to which the individual has voluntarily agreed not to exercise prior to the time the related options would have become exercisable in accordance with their original vesting schedules.
[3]	Includes currently exercisable options to purchase 33,333 shares of Company Common Stock.
[4]	Includes currently exercisable options to purchase 20,001 shares of Company Common Stock.
[5]	Includes currently exercisable options to purchase 89,280 shares of Company Common Stock.
[6]	Includes currently exercisable options to purchase 67,936 shares of Company Common Stock.
[7]	Includes currently exercisable options to purchase 57,828 shares of Company Common Stock.
[8]	Includes currently exercisable options to purchase 40,952 shares of Company Common Stock.
[9]	Includes currently exercisable options to purchase 23,333 shares of Company Common Stock.
[10]	Includes currently exercisable options to purchase 43,333 shares of Company Common Stock.
[11]	Includes currently exercisable options to purchase 14,107 shares of Company Common Stock.
[12]	Includes currently exercisable options to purchase 34,136 shares of Company Common Stock.
[13]	Includes currently exercisable options to purchase 28,333 shares of Company Common Stock.
[14]	Includes currently exercisable options to purchase 43,333 shares of Company Common Stock.
[15]	Includes currently exercisable options to purchase 43,333 shares of Company Common Stock.
[16]	Includes currently exercisable options to purchase 33,333 shares of Company Common Stock.
[17]	Includes currently exercisable options to purchase 2,695 shares of Company Common Stock.
[18]	Includes currently exercisable options to purchase 1,870,550 shares of Company Common Stock and 1,822 shares held in Mr. Colby’s 401(k) Plan account. Excludes 69,440 shares of Company Common Stock underlying options that vested upon the merger with WHN, but as to which the individual has voluntarily agreed not to exercise prior to the time the related options would have become exercisable in accordance with their original vesting schedules.
[19]	Includes currently exercisable options to purchase 58,332 shares of Company Common Stock and 3,155 shares held in Mr. Faller’s 401(k) Plan account. Excludes 26,667 shares of Company Common Stock underlying options that vested upon the merger with WHN, but as to which the individual has voluntarily agreed not to exercise prior to the time the related options would have become exercisable in accordance with their original vesting schedules.
[20]	Includes currently exercisable options to purchase 376,907 shares of Company Common Stock and 128,109 shares held by the Herman-Rasiej Trust, of which Ms. Herman is a co-trustee and beneficiary. Excludes 52,906 shares of Company Common Stock underlying options that vested upon the merger with WHN, but as to which the individual has voluntarily agreed not to exercise prior to the time the related options would have become exercisable in accordance with their original vesting schedules.
[21]	Includes currently exercisable options to purchase 148,108 shares of Company Common Stock. Excludes 52,906 shares of Company Common Stock underlying options that vested upon the merger with WHN, but as to which the individual has voluntarily agreed not to exercise prior to the time the related options would have become exercisable in accordance with their original vesting schedules.
[22]

The amount shown and the following information was provided by Capital Research and Management Company pursuant to a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2006, indicating beneficial ownership as of December 31, 2005. Capital Research and

Management Company is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and has indicated that it has sole dispositive power with respect to, and is deemed to be the beneficial owner of, the Company’s Common Stock as a result of acting as an investment adviser to various investment companies.

[23]	The amount shown and the following information was provided by AXA Financial, Inc. and certain of its affiliates pursuant to a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006, indicating beneficial ownership as of December 31, 2005. The shares listed include (i) 3,946 shares beneficially owned by AXA Investment Managers Paris (France); (ii) 20,222 shares beneficially owned by AXA Investment Managers Den Haag; (iii) 178,013 shares beneficially owned by AXA Rosenberg Investment Management LLC; (iv) 36,560,777 shares beneficially owned by Alliance Capital Management L.P.; and (v) 666,437 shares beneficially owned by AXA Equitable Life Insurance Company. AXA Financial, Inc. has sole voting power with respect to 25,961,585 shares and sole dispositive power with respect to 37,420,284 shares.
[24]	Includes currently exercisable options to purchase 5,691,420 shares of Company Common Stock. Excludes 510,961 shares of Company Common Stock underlying options that vested upon the merger with WHN, but as to which the individuals have voluntarily agreed not to exercise prior to the time the related options would have become exercisable in accordance with their original vesting schedules.

Under the Indiana demutualization law, for a period of five years following the effective date of the Anthem Insurance Companies, Inc. (“Anthem Insurance”) demutualization, no person may acquire beneficial ownership of 5% or more of the outstanding shares of the Company’s Common Stock without the prior approval of the Indiana Insurance Commissioner and the Board. The effective date of Anthem Insurance’s demutualization was November 2, 2001. The Indiana Insurance Commissioner has adopted rules under which, during this five year period, passive institutional investors could purchase 5% or more but less than 10% of the Company’s outstanding Common Stock with the prior approval of the Board and prior notice to the Indiana Insurance Commissioner. The Board has granted prior approval to and provided prior notice to the Indiana Insurance Commissioner of such approval for Capital Research and Management Company and AXA Financial, Inc. to own 5% or more of the outstanding shares of the Company’s Common Stock as disclosed above, and previously granted such approval and provided such notice for another passive institutional investor that did own, but no longer owns, 5% or more of the outstanding shares of the Company’s Common Stock. In addition, the Board has granted prior approval to and provided prior notice of such approval to the Indiana Insurance Commissioner for one other passive institutional investor to own 5% or more of the outstanding shares of the Company’s Common Stock, but the Company is not aware that such investor has reached that level of ownership.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board currently consists of 16 directors divided into three classes, with two classes containing five directors each and one class containing six directors. The term of one class of directors expires each year. Generally, each director serves until the Annual Meeting of Shareholders held in the year that is three years after such director’s election and until such director’s successor is elected and has qualified.

Five directors are to be elected at the Annual Meeting, each to hold office for a term to expire at the 2009 Annual Meeting of Shareholders and until his or her successor is elected and qualified. It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election to the Board of Lenox D. Baker, Jr., M.D., Susan B. Bayh, Larry C. Glasscock, Julie A. Hill and Ramiro G. Peru. Each of the nominees for director is presently a director, has consented to being named as a nominee in this Proxy Statement and has indicated a willingness to serve if elected. However, if any such person is unable or unwilling to accept nomination or election, it is the intention of the persons named in the accompanying form of proxy to nominate such other person as director as they may in their discretion determine, in which event the shares will be voted for such other person.

Vote Required

Election of directors will be determined by the vote of a plurality of the votes cast on such election.

Recommendation

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR RE-ELECTION AS DIRECTORS OF LENOX D. BAKER, JR., M.D., SUSAN B. BAYH, LARRY C. GLASSCOCK, JULIE A. HILL AND RAMIRO G. PERU.

Unless otherwise indicated below, the principal occupation of each director or nominee has been the same for the last five years. There is no family relationship between any of the directors or executive officers of the Company. The ages listed below for each director or nominee are as of April 1, 2006.

NOMINEES FOR DIRECTOR

Three-year term to expire at the Annual Meeting of Shareholders in 2009

Lenox D. Baker, Jr., M.D., age 64, has been a director of the Company since 2002 and a director of Anthem Insurance from 2002 to May 2003. Dr. Baker had served on the former Trigon Healthcare, Inc. Board of Directors from 1985 until its merger with the Company in July 2002. He is a cardiac and thoracic surgeon, and has been President of the Mid-Atlantic Cardiothoracic Surgeons, Ltd. since 1979. Dr. Baker is a trustee of Johns Hopkins University and a member of the Board of Trustees of Johns Hopkins Medicine (which includes Johns Hopkins Hospital and Health System), as well as serving on the Board of Trustees of Episcopal High School and Hermitage Foundation Museum.

Susan B. Bayh, age 46, has been a director of the Company since 2001 and a director of Anthem Insurance from 1998 to May 2003. Mrs. Bayh was a Distinguished Visiting Professor in the College of Business Administration at Butler University from 1994 until 2004. She was a member of the International Joint Commission between the United States and Canada from 1994 to 2001. Mrs. Bayh is a director of Dendreon Corporation (biotechnology), Curis, Inc. (biomedical), Emmis Communications Corporation (telecommunications), Nastech Pharmaceutical Company Inc. (biopharmaceutical company) and Dyax Corporation (biopharmaceutical company).

Larry C. Glasscock, age 57, has served as Chairman of the Board of Directors of the Company since November 2005, as President and Chief Executive Officer and as a director of the Company since 2001 and as President and Chief Executive Officer and a director of Anthem Insurance since 1999. He joined Anthem Insurance in April 1998 as Senior Executive Vice President and Chief Operating Officer. He was named President and Chief Operating Officer in April 1999 and succeeded L. Ben Lytle as Chief Executive Officer upon Mr. Lytle’s retirement in October 1999. Mr. Glasscock also served as the Chairman of the Board of the Company from May 2003 until the WHN merger in November 2004. Prior to joining Anthem Insurance, Mr. Glasscock served as Chief Operating Officer of CareFirst, Inc. (not-for-profit health benefits company) from January 1998 to April 1998. Mr. Glasscock was President and Chief Executive Officer of Group Hospitalization and Medical Services, Inc., which did business as Blue Cross Blue Shield of the National Capital Area, from 1993 to January 1998 and oversaw its affiliation with Blue Cross Blue Shield of Maryland. Prior to moving to the health insurance industry, he served as President and Chief Operating Officer and a director of First American Bank, N.A. (Washington, DC) from 1991 until 1993 when the bank was sold. During 1991, Mr. Glasscock was President and Chief Executive Officer of Essex Holdings, Inc. (an Ohio-based capital investment firm). He also held various executive positions during his twenty-year tenure with Ameritrust Corporation (a Cleveland, Ohio bank holding company). Mr. Glasscock is a director of Zimmer Holdings, Inc. (orthopaedic industry).

Julie A. Hill, age 59, has been a director of the Company since November 2004. Ms. Hill served on the former WHN Board of Directors from March 1994 until WHN’s merger with the Company in November 2004.

Ms. Hill has been an independent business consultant since December 2003. Since December 2002, she has been the owner of the Hill Companies. From December 1998 to December 2002, Ms. Hill was the President and owner of Hiram-Hill Development Company (residential real estate development firm). Ms. Hill was President and Chief Executive Officer of Costain Homes Inc. (home builder) (“Costain”) from January 1991 until November 1998. During 1998, Ms. Hill also served as Chairperson of the Board of Costain. Ms. Hill is also a director of Resources Connection, Inc. (professional services), Lord Abbett Family of Mutual Funds (mutual funds) and Holcim (US), Inc. (construction materials supplier).

Ramiro G. Peru, age 50, has been a director of the Company since November 2004. Mr. Peru served on the former WHN Board of Directors from May 2003 until WHN’s merger with the Company in November 2004. Mr. Peru is Executive Vice President and Chief Financial Officer of Phelps Dodge Corporation (mining and manufacturing) (“Phelps Dodge”). Mr. Peru joined Phelps Dodge in 1979 and has held various finance and accounting positions with Phelps Dodge and its affiliates. Mr. Peru is currently a member of the National Board of Advisors for the Eller Graduate School of Management at the University of Arizona and a member of the Board of Directors of the University of Arizona Foundation.

DIRECTORS CONTINUING IN OFFICE

Term expiring at the Annual Meeting of Shareholders in 2007

Sheila P. Burke, age 55, has been a director of the Company since November 2004. Ms. Burke served on the former WHN Board of Directors from April 1997 until WHN’s merger with the Company in November 2004. Ms. Burke currently is the Smithsonian Institution Deputy Secretary and Chief Operating Officer. She joined the Smithsonian Institution in July 2000, as the Undersecretary for American Museums and National Programs. Ms. Burke is an adjunct faculty member of Georgetown University Public Policy Institute, serves as an adjunct lecturer at the John F. Kennedy School of Government at Harvard University and is a fellow of the school’s Malcolm Wiener Center for Social Policy. From December 1996 until July 2000, Ms. Burke served as an Executive Dean and lecturer on public policy at the John F. Kennedy School of Government, Harvard University. Ms. Burke served as the chief of staff to former Senate Majority Leader Bob Dole from 1986 to 1996 and was elected to serve as secretary of the Senate in 1995. Ms. Burke served as deputy chief of staff to the Senate Majority Leader from 1985 to 1986, as deputy staff director of the Senate Committee on Finance from 1982 to 1985, and as a professional staff member of the committee from 1979 to 1982. Ms. Burke currently serves as a member of the board of trustees of the University of San Francisco and the American Board of Internal Medicine Foundation and serves as a member of the board of the Kaiser Family Foundation, Palo Alto, California. She is a member of the Medicare Payment Advisory Commission (MedPAC); the Kaiser Commission on the Future of Medicaid and Uninsured, Washington, D.C.; the National Advisory Council at the Center for State Health Policy; and the Institute of Medicine. She also serves on a number of corporate boards, including The Chubb Corporation (property and casualty insurance).

Victor S. Liss, age 69, has been a director of the Company since 2001 and a director of Anthem Insurance from 1997 to May 2003. He was President, Chief Executive Officer, and Vice Chairman of Trans-Lux Corporation (electronics) from 1992 until his retirement in April 2002. Mr. Liss continues to serve as Vice Chairman and a director of Trans-Lux Corporation and is a director of Honey Hill Care Center (nursing care facility), an advisory board member of Sacred Heart University and is Chairman of the Trustees of Norwalk Hospital in Norwalk, Connecticut. He is a certified public accountant and a member of the American Institute of Certified Public Accountants and the Connecticut and New York state CPA societies.

Jane G. Pisano, Ph.D., age 61, has been a director of the Company since November 2004. Dr. Pisano served on the former WHN Board of Directors from June 2002 until WHN’s merger with the Company in November 2004. Since November 2001, Dr. Pisano has been President and Director of The Natural History Museum of Los Angeles County. From 1998 until November 2001, she was the Senior Vice President, External Relations of the University of Southern California. From 1994 to 1998, she served as the Vice President, External

Relations of the University of Southern California and, from 1991 until 1998, she was the Dean of the University of Southern California’s School of Public Administration. From 1986 to 1991, she was President, Los Angeles 2000 Committee and The 2000 Partnership. Dr. Pisano serves as past Chair of the Board of Directors of the California Community Foundation. She also serves as the President of the John Randolph Haynes and Dora Haynes Foundation.

George A. Schaefer, Jr., age 60, has been a director of the Company since 2001 and a director of Anthem Insurance from 1995 to May 2003. He has been President and Chief Executive Officer of Fifth Third Bancorp since 1990. Mr. Schaefer is a director of Fifth Third Bancorp, Kenton County Airport and Ashland, Inc. (petroleum and chemical business) and is a trustee of the Greater Cincinnati Chamber of Commerce, the Cincinnati Institute of Fine Arts and the Health Alliance of Greater Cincinnati.

Jackie M. Ward, age 67, has been a director of the Company since 2002 and a director of Anthem Insurance from 2002 to May 2003. Ms. Ward had served on the former Trigon Healthcare, Inc. Board of Directors from 1993 until its merger with the Company in July 2002. She was a founder and served as President, Chief Executive Officer and Chairman of Atlanta-based Computer Generation Incorporated (software developer) (“CGI”) from 1970 to 2000. Since December 2000, Ms. Ward has served as outside managing director of Intec Telecom Systems PLC (telecom software), which purchased CGI. Ms. Ward is a director of Bank of America Corporation, Equifax, Inc. (information management), Flowers Foods, Inc. (distribution), Sanmina-SCI Corporation (electronics manufacturing services) and SYSCO Corporation (distribution).

John E. Zuccotti, age 68, has been a director of the Company since December 2005. Mr. Zuccotti served on the former WellChoice Board of Directors from August 2002 until WellChoice’s acquisition by the Company in December 2005. Mr. Zuccotti also served as a director of Empire HealthChoice, Inc., an affiliate of WellChoice, from October 1999 until November 2002. Mr. Zuccotti has been Chairman of Brookfield Financial Properties, a real estate development company, since 1997. Since 1998, Mr. Zuccotti has also been of Counsel in the real estate department of Weil, Gotshal & Manges LLP. Mr. Zuccotti serves on the boards of seven of the Dreyfus funds of the Dreyfus Investment Corporation. He also serves on the Doris Duke Foundation.

Term expiring at the Annual Meeting of Shareholders in 2008

William H.T. Bush, age 67, has been a director of the Company since November 2004. Mr. Bush served on the former WHN Board of Directors from January 2002 until WHN’s merger with the Company in November 2004. Mr. Bush had been elected a director of WHN upon completion of its merger with RightCHOICE Managed Care, Inc. (“RightCHOICE”), where Mr. Bush had served as a director from April 1994 to January 2002. He served on the Blue Cross and Blue Shield of Missouri board of directors from 1989 to 1994 and as Secretary of the Blue Cross and Blue Shield of Missouri board of directors from 1990 to 1994. Mr. Bush is the Chairman of Bush-O’Donnell & Company, Inc. of St. Louis (an investment management and financial advisory firm), which he founded in 1986. Prior to 1986, Mr. Bush served as President and as a director of The Boatmen’s National Bank of St. Louis. Mr. Bush is a director of Martiz, Inc. (performance improvement, travel and management research), and the Lord Abbett Family of Mutual Funds (mutual funds).

Warren Y. Jobe, age 65, has been a director of the Company since November 2004. Mr. Jobe served on the former WHN Board of Directors from March 2001 until WHN’s merger with the Company in November 2004. Mr. Jobe had been elected a director of WHN upon completion of its merger with Cerulean Companies, Inc. (“Cerulean”) in 2001. Mr. Jobe served as a director of Cerulean and Blue Cross and Blue Shield of Georgia, Inc. from April 1999 to March 2001. He is retired. Mr. Jobe was Senior Vice President of Southern Company responsible for Corporate Development from 1998 until 2001. During such time, Mr. Jobe also was Executive Vice President of Georgia Power Company. Mr. Jobe was Executive Vice President and Chief Financial Officer of Georgia Power Company from 1982 to 1998, during which time he was also a member of its Board of Directors. Mr. Jobe is a director of UniSource Energy Corporation (electric services holding company) and HomeBanc, Corp. (residential mortgage company) and is trustee of STI Classic Funds (mutual funds). He is a certified public accountant and a member of the American Institute of Certified Public Accountants.

William G. Mays, age 60, has been a director of the Company since 2001 and a director of Anthem Insurance from 1993 to May 2003. He has been President and Chief Executive Officer of Mays Chemical Company, Inc. (chemical distribution) since 1980. Mr. Mays is a director of Vectren Corporation (gas and electric utility), First Indiana Corporation (bank holding company), United Way of Central Indiana, the Indianapolis Art Museum, the Indiana University Foundation, the Indianapolis Chamber of Commerce, Central Indiana Corporate Partnership, the Chemical Education Foundation, the Indianapolis Convention and Visitors Association and the National Minority Supplier Development Council.

Senator Donald W. Riegle, Jr., age 68, has been a director of the Company since 2001 and a director of Anthem Insurance from 1999 to May 2003. In April 2001, he joined APCO Worldwide (communications consulting) as Chairman of APCO Government Affairs. From 1995 to 2001, he was Deputy Chairman of Shandwick International (global communications). He served in the U.S. Senate from 1976 through 1994 and in the U.S. House of Representatives from 1967 through 1975. Senator Riegle is a director of Rx Optical (eye care and visual products) and Stillwater Mining Company (mining company).

William J. Ryan, age 62, has been a director of the Company since 2001 and a director of Anthem Insurance from 2000 to May 2003. He has served as Chairman, President and Chief Executive Officer of TD Banknorth Inc. since 1990. Mr. Ryan is a director of UnumProvident Corporation (life, long-term care and supplemental insurance company) and also serves as a trustee of Colby College and the Libra Foundation. Mr. Ryan is also on the board of advisors at the University of New England. He served as Chairman of the Board of the former Blue Cross Blue Shield of Maine.

PROPOSAL NO. 2

APPROVAL OF THE WELLPOINT 2006 INCENTIVE COMPENSATION PLAN

The Company currently provides stock-based compensation under the Anthem 2001 Stock Incentive Plan as amended and restated on January 1, 2003 (the “2001 Stock Plan”) to employees, non-employee directors and consultants. As of March 15, 2006, there were 8,989,708 shares of Company Common Stock remaining available for future grants under the 2001 Stock Plan. As of that date, there were 20,570,222 shares of Company Common Stock subject to outstanding options and 3,485,187 shares of restricted stock that were issued and outstanding, but subject to forfeiture, under the 2001 Stock Plan.

The Board of Directors believes that the 2001 Stock Plan has contributed significantly to the success of the Company by enabling the Company to attract and retain the services of employees, including executive officers, directors and consultants of outstanding ability. Because the success of the Company is largely dependent upon the judgment, interest and special efforts of these employees, directors and consultants, the Company wants to continue to provide stock-based incentive awards to recruit, motivate and retain these individuals. Accordingly, on March 15, 2006, the Board of Directors adopted, subject to shareholder approval, the WellPoint 2006 Incentive Compensation Plan (the “2006 Incentive Plan”).

The 2006 Incentive Plan is intended to promote the long-term success of the Company and increase shareholder value by attracting, motivating, and retaining non-employee directors, officers, employees and consultants of the Company and its subsidiaries and affiliates. To achieve this purpose, the 2006 Incentive Plan allows the flexibility to grant or award stock options, stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, performance unit awards, performance share awards, cash-based awards and other stock-based awards to eligible persons.

The 2006 Incentive Plan would allow the Company to grant these stock-based incentive awards to employees, non-employee directors and consultants covering a total of up to 20,000,000 shares of Company Common Stock, plus (i) 7,000,000 shares of Company Common Stock available for issuance under the 2001 Stock Plan, as previously approved by the Company’s shareholders, but not underlying any outstanding options or other awards under the 2001 Stock Plan, and (ii) any additional shares of Company Common Stock subject to outstanding options or other awards under the 2001 Stock Plan that expire, are forfeited or otherwise terminate unexercised on or after March 15, 2006, less the number of shares of Company Common Stock subject to options or other awards that may be granted under the 2001 Stock Plan between March 15, 2006 and the date of the Annual Meeting. No awards have been made under the 2006 Incentive Plan. If the 2006 Incentive Plan is approved by the shareholders, no additional grants or awards will be made under 2001 Stock Plan in the future, but the awards outstanding under the 2001 Stock Plan will remain in effect in accordance with their terms.

The principal features of the 2006 Incentive Plan are summarized in this proxy statement. Shareholders should read the 2006 Incentive Plan for a full statement of its legal terms and conditions. Appendix VIII to this proxy statement contains the full text of the 2006 Incentive Plan as proposed to be approved by the shareholders.

Administration

The Compensation Committee will have discretionary authority to operate, manage and administer the 2006 Incentive Plan in accordance with its terms. The Compensation Committee will determine the non-employee directors, employees and consultants who will be granted awards under the 2006 Incentive Plan, the size and types of awards, the terms and conditions of awards and the form and content of the award agreements representing awards. The Compensation Committee will be authorized to establish, administer and waive terms, conditions and performance goals of outstanding awards and to accelerate the vesting or exercisability of awards, in each case, subject to limitations contained in the 2006 Incentive Plan. The Compensation Committee will interpret the 2006 Incentive Plan and award agreements and will have authority to correct any defects, supply any omissions and reconcile any inconsistencies in the 2006 Incentive Plan and/or any award agreements. The Compensation Committee’s decisions and actions concerning the 2006 Incentive Plan will be final and conclusive. Within the limitations of the 2006 Incentive Plan and applicable law, the Compensation Committee may delegate its responsibilities under the 2006 Incentive Plan to persons selected by it, and the Board of Directors will be permitted to exercise all of the Compensation Committee’s powers under the 2006 Incentive Plan.

The Compensation Committee is comprised of at least three members of the Board of Directors, each of whom is selected by the Board of Directors and will satisfy independence criteria established by the Board of Directors and additional regulatory requirements, including the listing standards of the NYSE. Currently, the members of the Compensation Committee are Mr. Ryan, Ms. Burke, Ms. Pisano, Mr. Riegle and Ms. Ward, each of whom is a director, but not an employee, of the Company.

Shares Subject to the 2006 Incentive Plan

A maximum of 20,000,000 shares of Company Common Stock would be available for delivery under the 2006 Incentive Plan, plus (i) 7,000,000 shares of Company Common Stock available for issuance under the 2001 Stock Plan, as previously approved by the Company’s shareholders, but not underlying any outstanding options or other awards under the 2001 Stock Plan, and (ii) any additional shares of Company Common Stock subject to outstanding options or other awards under the 2001 Stock Plan that expire, are forfeited or otherwise terminate unexercised on or after March 15, 2006, less the number of shares of Company Common Stock subject to options or other awards that may be granted under the 2001 Stock Plan between March 15, 2006 and the date of the Annual Meeting, subject to adjustment for certain changes in the Company’s capital structure (described below under “Changes in Capital”). The shares of Common Stock that may be issued under the 2006 Incentive Plan will be either authorized and unissued shares (which will not be subject to preemptive rights) or previously issued shares that have been reacquired and are held as treasury stock. The 2006 Incentive Plan provides that for purposes of determining the number of shares of Common Stock available for delivery under the 2006 Incentive Plan, (a) any restricted stock award without a purchase price at least equal to the fair market value of Company Common Stock on the award date, restricted stock unit, performance share, performance unit and other stock-based award will be counted as two shares for each one share subject to that award, (b) any shares not delivered because an award is paid in cash will be treated as having been delivered under the 2006 Incentive Plan, unless the award, by its terms, can only be settled in cash, (c) when a SAR is exercised, the full number of shares covered by the exercised portion of the SAR will be deducted from the shares available for delivery under the 2006 Incentive Plan, whether the SAR is settled in cash or shares, unless the SAR, by its terms, can only be settled in cash, in which case the exercise of that SAR will not reduce the shares available for delivery under the 2006 Incentive Plan, (d) any shares subject to an award or portion of an award that is forfeited, terminated, cancelled or otherwise expires will be available for future awards under the 2006 Incentive Plan; however, shares used to pay the exercise price or required tax withholding for an award under the 2006 Incentive Plan will not be available for future awards under the 2006 Incentive Plan, and (e) the payment of cash dividends or cash dividend equivalents in connection with awards under the 2006 Incentive Plan will not reduce the shares available for delivery under the 2006 Incentive Plan. If the Company or a subsidiary acquires or combines with another company, any awards that may be granted under the 2006 Incentive Plan in substitution or exchange for outstanding stock options or other awards of that other company will not reduce the shares available for issuance under the 2006 Incentive Plan, but the shares available for incentive stock options granted under the 2006 Incentive Plan will be limited to 27,000,000 shares of Company Common Stock, adjusted as stated above, but not increased by shares subject to expired, forfeited or terminated unexercised awards under the 2001 Stock Plan.

Participation

The Compensation Committee may grant awards under the 2006 Incentive Plan to employees and consultants of the Company and its eligible subsidiaries and affiliates as well as non-employee directors of the Company. However, only employees of the Company and its subsidiaries will be eligible to receive “incentive stock options” under the 2006 Incentive Plan.

As of March 15, 2006, there were approximately 41,600 employees and 15 non-employee directors who would be eligible to receive awards under the 2006 Incentive Plan. Historically, approximately 3,100 of the eligible employees have received equity awards. No awards will be granted under the 2006 Incentive Plan unless the 2006 Incentive Plan is approved by the shareholders. Because it will be within the Compensation Committee’s discretion to determine which employees and directors will receive awards under the 2006 Incentive Plan and the types and amounts of those awards, it is not possible at present to specify the benefits that would be received under the 2006 Incentive Plan by directors, executive officers and other employees if the 2006 Incentive Plan is approved by the shareholders. In addition, the benefits or amounts that would have been received by, or allocated to, those persons for the last completed fiscal year if the 2006 Incentive Plan had been in effect cannot be determined.

Stock Options

A stock option is the right to purchase a specified number of shares of Company Common Stock in the future at a specified exercise price and subject to the other terms and conditions specified in the option agreement and the 2006 Incentive Plan. Stock options granted under the 2006 Incentive Plan will be either “incentive stock options,” which may be eligible for special tax treatment under the Tax Code, or options other than incentive stock options (referred to as “nonqualified stock options”), as determined by the Compensation Committee and stated in the option agreement. The number of shares covered by each option will be determined by the Compensation Committee, but no participant may be granted in any two consecutive fiscal years options for more than 4,000,000 shares of Company Common Stock. The exercise price of each option is set by the Compensation Committee but cannot be less than 100% of the fair market value of the Company’s Common Stock at the time of grant (or, in the case of an incentive stock option granted to a 10% or more shareholder of the Company, 110% of that fair market value). Options granted under the 2006 Incentive Plan in substitution or exchange for options or awards of another company involved in a corporate transaction with the Company or a subsidiary will have an exercise price that is intended to preserve the economic value of the award that is replaced. The fair market value of the Company’s Common Stock is generally determined as the last sale price of the Company’s Common Stock on the NYSE on the option grant date. On March 24, 2006, the fair market value of a share of Company Common Stock was $78.50. The exercise price of any stock options granted under the

2006 Incentive Plan may be paid in cash, shares of Company Common Stock already owned by the option holder or any other method that may be approved by the Compensation Committee, such as a cashless broker-assisted exercise that complies with law.

Options will become exercisable and expire at the times and on the terms established by the Compensation Committee. An option cannot be exercised later than the tenth anniversary of the grant date; however, if the exercise of an option on its scheduled expiration date would violate law, the option may be extended until its exercise would not violate law. Options generally terminate when the holder’s employment or service with the Company and its affiliates terminates. However, an option may be exercised for up to one year following the holder’s termination in specified circumstances, unless the option agreement permits exercise of the option following such termination to any greater or lesser extent.

SARs

SARs may be granted under the 2006 Incentive Plan alone or together with specific stock options granted under the 2006 Incentive Plan. SARs are awards that, upon their exercise, give a participant the right to receive from the Company an amount equal to (1) the number of shares for which the SAR is exercised, multiplied by (2) the excess of the fair market value of a share of Company Common Stock on the exercise date over the grant price of the SAR. The grant price of a SAR cannot be less than 100% of the fair market value of the Company’s Common Stock on the grant date of such SAR. A SAR may be settled in cash, shares or a combination of cash and shares, as determined by the Compensation Committee. SARs will become exercisable and expire at the times and on the terms established by the Compensation Committee, subject to the same maximum time limits as are applicable to options granted under the 2006 Incentive Plan. However, a SAR granted with an option will be exercisable and terminate when the related option is exercisable and terminates. Such an option will no longer be exercisable to the extent that the holder exercises the related SAR. Likewise, a SAR will not be exercisable to the extent that the related option is exercised. The number of shares covered by each SAR will be determined by the Compensation Committee, but no participant may be granted in any two consecutive fiscal years SARs covering more than 4,000,000 shares of Company Common Stock.

Restricted Stock and Restricted Stock Units

Restricted stock awards are shares of Company Common Stock that are awarded to a participant subject to the satisfaction of the terms and conditions established by the Compensation Committee. Until the applicable restrictions lapse, shares of restricted stock are subject to forfeiture and may not be sold, assigned, pledged or otherwise disposed of by the participant who holds those shares. Restricted stock units are denominated in units of shares of Company Common Stock, except that no shares are actually issued to the participant on the grant date. When a restricted stock unit award vests, the participant is entitled to receive shares of Company Common Stock, a cash payment based on the value of shares of Company Common Stock or a combination of shares and cash. Vesting of restricted stock awards and restricted stock units may be based on continued employment or service and/or satisfaction of performance goals or other conditions established by the Compensation Committee. A recipient of restricted stock will have the rights of a shareholder during the restriction period, including the right to receive any dividends, which may be subject to the same restrictions as the restricted stock, unless the Compensation Committee provides otherwise in the grant. A recipient of restricted stock units will have none of the rights of a shareholder unless and until shares are actually delivered to the participant. The number of shares of restricted stock and/or restricted stock units granted to a participant will be determined by the Compensation Committee, but no participant may be granted in any two consecutive fiscal years more than 2,000,000 shares subject to awards of restricted stock or restricted stock units. Upon termination of employment or a period of service, or failure to satisfy other vesting conditions, a participant’s unvested shares of restricted stock and unvested restricted stock units are forfeited unless the participant’s award agreement, or the Compensation Committee, provides otherwise.

Performance Units, Performance Shares and Cash-Based Awards

Performance units, performance shares and cash-based awards granted to a participant are amounts credited to a bookkeeping account established for the participant. A performance unit has an initial value that is established by the Compensation Committee at the time of its grant. A performance share has an initial value equal to the fair market value of a share of Company Common Stock on the date of grant. Each cash-based award has a value that is established by the Compensation Committee at the time of its grant. The number of performance units, performance shares and cash-based awards granted to a participant will be determined by the Compensation Committee; however, no participant may be granted in any two consecutive fiscal years performance units or performance shares with respect to more than 2,000,000 shares or cash-based awards amounting to more than $15,000,000. Whether a performance unit, performance share or cash-based award actually will result in a payment to a participant will depend upon the extent to which performance goals or other conditions established by the Compensation Committee are satisfied. After a performance unit, performance share or cash-based award has vested, the participant will be entitled to receive a payout of cash, shares of Company Common Stock or a combination thereof, as determined by the Compensation Committee. A participant’s award agreement describes the effect of a termination of employment on the participant’s performance units, performance shares or cash-based award.

Other Stock-Based Awards

The Compensation Committee may grant to participants other stock-based awards under the 2006 Incentive Plan, which are valued in whole or in part by reference to, or otherwise based on, shares of Company Common Stock. The form of any other stock-based awards will be determined by the Compensation Committee, and may include a grant or sale of unrestricted shares of Common Stock. The number of shares of Company Common Stock related to an other stock-based award will be determined by the Compensation Committee; however, no participant may be granted in any two consecutive fiscal years other stock-based awards with respect to more than 2,000,000 shares. Other stock-based awards may be paid in shares of Company Common Stock or cash, according to the award agreement. The terms and conditions, including vesting conditions, will be established by the Compensation Committee when the award is made. The Compensation Committee will determine the effect of a termination of employment or service on a participant’s other stock-based awards.

Dividend Equivalents

The Compensation Committee may provide for the payment of dividend equivalents with respect to shares of Company Common Stock subject to an award, such as restricted stock units, that have not actually been issued under that award.

Receipt of Non-Employee Directors Fees in Awards

The Board of Directors may permit a non-employee director to elect to receive up to 100% of his or her retainer fees, meeting fees or other fees in shares of Company Common Stock or other awards under the 2006 Incentive Plan. The Board of Directors may elect to pay a director up to 100% of his or her retainer fees or other fees in shares of Company Common Stock or other awards under the 2006 Incentive Plan. If the award is based on a percentage of retainer fees or other fees that the Board of Directors and/or the director has elected to be paid in awards under the 2006 Incentive Plan, the number of shares of Company Common Stock subject to that award each quarter will be determined by multiplying the applicable percentage of retainer fees or other fees by the retainer fees or other fees and then dividing the product by the fair market value of the Company’s Common Stock on the first day of the quarter.

Performance-Based Awards

Restricted stock awards, restricted stock units, performance units, performance shares, cash-based awards and other stock-based awards subject to performance conditions may be structured to qualify as performance-based compensation that is exempt from the deduction limitations of section 162(m) of the Tax Code, as described under “Certain Federal Income Tax Consequences” below. Awards intended to satisfy this exemption must be conditioned on the achievement of objectively determinable performance goals based on one or more of the performance measures listed below, determined in relation to the Company or its affiliates or any business unit of either or in comparison to a designated group of other companies or index:

• Asset growth	• Combined net worth

• Debt to equity ratio	• Earnings per share

• Revenue growth	• Investment performance

• Operating income (with or without investment income or income taxes)	• Cash flow

• Margin	• Net income, before or after taxes

• Earnings before interest, taxes, depreciation and/or amortization	• Return on total capital, equity, revenue or assets

• Medical loss ratio	• Number of medical or specialty policyholders, members or insured

•   Quality of service metrics

•   Productivity

•   Improved health of members, including enrollment in disease management programs

•   Shareholder value added

•   Medical and/or specialty market share

•   Specialty earnings as a percent of total earnings

•   Consumer perceptions of the Company or the Company’s industry

•   Customer service metrics

•   Administrative expense management

•   Economic profit

•   Stock price appreciation or total shareholder return

•   Medical and/or specialty penetration rate or uninsured rate

•   Associate perceptions or turnover

•   Merger integration synergies

The Compensation Committee will determine whether the performance goals that have been chosen for a particular performance-based award have been met. The Compensation Committee may in its discretion adjust downwards but not upwards amounts payable or benefits granted, issued, retained or vested under a performance-based award described above. The Compensation Committee may not waive the achievement of performance goals applicable to these awards, except in the case of the participant’s death, disability or involuntary termination of employment without cause or a change in control of the Company. The Compensation Committee’s evaluation of the achievement of performance goals may include or exclude any of the following events that occur during a performance period: (a) gains or losses on sales or dispositions, (b) asset write-downs, (c) litigation or claim judgments or settlements, (d) historic environmental obligations, (e) changes in tax law or rate, including the impact on deferred tax liabilities, (f) uninsured catastrophic property losses, (g) the cumulative effect of changes in accounting principles, (h) extraordinary items described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial performance appearing in the Company’s Annual Report on Form 10-K, (i) acquisitions occurring after the start of a performance period or unbudgeted costs incurred related to future acquisitions, (j) operations discontinued, divested or restructured during the performance period including severance costs, (k) gains or losses on refinancing or extinguishment of debt, and (l) foreign exchange gains and losses.

Transferability of Awards

Options, SARs, unvested restricted stock, and other awards under the 2006 Incentive Plan generally may not be sold or otherwise transferred except by will or the laws of descent and distribution. The Compensation Committee may permit awards other than incentive stock options and any related SARs to be transferred for no consideration.

Change of Control

In the event of a change of control of the Company (as defined in the 2006 Incentive Plan), but subject to any contrary law or rule or provision of an award agreement that is in effect under 2006 Incentive Plan prior to the change of control, the Compensation Committee may, in its discretion, provide that: (a) outstanding options, SARs and other stock-based awards will become exercisable as determined by the Compensation Committee; (b) restrictions applicable to outstanding restricted stock awards and other stock-based awards will lapse; (c) outstanding awards will become vested; (d) any outstanding awards otherwise payable on a deferred basis will be paid or distributed; (e) outstanding performance-based awards will be deemed to have been earned for any performance period prior to the effective date of the change of control; (f) there will be substituted for shares subject to options or awards outstanding under the 2006 Incentive Plan shares or other securities of the surviving or successor corporation, or another corporate party to the change of control transaction, with approximately the same value, or cash out outstanding options or awards based on the highest value of the consideration received for the Company’s Common Stock in that transaction, or the highest fair market value of the Company’s Common Stock during the 30 business days immediately prior to the closing or expiration date of the change of control transaction, reduced by the exercise price or grant price of the award, if applicable; and (g) any options or other awards cannot be exercised after or will be terminated after a change of control transaction. However, if the surviving or successor corporation to the Company, or any other corporate party to the change of control transaction, does not agree to assume, or substitute equivalent awards for, options or other awards outstanding under the 2006 Incentive Plan, or in the event of a liquidation of the Company, then, immediately prior to such change of control of the Company, but subject to any contrary law or rule or provision of an award agreement that is in effect under 2006 Incentive Plan prior to the change of control: (1) all outstanding options, SARs and other stock-based awards will become fully exercisable; (2) all restrictions applicable to outstanding restricted stock awards and other stock-based awards will lapse; (3) all outstanding awards will become fully vested; (4) any outstanding awards otherwise payable on a deferred basis will be paid or distributed; and (5) all outstanding performance-based awards will be deemed to have been fully earned at the target level or any higher level of actual performance for the entire performance period prior to the effective date of the change of control, and any such awards denominated in shares will be paid out not later than five days prior to the change of control. None of the actions taken by the Compensation Committee in the event of a change of control may materially impair the previously accrued rights of a participant under an outstanding award without his or her consent, unless the award agreement provides otherwise. However, depending on the nature of the change of control transaction, payment of certain awards may be delayed to comply with Section 409A of the Tax Code.

Changes in Capital

In the event of any corporate event or transaction, such as a stock dividend, stock split, recapitalization, reorganization, merger or consolidation or spin-off, in order to prevent dilution or enlargement of participants’ rights under the 2006 Incentive Plan, the Compensation Committee, in its discretion, will substitute or adjust the number, class and kind of securities that can be delivered under the 2006 Incentive Plan and outstanding awards, the 2006 Incentive Plan’s limits on the number of shares that can be subject to awards granted to a single participant during a single fiscal year, and the price, as applicable, of securities subject to awards outstanding under the 2006 Incentive Plan.

Amendment and Termination

The Board of Directors may amend, alter, suspend or terminate the 2006 Incentive Plan. However, the Board of Directors will be required to obtain approval of the shareholders, if such approval is required by any applicable law or rule, of any amendment of the 2006 Incentive Plan that would: (a) increase the maximum number of shares of Company Common Stock that may be sold or awarded under the 2006 Incentive Plan, or that may be subject to awards granted to a single participant during a single fiscal year, except in the event of certain changes in capital of the Company (as described above under “Changes in Capital”); (b) decrease the minimum option exercise price or SAR grant price required by the 2006 Incentive Plan, except in the event of certain changes in capital of the Company (as described above under “Changes in Capital”); (c) change the class of persons eligible to receive awards under the 2006 Incentive Plan; (d) change the performance measures applicable to awards intended to qualify as performance-based compensation under Section 162(m) of the Tax Code; (e) extend the duration of the 2006 Incentive Plan or the exercise period of any options or SARs granted under the 2006 Incentive Plan; or (f) otherwise require shareholder approval to comply with applicable laws or rules.

The Compensation Committee may amend outstanding awards. However, no amendment or termination of the 2006 Incentive Plan or amendment of outstanding awards may materially impair the previously accrued rights of a participant under any outstanding award without his or her written consent, unless the Board of Directors or the Compensation Committee determines that the amendment is necessary or advisable to comply with laws, regulations, rules or accounting standards. Additionally, the provisions of the 2006 Incentive Plan described above under “Change of Control” may not be amended, terminated or modified on or after the date of a Change of Control to materially impair any participant’s outstanding award without that participant’s written consent. The Board of Directors or the Compensation Committee may appropriately adjust awards under the 2006 Incentive Plan in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in laws, regulations or accounting principles.

The 2006 Incentive Plan prohibits the Company from reducing the exercise price or grant price of an outstanding stock option or SAR or replacing an outstanding stock option or SAR that has an exercise price or grant price above the value of the Company’s Common Stock with a new option or SAR that has a lower exercise price or grant price, or with any other type of new award other than as described under “Changes in Capital” above, without first obtaining shareholder approval.

Duration of 2006 Incentive Plan

If the 2006 Incentive Plan is approved by the shareholders, the 2006 Incentive Plan will become effective as of the date of the Annual Meeting and will continue in effect until all shares of Company Common Stock available under the 2006 Incentive Plan are delivered and all restrictions on those shares have lapsed, unless the 2006 Incentive Plan is terminated earlier by the Board of Directors. No awards may be granted under the 2006 Incentive Plan on or after May 15, 2016.

Non-United States Participants

The Compensation Committee may authorize appropriate procedures and subplans and grant awards or substitutes for awards to permit eligible individuals who are employed outside the United States to participate in the 2006 Incentive Plan or to otherwise conform to the laws or practices of non-U.S. jurisdictions.

Tax Withholding Obligations

The 2006 Incentive Plan authorizes the Company and its affiliates to withhold all applicable taxes from any award or payment under the 2006 Incentive Plan and to take other actions necessary or appropriate to satisfy those tax obligations.

Certain Federal Income Tax Consequences

The following is a brief summary of certain significant United States Federal income tax consequences, under the Tax Code, as in effect on the date of this summary, applicable to the Company and participants in connection with awards under the 2006 Incentive Plan. This summary assumes that all awards will be exempt from, or comply with, the rules under Section 409A of the Tax Code regarding nonqualified deferred compensation. If an award constitutes nonqualified deferred compensation and fails to comply with Section 409A of the Tax Code, the award will be subject to immediate taxation and tax penalties in the year the award vests. This summary is not intended to be exhaustive, and, among other things, does not describe state, local or non-United States tax consequences, or the effect of gift, estate or inheritance taxes. References to “the Company” in this summary of tax consequences mean WellPoint, Inc., or any subsidiary or affiliate of WellPoint, Inc. that employs or receives the services of a recipient of an award under the 2006 Incentive Plan, as the case may be.

The grant of options under the 2006 Incentive Plan will not result in taxable income to the recipient of the option or an income tax deduction for the Company. However, the transfer of Company Common Stock to an option holder upon exercise of his or her option may or may not give rise to taxable income to the option holder and a tax deduction for the Company depending upon whether such option is a nonqualified stock option or an incentive stock option.

The exercise of a nonqualified stock option by an option holder generally results in immediate recognition of taxable ordinary income by the option holder and a corresponding tax deduction for the Company in the amount by which the fair market value of the shares of Company Common Stock purchased, on the date of such exercise, exceeds the aggregate exercise price paid. Any appreciation or depreciation in the fair market value of those shares after the exercise date will generally result in a capital gain or loss to the holder at the time he or she disposes of those shares.

The exercise of an incentive stock option by the option holder is exempt from income tax, although not from the alternative minimum tax, and does not result in a tax deduction for the Company if the holder has been an employee of the Company at all times beginning with the option grant date and ending three months before the date the holder exercises the option (or twelve months in the case of termination of employment due to disability). If the option holder has not been so employed during that time, the holder will be taxed as described above for nonqualified stock options. If the option holder disposes of the shares purchased more than two years after the option was granted and more than one year after the option was exercised, then the option holder will recognize any gain or loss upon disposition of those shares as capital gain or loss. However, if the option holder disposes of the shares prior to satisfying these holding periods (known as a “disqualifying disposition”), the option holder will be obligated to report as taxable ordinary income for the year in which that disposition occurs the excess, with certain adjustments, of the fair market value of the shares disposed of, on the date the incentive stock option was exercised, over the exercise price paid for those shares. The Company would be entitled to a tax deduction equal to that amount of ordinary income reported by the option holder. Any additional gain realized by the option holder on the disqualifying disposition would be capital gain. If the total amount realized in a disqualifying disposition is less than the exercise price of the incentive stock option, the difference would be a capital loss for the holder.

The granting of SARs does not result in taxable income to the recipient of a SAR or a tax deduction for the Company. Upon exercise of a SAR, the amount of any cash the participant receives and the fair market value as of the exercise date of any Company Common Stock received are taxable to the participant as ordinary income and deductible by the Company.

A participant will not recognize any taxable income upon the award of shares of restricted stock which are not transferable and are subject to a substantial risk of forfeiture. Dividends paid with respect to restricted stock prior to the lapse of restrictions applicable to that stock will be taxable as compensation income to the participant. Generally, the participant will recognize taxable ordinary income at the first time those shares become transferable or are no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of those shares when the restrictions lapse. However, a participant may elect to recognize taxable ordinary income upon the award date of restricted stock based on the fair market value of the shares of Company Common Stock subject to the award on the date of the award. If a participant makes that election, any dividends paid with respect to that restricted stock will not be treated as compensation income, but rather as dividend income, and the participant will not recognize additional taxable income when the restrictions applicable to his or her restricted stock award lapse. Assuming compliance with the applicable tax withholding and reporting requirements, the Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by a participant in connection with his or her restricted stock award in the Company’s taxable year in which that participant recognizes that ordinary income.

The granting of restricted stock units does not result in taxable income to the recipient of a restricted stock unit or a tax deduction for the Company. The amount of cash paid or the then-current fair market value of the Company Common Stock received upon settlement of the restricted stock units is taxable to the recipient as ordinary income and deductible by the Company.

The granting of a performance unit, performance share, cash-based award, other stock-based award or dividend equivalent right generally should not result in the recognition of taxable income by the recipient or a tax deduction by the Company. The payment or settlement of a performance unit, performance share, cash-based award, other stock-based award or dividend equivalent right should generally result in immediate recognition of taxable ordinary income by the recipient equal to the amount of any cash paid or the then-current fair market value of the shares of Company Common Stock received, and a corresponding tax deduction by the Company. If the shares covered by the award are not transferable and subject to a substantial risk of forfeiture, the tax consequences to the participant and the Company will be similar to the tax consequences of restricted stock awards, described above. If the award consists of unrestricted shares of Company Common Stock, the recipient of those shares will immediately recognize as taxable ordinary income the fair market value of those shares on the date of the award, and the Company will be entitled to a corresponding tax deduction.

Under Section 162(m) of the Tax Code, the Company may be limited as to federal income tax deductions to the extent that total annual compensation in excess of $1 million is paid to the Company’s Chief Executive Officer or any one of the Company’s other four highest paid executive officers who are employed by the Company on the last day of the Company’s taxable year. However, certain “performance-based compensation” the material terms of which are disclosed to and approved by the Company’s shareholders is not subject to this deduction limitation. The 2006 Incentive Plan has been structured with the intention that compensation resulting from stock options and SARs granted under the 2006 Incentive Plan will be qualified performance-based compensation and, assuming the 2006 Incentive Plan is approved by the shareholders, deductible without regard to the limitations otherwise imposed by Section 162(m) of the Tax Code. The 2006 Incentive Plan allows the Compensation Committee discretion to award restricted stock, performance shares, performance units, cash-based awards and other stock-based awards that are intended to be qualified performance-based compensation, as described under “Performance-Based Awards” above.

Under certain circumstances, accelerated vesting, exercise or payment of awards under the 2006 Incentive Plan in connection with a “change of control” of the Company might be deemed an “excess parachute payment” for purposes of the golden parachute payment provisions of Section 280G of the Tax Code. To the extent it is so considered, the participant holding the award would be subject to an excise tax equal to 20% of the amount of the excess parachute payment, and the Company would be denied a tax deduction for the excess parachute payment.

The Board of Directors recommends a vote FOR the proposal to approve the

WellPoint 2006 Incentive Compensation Plan.

PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Ernst & Young LLP served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2005. The Audit Committee has selected Ernst & Young LLP to continue in that capacity for 2006 and is submitting this matter to shareholders for their ratification. In the event this Proposal is not approved, a selection of another independent registered public accounting firm for the Company will be made by the Audit Committee. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will be given an opportunity to make a statement if he or she desires and is expected to be available to respond to appropriate questions. Notwithstanding ratification by the shareholders, the Audit Committee reserves the right to replace the Company’s independent registered public accounting firm at any time.

The Board of Directors recommends a vote FOR

the ratification of the appointment of

Ernst & Young LLP.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

The following table presents fees for professional audit services provided by Ernst & Young LLP for the audit of the Company’s consolidated financial statements for the years ended December 31, 2005 and 2004, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	Fiscal Year
Fee Category	2005	2004
Audit fees(a)	$6,997,038	$5,378,281
Audit-related fees(b)	1,623,072	909,388
Tax fees(c)	115,691	76,467
All other fees(d)	—	22,070

(a)	Audit fees consisted principally of audit work performed on the consolidated financial statements of the Company, the audit of the effectiveness of the Company’s internal control over financial reporting as of each respective year-end, review of quarterly financial statements, insurance statutory audits, review of registration statements and periodic reports filed with the SEC, review of purchase accounting and other accounting and reporting consultation.
(b)	Audit-related fees consisted principally of employee benefit plan audits, reviews pursuant to Statement on Auditing Standards No. 70, “Service Organizations,” certain agreed upon procedures primarily over claim processing and compliance reviews.
(c)	Tax fees consisted principally of tax compliance, tax advice and tax planning.
(d)	All other fees included agreed upon procedures in connection with the Company’s compliance with certain agreements with the United States government.

THE AUDIT COMMITTEE’S CONSIDERATION OF INDEPENDENCE OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reviewed the nature of non-audit services provided by Ernst & Young LLP and has concluded that these services are compatible with maintaining the firm’s ability to serve as our independent registered public accounting firm.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee of the Board has adopted a policy concerning the pre-approval of audit and non-audit services (the “Policy”). Pursuant to the Policy, unless a type of service to be provided by the independent registered public accounting firm has received pre-approval in connection with the audit engagement letter, such service requires a specific pre-approval by the Audit Committee. In addition, the Audit Committee has delegated pre-approval to the Chairperson of the Audit Committee for engagements of up to $500,000. The Chairperson must report any pre-approval decisions to the Audit Committee at the next scheduled meeting of the Audit Committee. Procedures have been established which require all requests for pre-approval to be submitted to the

Audit Committee or Chairperson by both the independent registered public accounting firm and the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or other designated executive.

All services performed by Ernst & Young LLP and identified under Audit-Related Fees, Tax Fees and All Other Fees were approved by the Audit Committee and/or pursuant to the Audit Committee pre-approval policy. The Audit Committee did not approve any services pursuant to the de minimis exception set forth in 17 CFR 210.2-01(c)(2)(i)(C) or pursuant to the exception set forth in 17 CFR 210.2-01(c)(7)(i)(C).

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is composed of five “independent directors” as that term is defined by the NYSE listing standards and SEC rules. The Board has determined that each current member of the Audit Committee is an “audit committee financial expert” as defined by the SEC’s rules. The Audit Committee operates under a written charter adopted by the Board which details the responsibilities of the Audit Committee.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management is responsible for the Company’s financial statements and reporting process, including the system of internal controls, and has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion of the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an opinion on the effectiveness of the Company’s internal control over financial reporting.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements with the Company’s management and the independent registered public accounting firm. This review included a discussion of the quality and acceptability of the Company’s financial reporting and controls, including the clarity of disclosures in the financial statements. The Audit Committee reviewed, and discussed with management and the independent registered public accounting firm, management’s report and the accounting firm’s report and audit of the Company’s internal control over financial reporting. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), the Sarbanes-Oxley Act of 2002 and related SEC and NYSE rules. In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm’s independence from the Company and its management, including the matters in the written disclosures which were received by the Audit Committee from the independent registered public accounting firm as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

The Audit Committee further discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended, and the Board of Directors approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 as filed with the SEC.

Audit Committee

Victor S. Liss, Chairperson

Warren Y. Jobe

William G. Mays

Ramiro G. Peru

George A. Schaefer, Jr.

EXECUTIVE OFFICERS OF THE COMPANY

Name	Age	Position

Larry C. Glasscock	57	Chairman of the Board, President and Chief Executive Officer

Mark L. Boxer	46	Executive Vice President and Chief Information Officer

Angela F. Braly	44	Executive Vice President, General Counsel and Chief Public Affairs Officer

Randal L. Brown	47	Senior Vice President, Human Resources

David C. Colby	52	Executive Vice President and Chief Financial Officer

Wayne S. DeVeydt	36	Senior Vice President and Chief Accounting Officer

Marjorie W. Dorr	43	Executive Vice President and Chief Strategy Officer

Keith R. Faller	58	President and CEO Central Region and Corporate Executive Vice President

David S. Helwig	49	President and CEO West Region and Corporate Executive Vice President

Joan E. Herman	52	President and CEO Specialty, Senior and State Sponsored Business and Corporate Executive Vice President

Randall J. Lewis	43	Senior Vice President, Internal Audit and Chief Compliance Officer

Samuel R. Nussbaum, M.D.	57	Executive Vice President and Chief Medical Officer

Alice F. Rosenblatt	57	Executive Vice President, Integration Planning/Implementation and Chief Actuary

Michael A. Stocker, M.D.	64	President and CEO East Region and Corporate Executive Vice President

John S. Watts, Jr.	46	President and CEO National Accounts Strategic Business Unit and Corporate Executive Vice President

The ages listed above for each executive officer are as of April 1, 2006. The following is biographical information for our executive officers:

Larry C. Glasscock See biographical information under “Nominees for Director” at page 19.

Mark L. Boxer has served as Chief Information Officer of the Company since November 2005 and has served as Executive Vice President since the Company’s merger with WHN in November 2004. Mr. Boxer served as Chief Strategy Officer from November 2004 until November 2005. From May 2003 to November 2004, he served as Senior Vice President, Chief Strategy and Business Development Officer. Mr. Boxer has held various executive positions since joining the Company in 2000. From 1996 to 2000, he was a Senior Vice President of Information Technology and eBusiness with CIGNA Health Care (managed care and indemnity).

Angela F. Braly has served as Executive Vice President, General Counsel and Chief Public Affairs Officer of the Company since April 1, 2005. Previously, Ms. Braly served as President and CEO of Blue Cross Blue Shield of Missouri (a subsidiary of the Company) since August 2003. She joined RightCHOICE Managed Care Inc. in January 1999, then the parent company of Blue Cross Blue Shield of Missouri, as General Counsel, also overseeing government relations. Prior to that Ms. Braly was a partner in the law firm of Lewis, Rice & Fingersh, L.C.

Randal L. Brown has served as Senior Vice President of Human Resources of the Company since 2001. Prior to joining the Company, Mr. Brown served in a variety of human resource leadership roles for Thomson (video products and services), General Electric Corporation and RCA.

David C. Colby has served as Executive Vice President and Chief Financial Officer of the Company since the merger of WHN with the Company in November 2004. Mr. Colby had been Executive Vice President and Chief Financial Officer of WHN from September 1997. From April 1996 until joining WHN, Mr. Colby was Executive Vice President and Chief Financial Officer and a director of American Medical Response, Inc. (ambulance services and emergency physician practice management). From July 1988 until March 1996, Mr. Colby was with Columbia/HCA Healthcare Corporation (hospital operator), most recently serving as Senior Vice President and Treasurer. From September 1983 until July 1988, Mr. Colby was Senior Vice President and Chief Financial Officer of The Methodist Hospital in Houston, Texas. Mr. Colby serves on the board of managers of Ardent Health Services LLC (hospital operator).

Wayne S. DeVeydt has served as Senior Vice President and Chief Accounting Officer of the Company since March 16, 2005. Prior to joining the Company, Mr. DeVeydt served with PricewaterhouseCoopers LLP (public accounting firm) in many roles since 1996, including most recently as the lead engagement partner for a number of large, national managed care and insurance companies including WHN.

Marjorie W. Dorr has served as Executive Vice President and Chief Strategy Officer of the Company since November 2005. Prior to that, Ms. Dorr served as President and CEO Northeast Region and Corporate Executive Vice President of the Company from November 2004 until November 2005 and was President of Anthem East from 2000 to November 2004. She has held numerous executive positions since joining Anthem Insurance in 1991, including Vice President of Corporate Finance; Chief Financial Officer of Anthem Casualty Insurance Group; President and director of Anthem Prescription Management, LLC; and Chief Operating Officer of Anthem Health Plans, Inc. in Connecticut.

Keith R. Faller has served as President and CEO Central Region and Corporate Executive Vice President of the Company since November 2004 and was President of Anthem Midwest from 1997 to November 2004. He has held numerous executive positions since joining Anthem Insurance in 1970, including Senior Vice President for Customer Administration; President and Chief Executive Officer of Acordia of the South; Executive Vice President, Acordia, Inc.; President and Chief Executive Officer, Anthem Life Insurance Company; Executive Vice President, Health Insurance; Chief Executive Officer of Anthem Health Plans; and President and Chief Executive Officer, Acordia Small Business Benefits, Inc.

David S. Helwig has served as President and CEO West Region and Corporate Executive Vice President of the Company since the merger of WHN with the Company in November 2004. Previously, Mr. Helwig had been Executive Vice President, Blue Cross of California Businesses of WHN since February 2002. He has held numerous executive positions since joining WHN in 1995, including Executive Vice President, Large Group Division, Senior Vice President, Western Region, Large Group Businesses and Senior Vice President and Chief Actuary.

Joan E. Herman has served as President and CEO Specialty, Senior and State Sponsored Business and Corporate Executive Vice President of the Company since the merger of WHN with the Company in November 2004. Ms. Herman joined WHN in June 1998 as Executive Vice President, Specialty Division. She has held numerous executive positions since joining WHN in 1998, including Executive Vice President, Senior and Specialty Businesses and Executive Vice President, Senior, Specialty and State-Sponsored Programs Division. Ms. Herman is a member of the Society of Actuaries and the American Academy of Actuaries.

Randall J. Lewis has served as Senior Vice President, Internal Audit and Chief Compliance Officer of the Company since the merger of WHN with the Company in November 2004. Previously, Mr. Lewis was serving as Senior Vice President, Internal Audit, Process Improvement, and Chief Compliance Officer of the Company since July 2003. Before joining the Company, he served six years at Wells Fargo & Company (financial services holding company) as managing director of Corporate Development and as executive vice president and chief auditor. Prior to Wells Fargo, Mr. Lewis worked 12 years for GE in a variety of finance and operations roles primarily in the company’s financial services subsidiary, GE Capital.

Samuel R. Nussbaum, M.D. has served as Executive Vice President and Chief Medical Officer of the Company since 2001. From 1996 to 2000, Dr. Nussbaum served both as Executive Vice President for Medical Affairs and System Integration at BJC Health System of St. Louis (academic and community integrated health and hospital system) and as Chief Executive Officer of Health Partners of the Midwest (health plan). Prior to that, Dr. Nussbaum was President and Chief Executive Officer of Physician Partners of New England, Senior Vice President for Health Care Delivery at Blue Cross Blue Shield of Massachusetts and a professor at Harvard Medical School.

Alice F. Rosenblatt has served as Executive Vice President, Integration Planning/Implementation and Chief Actuary of the Company since the merger of WHN with the Company in November 2004. Previously, Ms. Rosenblatt had been Executive Vice President, Actuarial and Integration Planning and Implementation, and Chief Actuary of WHN since March 2002. She has held numerous executive positions since joining WHN in 1996, including Senior Vice President, Actuarial and Integration Planning and Implementation and Chief Actuary; Senior Vice President, Integration Planning and Implementation, Senior Vice President, Mergers and Acquisitions Integration and Senior Vice President, Chief Actuary.

Michael A. Stocker, M.D. has served as President and CEO East Region and Corporate Executive Vice President of the Company since the acquisition of WellChoice by the Company in December 2005. Prior to that, Dr. Stocker served as Chief Executive Officer and director of WellChoice from August 2002 until December 2005 and as its President from January 2003 until December 2005. Dr. Stocker served as Chief Executive Officer and director of Empire HealthChoice, Inc., an affiliate of WellChoice, from October 1994 until December 2005 and served as President of Empire HealthChoice, Inc. from October 1994 to March 2001. From February 1993 to October 1994, Dr. Stocker was the President of CIGNA Healthplans. Dr. Stocker also served as Executive Vice President, General Manager for the Greater New York Market of U.S. Healthcare.

John S. Watts, Jr. has served as President and CEO National Accounts Strategic Business Unit and Corporate Executive Vice President of the Company since the merger of WHN with the Company in November 2004. Previously, Mr. Watts had been Chief Executive and President of Blue Cross Blue Shield of Georgia since January 2003. He has held numerous executive positions since joining WHN in 1995, including Senior Vice President for Blue Cross Blue Shield of Georgia’s Large Group Division, Acting Senior Vice President, UNICARE commercial accounts for WHN’s Large Group Division, eastern, southern and central regions and General Manager of Blue Cross of California’s Large Group Services, key and major accounts serving employer groups of 51 to 2,000 employees.

The above information includes business experience during the past five years for each of the Company’s executive officers. Executive officers of the Company serve at the discretion of the Board of Directors. There is no family relationship between any of the directors or executive officers of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of the Company’s Common Stock, to file reports of ownership with the SEC. Such persons also are required to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such forms received by us, or written representations from certain reporting persons, we believe that from January 1, 2005 through February 15, 2006, our executive officers, directors, and greater than 10% shareholders complied with all applicable filing requirements relating to the Company’s Common Stock, except that due to administrative errors the following late filings were made: (i) Mr. Brown failed to timely report an option exercise of 40,000 shares of Company Common Stock on February 7, 2006; (ii) Ms. Herman failed to timely report a transfer out of the WellPoint stock fund in her 401(k) of 2,578 (post split amount 5,156) shares of Company Common Stock on May 17, 2005; (iii) Ms. Kapustay

failed to timely report a distribution of 7,070 (post split amount 14,140) shares of Company Common Stock to her from a deferred compensation plan on April 5, 2005; (iv) Dr. Stocker failed to timely file his initial Form 3 on January 7, 2006; (v) Mr. Schaeffer failed to timely report a distribution of 35,875 (post split amount 71,750) shares of Company Common Stock to him from a deferred compensation plan on February 2, 2005; and (vi) Mr. Zuccotti failed to timely file his initial Form 3 on January 7, 2006.

STANDARDS OF ETHICAL BUSINESS CONDUCT

The Company has adopted Standards of Ethical Business Conduct (the “Code”) for directors, management and other associates of the Company. The purpose of the Code is to focus on areas of ethical risk, provide guidance in recognizing and dealing with ethical issues, provide mechanisms to report unethical conduct and help foster a culture of honesty and integrity. The Code is posted on the Company’s web site at www.wellpoint.com under the Corporate Governance tab, and is available in print upon request to our Secretary, WellPoint, Inc., 120 Monument Circle, Mail No. IN12B-315, Indianapolis, Indiana 46204.

Everyone is expected to act in accordance with the requirements of the Code. Waivers of the Code for any director, the chief executive officer, the chief financial officer and other executive officers may only be made by the Board or by a Board committee composed of independent directors. Any such waiver and any amendment to the Code will be posted on the Company’s web site at www.wellpoint.com under the Corporate Governance tab and otherwise disclosed as required by law. During fiscal year 2005 there were no waivers of the Code for any director, the chief executive officer, the chief financial officer or any other executive officer of the Company.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth certain information regarding compensation paid during each of the Company’s last three years to the Company’s Named Executive Officers.

Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus[1] ($)	Other Annual Compensation ($)[2]	Restricted Stock Awards ($)[3]	Securities Underlying Options/ SARs (#)[4]	LTIP Payouts ($)[5]		All Other Compensation ($)[6]
Larry C. Glasscock Chairman of the Board, President and Chief Executive Officer	2005 2004 2003	$1,250,000 1,081,600 1,040,000	$3,433,559 4,081,498 2,311,845	$522,725 283,445 273,006	$3,168,000 — 21,243,000	400,000 400,000 400,000	$	— — 21,243,000	$148,855 153,236 101,868

David C. Colby[7] Executive Vice President and Chief Financial Officer	2005 2004 2003	$666,096 53,082 —	$1,244,172 117,367 —	$474,600 — —	$1,029,600 3,273,000 —	130,000 — —	$	— — —	$112,665 5,358 —

Keith R. Faller President and CEO Central Region and Corporate Executive Vice President	2005 2004 2003	$650,000 539,500 500,000	$1,383,894 1,383,069 777,720	$168,416 397,491 139,044	$1,029,600 2,727,500 5,958,225	130,000 110,000 80,000	$	— — 5,958,225	$63,469 269,730 37,254

Joan E. Herman[8] President and CEO Specialty, Senior and State Sponsored Business and Corporate Executive Vice President	2005 2004 2003	$573,022 45,948 —	$978,936 91,146 —	$5,373 — —	$792,000 2,727,500 —	212,188 — —	$	— — —	$138,393 4,539 —

John S. Watts, Jr.[9] President and CEO National Accounts Strategic Business Unit and Corporate Executive Vice President	2005 2004 2003	$555,667 45,438 —	$966,910 63,911 —	$3,568 — —	$792,000 2,727,500 —	100,000 — —	$	— — —	$125,953 3,967 —

[1] •

For 2005: The amounts in this column represent Annual Incentive Plan awards earned during 2005 which were paid in 2006. Amounts awarded up to 200% of the target award were paid in cash and amounts in excess of 200% of the target award were paid in shares of restricted stock issued under the 2001 Stock Plan, one-third of which will vest on each of March 1, 2007, 2008 and 2009, except that the restricted shares will vest immediately if the executive retires or is terminated by the Company without cause. An additional amount equal to 6% of the amount in excess of 200% of the target award was granted in restricted shares to replace the Company match, which the executive would have received under the WellPoint, Inc. Comprehensive Non-Qualified Deferred Compensation Plan had the award been paid in cash. Mr. Glasscock’s award was earned at 218.63% of the target award and consisted of $3,125,055 paid in cash and 4,028 restricted shares with a value of $308,504 at a stock price of $76.59. Mr. Colby’s award was earned at 218.63% of the target award and consisted of $1,132,427 paid in cash and 1,459 restricted shares with a value of $111,745 at a stock price of $76.59. Mr. Faller’s award was earned at 262.39% of the target award and consisted of $1,040,005 paid in cash and 4,490 restricted shares with a value of $343,889 at a stock price of $76.59. Ms. Herman’s award was earned at 212.78% of the target award and consisted of $916,898 paid in cash and 810 restricted shares with a value of $62,038 at a stock price of $76.59. Mr. Watts’ award was earned at 216.52% of the target award and consisted of $889,095 paid in cash and 1,016 restricted shares with a value of $77,815 at a stock price of $76.59.

•	For 2004: For Mr. Glasscock and Mr. Faller, the amounts in this column consist of (i) Annual Incentive Plan awards to Mr. Glasscock ($2,057,878) and Mr. Faller ($776,413) earned during 2004 which were paid in 2005, and (ii) awards under the Anthem Long-Term Incentive Plan (the “LTIP”) for Mr. Glasscock ($2,023,620) and Mr. Faller ($606,656) earned for the 2004 performance period which were paid in 2005. The awards under the LTIP relating to the 2004 performance period are included in the “Bonus” column pursuant to SEC guidance since they relate to performance over a one-year, instead of a multi-year, period. For Mr. Colby, Ms. Herman and Mr. Watts, the amounts in this column represent one-twelfth of the Guaranteed Annual Bonus pursuant to the WHN Officer Change in Control Plan earned during the period of 2004 after the merger with WHN, which were paid in 2005.
•	For 2003: The amounts in this column represent the Annual Incentive Plan awards earned during 2003 which were paid in 2004.
[2]	The amounts in this column include perquisites and other personal benefits unless the total amount of perquisites received by the Named Executive Officer does not exceed the lesser of $50,000 or 10% of such Named Executive Officer’s total salary and bonus for that year. In accordance with SEC regulations, where the perquisites received by a Named Executive Officer meet the reporting threshold, the type and amount of any perquisite exceeding 25% of the total perquisites for such individual is described in this footnote.
•	For 2005: Mr. Glasscock received $42,000 in cash and $10,000 in reimbursements as part of the Directed Executive Compensation Program. In addition, for Mr. Glasscock, the amount includes (i) $125,000 for his legal expenses related to his new employment agreement; (ii) $67,393 in a tax “gross-up” payment that the Company made in conjunction with Mr. Glasscock’s legal expenses related to his new employment agreement; (iii) $163,819 in the above-market portion of interest paid on his deferred compensation; and (iv) $90,843 in the above-market portion of interest paid on his deferred long-term incentive payments. For Mr. Colby, the amount includes (i) relocation expenses paid by the Company of $277,022; (ii) a tax gross-up payment of $172,917 relating to the relocation expenses paid by the Company; and (iii) a tax gross-up payment of $4,396 relating to financial planning services paid by the Company. For Mr. Faller, the amount includes (i) $1,136 in a tax gross-up payment relating to the travel expenses for Mr. Faller’s spouse paid by the Company; (ii) $62,530 in the above-market portion of interest paid on his deferred compensation; and (iii) $104,750 in the above-market portion of interest paid on his deferred long-term incentive payments. For Ms. Herman, the amount consists of a tax gross-up payment of $5,373 relating to financial planning services paid by the Company. For Mr. Watts, the amount consists of a tax gross-up payment of $3,568 relating to financial planning services paid by the Company.
•	For 2004: Mr. Glasscock received $42,000 in cash and $10,000 in reimbursements as part of the Directed Executive Compensation Program. Amounts include the above-market portion of interest paid on the deferred compensation for Mr. Glasscock ($143,319) and Mr. Faller ($46,022) and the above-market portion of interest paid on the deferred long-term incentive payments for Mr. Glasscock ($88,126) and Mr. Faller ($101,618). The amount for Mr. Faller includes $249,851 in a tax gross-up payment relating to the rollout of a former split dollar life insurance program to a full whole life insurance policy.
•	For 2003: Mr. Glasscock received $42,000 in cash and $10,000 in reimbursements as part of the Directed Executive Compensation Program and $26,124 in legal expenses, which were paid for by the Company. Amounts include the above-market portion of interest paid on the deferred compensation for Mr. Glasscock ($107,956) and Mr. Faller ($38,810) and the above-market portion of interest paid on the deferred long-term incentive payments for Mr. Glasscock ($86,926) and Mr. Faller ($100,233).

[3]	All numbers of shares of restricted stock and per share dollar amounts in this footnote have been adjusted to reflect the May 31, 2005 two-for-one stock split, if applicable.
•	For 2005: Grants of restricted stock were made to the Named Executive Officers in 2005 as follows: Mr. Glasscock, 50,000 shares, Mr. Colby, 16,250 shares, Mr. Faller, 16,250 shares, Ms. Herman 12,500 shares, and Mr. Watts, 12,500 shares. These restricted shares were awarded on April 4, 2005 at $63.36 per share, the closing price of the Company’s Common Stock on the NYSE on the date of grant. One-third of the restricted stock vested on April 4, 2006, and one-third of the restricted stock will vest on each of April 4, 2007 and 2008.
•	For 2004: In addition to the restricted stock grants made in April 2004 pursuant to the terms of the 2001 Anthem Long Term Incentive Plan (the “2001 LTIP”) as described in the next paragraph of this footnote 3, grants of restricted stock were made to certain of the Named Executive Officers in 2004 as follows: Mr. Colby, 60,000 shares, Mr. Faller, 50,000 shares, Ms. Herman, 50,000 shares and Mr. Watts 50,000 shares. These restricted shares were awarded on December 1, 2004 at $54.55 per share, the closing price of the Company’s Common Stock on the NYSE on the date of grant. One-half of the restricted stock will vest on each of December 1, 2006 and December 1, 2007.
•	For 2003: No restricted stock grants were made to the Named Executive Officers in 2003; however, pursuant to the 2001 LTIP for the 2001-2003 performance period, awards in restricted stock were granted to Mr. Glasscock and Mr. Faller. In 2004, Mr. Glasscock was awarded 464,378 shares and Mr. Faller was awarded 130,248 shares. The restricted shares were awarded at $45.745 per share, the closing price of the Company’s Common Stock on the NYSE on April 2, 2004. The awards were made in 2004 pursuant to the terms of the 2001 LTIP. One-half of the restricted stock vested on each of April 2, 2005 and April 2, 2006.
•	At 2005 year-end: At December 31, 2005, Mr. Glasscock held 282,189 shares of restricted stock valued at $22,515,860; Mr. Colby held 90,384 shares of restricted stock valued at $7,211,739; Mr. Faller held 131,374 shares of restricted stock valued at $10,482,331; Ms. Herman held 76,634 shares of restricted stock valued at $6,114,627; and Mr. Watts held 76,634 shares of restricted stock valued at $6,114,627. The Company currently has no plans to pay dividends on the restricted stock.
[4]	The number of shares of Common Stock underlying stock options shown in this column have been adjusted to reflect the May 31, 2005 two-for-one stock split, if applicable.
[5] •	For 2005: No awards were granted under the LTIP for 2005.
•	For 2004: Amounts earned for the 2004 performance period under the LTIP are included under the “Bonus” column pursuant to SEC guidance since they relate to performance over a one-year, instead of a multi-year, period.
•	For 2003: Amounts represent awards earned for the 2001-2003 performance period under the 2001 LTIP but not paid until 2004.
[6]	The amounts in this column represent matching contributions under the applicable 401(k) and deferred compensation plans for the Named Executive Officers as well as life insurance premiums paid on behalf of Mr. Colby, Ms. Herman and Mr. Watts in the amounts of $8,081, $6,826 and $3,109, respectively.
[7]	Mr. Colby has served as Executive Vice President and Chief Financial Officer of the Company since the merger of WHN with the Company in November 2004. He had previously been the Executive Vice President and Chief Financial Officer of WHN. Compensation reported for Mr. Colby for 2004 is that which was earned or paid following the merger.
[8]	Ms. Herman has served as President and CEO Specialty, Senior and State Sponsored Business and Corporate Executive Vice President of the Company since the merger of WHN with the Company in November 2004. She had previously been Executive Vice President, Specialty Division of WHN. Compensation reported for Ms. Herman for 2004 is that which was earned or paid after the merger.
[9]	Mr. Watts has served as President and CEO National Accounts Strategic Business Unit and Corporate Executive Vice President of the Company since the merger of WHN with the Company in November 2004. He had previously been Chief Executive Officer and President of Blue Cross Blue Shield of Georgia. Compensation reported for Mr. Watts for 2004 is that which was earned or paid following the merger.

Directed Executive Compensation Program

The Directed Executive Compensation Program is an executive perquisite plan that provides officers of the Company with flexibility to tailor certain benefits to meet their needs using a combination of cash and core credits. The amount of cash and core credits the executive receives is based upon his or her position with the Company, with the President and Chief Executive Officer receiving $57,000 per year total in cash and core credits, executive vice presidents receiving $45,000 per year total in cash and core credits and senior vice presidents receiving $28,000 per year total in cash and core credits. Cash credits under the Directed Executive Compensation Program may be used by the executive for his or her choice of benefits, including the following: automobile-related benefits, first class air travel, airline clubs, savings or retirement accounts and additional life insurance or long-term disability insurance. Core credits may be used for financial/retirement planning, estate planning, tax return preparation and legal services relating to these services, plus tax, legal and financial investment magazine subscriptions and tax and legal software. Newly hired or promoted executives will participate in the program at the beginning of the month following their hire date or the effective date of their promotion and receive a prorated amount of credits for the year. During 2005, former WHN executives did not participate in the Directed Executive Compensation Program, but received similar levels of perquisites from the Company.

OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth information about stock options granted to the Named Executive Officers in fiscal year 2005.

	Individual Grants				Grant Date Present Value ($)[4]
Name	Number of Securities Underlying Options/SARs Granted (#)[1]	Percent of Total Options Granted to Employees in Fiscal Year[2]	Exercise or Base Price ($/Sh)[3]	Expiration Date
Larry C. Glasscock	400,000[5]	4.08%	$63.36	4/4/2015	$7,754,000
David C. Colby	130,000[5]	1.33%	63.36	4/4/2015	2,520,000
Keith R. Faller	130,000[5]	1.33%	63.36	4/4/2015	2,520,000
Joan E. Herman	100,000[5]	1.02%	63.36	4/4/2015	1,938,500
	18,850[6]	0.19%	61.03	2/6/2012	351,970
	14,350[6]	0.15%	61.03	2/10/2009	267,945
	29,010[6]	0.30%	61.03	2/4/2013	541,678
	5,498[6]	0.06%	61.03	2/10/2010	102,659
	16,696[6]	0.17%	61.03	1/25/2014	311,750
	1,930[6]	0.02%	61.03	1/31/2011	36,037
	25,854[7]	0.26%	66.50	2/4/2013	526,017
John S. Watts, Jr.	100,000[5]	1.02%	63.36	4/4/2015	1,938,500

[1]	No stock appreciation rights were granted in 2005. The number of shares of Common Stock underlying stock options shown in this column have been adjusted to reflect the May 31, 2005 two-for-one stock split, if applicable.
[2]	Based on an aggregate of 9,799,836 options granted to associates during fiscal year 2005.
[3]	All options were granted at an exercise price equal to the fair market value based on the closing market value of the Company’s Common Stock on the NYSE on the date of grant. The exercise price per share has been adjusted to reflect the May 31, 2005 two-for-one stock split, if applicable.
[4]

A binomial lattice option pricing model was used to estimate the grant date present value of these options. The estimated values of these options were determined using the following assumptions: a volatility of 28%, a historic average dividend yield of 0.00%, a risk-free rate of return of 4.09%, and an implied expected life of 3.9 years. The estimated values do not reflect any adjustments for risk of forfeiture or restrictions on transferability. There is no assurance that the value realized by an executive, if any, will be at or near the value estimated by the binomial lattice model. Future compensation resulting from option grants will be based solely on the performance of the Company’s stock price.
[5]	Consists of options granted as of April 4, 2005 under the 2001 Stock Plan, which vest in six equal installments. The first two installments vested on each of October 4, 2005 and April 4, 2006. The remaining four installments will vest on each of October 4, 2006, April 4, 2007, October 4, 2007 and April 4, 2008.
[6]	Consists of stock options from a March 1, 2005 stock option exercise reload grant, which immediately vested.
[7]	Consists of stock options from a June 1, 2005 stock option exercise reload grant, which immediately vested.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL

YEAR AND FISCAL YEAR-END OPTION VALUES

The following table sets forth certain information about exercises by the Named Executive Officers during fiscal year 2005 and the stock options held by the Named Executive Officers at fiscal year end. No SARs were exercised or outstanding in fiscal year 2005.

	Shares Acquired On Exercise (#)[1]	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In- The-Money Options at Fiscal Year-End ($)[2]
			Exercisable	Unexercisable[3]	Exercisable	Unexercisable[3]
Larry C. Glasscock	—	$—	866,665	733,335	$35,104,615	$20,831,385
David C. Colby	—	—	1,788,300	260,024	91,913,811	8,300,136
Keith R. Faller	133,333	3,678,770	58,332	208,335	1,661,649	5,563,099
Joan E. Herman	491,445	15,148,552	304,989	208,158	9,780,075	6,820,211
John S. Watts, Jr.	75,642	2,125,071	82,390	201,958	3,350,644	6,496,323

[1]	The number of shares shown in this column have been adjusted to reflect the May 31, 2005 two-for-one stock split, if applicable.
[2]	In accordance with SEC rules, the value at fiscal year-end is calculated as the difference between (i) the closing price of the Company’s Common Stock on the NYSE on December 30, 2005 ($79.79), and (ii) the aggregate option price. The actual amount realized from unexercised options is dependent upon the price of the Company’s Common Stock at the time the shares obtained upon exercise of such options are sold and, as to unexercisable options, whether restrictions of such options lapse.
[3]	Includes shares of Company Common Stock underlying options that vested upon the merger with WHN, but as to which the individual has voluntarily agreed not to exercise prior to the time the related options would have become exercisable in accordance with their original vesting schedule. See “Security Ownership of Certain Beneficial Owners and Management.”

COMPENSATION PLANS

Annual Incentive Plan

Under the Annual Incentive Plan (the “AIP”), participants are eligible to receive cash awards based upon the achievement of performance measures established by the Compensation Committee. Such cash awards are stated as a percentage of earnings payable to the eligible associates, with a range of targets from 5% to 140%. Actual amounts payable are adjusted up or down for performance at or above targeted levels of performance, with a maximum award of 200% of target (excluding selected participants whose maximum award is 300% of target). The maximum cash award for executive officers is 200% of target. Earned amounts in excess of 200% are paid in restricted stock issued under the 2001 Stock Plan that vests over three years, except that the restricted stock will vest immediately if the executive retires or is terminated by the Company without cause. Amounts payable under the AIP are paid during the year immediately following the performance year and are payable only upon approval of the Compensation Committee. Participants must have been employed on or before October 1 of the performance year in order to receive a payment under the AIP. Also, participants must have been actively employed by the Company on the last business day of the plan year to receive an award. In the event of a death, qualified retirement or an approved disability of a participant, a prorated amount may be payable.

WHN Officer Change In Control Plan

Under the WHN Officer Change In Control Plan, eligible officers, upon a change in control (as defined in the Plan), were entitled to receive (i) any earned, but unpaid bonus or other incentive compensation for a prior completed period; and (ii) a Guaranteed Annual Bonus (calculated as defined in the Plan) for the fiscal year in which the change in control occurred. The change in control occurred in November 2004, and the 2004 plan year payments were made in March 2005. If the officers continue employment through the first anniversary and second anniversary of the change in control date, such officer will be entitled to the Completion Bonus (calculated as defined in the Plan). The first anniversary Completion Bonus payment was made in December 2005.

Officers will be eligible to receive additional severance benefits under the WHN Officer Change in Control Plan if the Company or any Affiliate (as defined in the WHN Officer Change in Control Plan) involuntarily terminates (other than for cause) or constructively discharges the officer within 36 months after a change in control. The basic severance benefit is 300% of base salary plus 300% of the Plan Bonus (as defined in the WHN Officer Change in Control Plan) then in effect for an executive vice president. Officers also receive various additional benefits including, in the case of executive vice presidents, contributions to the WellPoint Health Networks Pension Accumulation Plan and the former WellPoint 401(k) Retirement Savings Plan and deferred compensation plan as if such officer had remained employed by the Company for an additional three years and made the maximum salary deferrals and supplementary salary deferrals eligible for matching and supplemental matching contributions under such plans. Officers at the level of executive vice president participating in the WellPoint Health Networks Inc. Supplemental Executive Retirement Plan described below will also become immediately vested in the benefits under such plan and will be credited with an additional three years of service for purposes of benefits under such plan. Finally, officers will continue to receive financial planning services, outplacement services and, in the case of executive vice presidents, health and welfare benefits for a period of up to three years.

Anthem 2001 Long-Term Incentive Plan

The Anthem 2001 Long-Term Incentive Plan (the “2001 LTIP”) was established prior to the Company’s initial public offering in November 2001. Senior executives, as were recommended by the CEO and approved by the Compensation Committee, were participants in the 2001 LTIP. The 2001 LTIP operated during successive three-year periods. Senior executives who were actively employed by the Company on the last business day of the period could receive an award. Under the 2001 LTIP, the Compensation Committee established performance goals for the Company at the beginning of each three-year performance period, which included specific strategic objectives such as growth in net income, operating margin and comparison of performance against peer companies. At the end of the period, the Compensation Committee judged the performance of the Company against the established goals. For each participant, a target award was established from 30% to 150% of the annual base salary for each year of the three-year period. Actual amounts payable were adjusted up or down for performance above or below targeted levels of performance with an expected threshold award of 50% of target if minimum results were achieved. Awards under the 2001 LTIP in each three-year period became payable upon approval of the Compensation Committee and were paid in the year immediately following the end of the period, with the executive having the option to defer payment.

For the three-year performance period January 1, 2001 to December 31, 2003, there was no maximum limitation on the amount of payout under the 2001 LTIP. As a result of the Company’s performance during such period as compared to our peers and goals previously established by the Compensation Committee, payouts in 2004 were approximately 9.7 times the estimated Target Award for each participant. The payout amounts (50% in restricted stock vesting in two equal annual installments commencing April 2005 and 50% in cash paid in 2004) were as follows: Mr. Glasscock ($42,486,000) and Mr. Faller ($11,916,450).

Since the shareholders approved the Anthem Incentive Program at the Annual Meeting of Shareholders on May 12, 2003, the 2001 LTIP terminated after completion of the 2001-2003 performance period and payout of any awards in 2004. The amount of the payout was determined after the end of fiscal year 2003.

Anthem Long-Term Incentive Plan

The Anthem Long-Term Incentive Plan (the “LTIP”) was approved by the Board on January 27, 2003 as part of the Anthem Incentive Program and approved by the shareholders at the 2003 Annual Meeting of Shareholders on May 12, 2003.

Under the LTIP, the Compensation Committee established performance goals related to performance criteria for the Company at the beginning of each performance period, such as asset growth; combined net worth; debt to equity ratio; earnings per share; revenue; investment performance; operating income (with or without investment income or income taxes); cash flow; margin; net income (before or after taxes); earnings before interest, taxes, depreciation and/or amortization; return on total capital, equity, revenue, or assets; medical loss ratio; number of policyholders or insureds; quality of service metrics; customer service metrics; productivity; administrative expense management; or improved health of members. At the end of the performance period, the Compensation Committee judges the performance of the Company against the established goals. For each participant, a target award was established from 30% to 150% of the annual base salary for each year of the performance period. Actual amounts payable are adjusted up or down for performance above or below targeted levels of performance with an expected threshold award of 50% of target if minimum results are achieved. Awards were capped at 200% of target awards.

Awards under the LTIP in each performance period became payable upon approval of the Compensation Committee and were paid in the year immediately following the end of the performance period, with the executive having the option to defer payment. Awards could relate to, and upon vesting could be paid in, the form of non-restricted stock, restricted stock, cash or partly in non-restricted stock and/or restricted stock and partly in cash, as the Compensation Committee determined, with any use of non-restricted stock or restricted stock made through the 2001 Stock Plan. Payment of any award or portion thereof regardless of whether vested or not (other than deferred vested awards) to a participant required the participant to refrain from engaging in any activity which is competitive with the Company.

Due to the then-pending merger with WHN, a special one-year performance period was established for certain Anthem executives from January 1, 2004 to December 31, 2004. As a result of the Company’s performance during such period as compared to our peers and goals previously established by the Compensation Committee, payouts in 2005 were paid at 125% of the target award for each participant. The payout amounts, made in cash, were as follows: Mr. Glasscock ($2,023,620) and Mr. Faller ($606,656).

Beginning in 2005, the Compensation Committee elected to include long-term compensation as an integral part of overall compensation. There is no specific long-term cash incentive plan. Instead, long-term awards for certain senior executives are determined based on overall performance and are paid under the Anthem 2001 Stock Incentive Plan, as described below.

Anthem 2001 Stock Incentive Plan

The Company adopted the Anthem 2001 Stock Incentive Plan as amended and restated on January 1, 2003 (the “2001 Stock Plan”), to promote the interests of the Company and its shareholders and to further align the interests of the Company’s associates with its shareholders. Directors, executives and associates, as selected by the Compensation Committee, participate in the 2001 Stock Plan. The Compensation Committee administers the 2001 Stock Plan and has discretion to determine whether to grant incentive awards, the types of incentive awards to grant and any requirements and restrictions relating to incentive awards. The 2001 Stock Plan is an omnibus plan, which allows for the grant of stock options, stock, restricted stock, phantom stock, stock appreciation rights and performance awards. The Committee is also authorized to grant shares of restricted and unrestricted Common Stock in lieu of obligations to pay cash under other plans and compensatory arrangements including the AIP, the 2001 LTIP and the LTIP.

The 2001 Stock Plan reserves for issuance 36,000,000 shares (as adjusted for the May 31, 2005 two-for-one stock split) of the Company’s Common Stock for incentive awards to associates and non-employee directors. In addition, 4,000,000 shares (as adjusted for the May 31, 2005 two-for-one stock split) have been reserved solely for issuance under grants of stock options to substantially all of the Company’s associates (and for issuance under similar grants that may be made to new associates) other than executive officers participating in the Company’s LTIP. Options covering 2,958,000 of these shares (as adjusted for the May 31, 2005 two-for-one stock split) were granted to substantially all associates at the time of the initial public offering. If any grant is for any reason canceled, terminated or otherwise settled without the issuance of some or all of the shares of Common Stock subject to the grant, such shares will be available for future grants. If the 2006 Stock Incentive Plan is approved by our shareholders at the Annual Meeting, no new awards will be made under the Anthem 2001 Stock Incentive Plan.

Trigon Stock Incentive Plans

The Trigon 1997 Stock Incentive Plan and the Trigon Non-Employee Directors Stock Incentive Plan (the “Trigon Plans”) were approved by its shareholders on April 16, 1997 and February 19, 1997, respectively. Under the 1997 Stock Incentive Plan, employees of Trigon received equity-based compensation, including performance awards, restricted stock, performance stock, options and stock appreciation rights. Under the Trigon Non-Employee Directors Stock Incentive Plan, non-employee directors received options to purchase Trigon Common Stock. Upon the approval by the shareholders of Trigon of the merger agreement by and among the Company, AI Sub Acquisition Corp. and Trigon dated April 28, 2002 (the “Trigon Merger”), the stock options under the Trigon Plans became vested and fully exercisable. At the completion of the Trigon Merger each Trigon employee or director stock option outstanding under the Trigon Plans was converted into fully vested options to purchase the Company’s Common Stock. All other terms of the Trigon stock options remained unchanged after the conversion. The Company assumed Trigon’s obligations with respect to the stock options that were converted into Company options. No additional equity-based compensation may be issued from the Trigon Plans.

WHN Stock Incentive Plans

The WellPoint Health Networks Inc. 1999 Stock Incentive Plan (the “1999 Plan”) was approved by its stockholders on May 11, 1999. Under the 1999 Plan, employees of WHN and its subsidiaries received equity-based compensation, including restricted stock and stock options. At the time of the Company’s merger with WHN, WHN employees and directors also had stock options outstanding under (i) the WellPoint Health Networks Inc. 2000 Stock Option Plan (the “2000 Plan”); (ii) the RightCHOICE Managed Care, Inc. 2001 Stock Incentive Plan, the RightCHOICE Managed Care, Inc. 1994 Equity Incentive Plan and the RightCHOICE Managed Care, Inc. Nonemployee Directors’ Stock Option Plan, which were assumed by WHN in connection with WHN’s merger with RightCHOICE Managed Care, Inc. in 2002; and (iii) the Cobalt Corporation Equity Incentive Plan, which was assumed by WHN in connection with WHN’s merger with Cobalt Corporation in 2003 (the plans described in clauses (i), (ii) and (iii) are collectively referred to as the “WHN Plans”). Pursuant to the merger agreement between the Company and WHN, all equity awards for WHN common stock outstanding at the close of the merger were converted into equity awards for the Company Common Stock and were assumed by the Company. Generally, grants made under the 2000 Plan and the 1999 Plan prior to the merger contained a reload provision which allowed an optionee to pay the purchase price of options to be exercised (and, if applicable, appropriate tax withholding) in shares of Company Common Stock already owned by such optionee and to simultaneously receive an award for a number of option shares equal to the number of shares of Company Common Stock tendered for payment of the exercised options and applicable tax withholding (“Reload Award”). Optionees were permitted to exercise the reloads four times a year on March 1, June 1, September 1 and December 1. The Company ceased allowing optionees to receive Reload Awards on June 1, 2005, and no new equity awards may be issued from the WHN Plans.

WellChoice Stock Incentive Plan

The WellChoice, Inc. 2003 Omnibus Incentive Plan was approved by WellChoice’s stockholders on June 18, 2003 (the “WellChoice Incentive Plan”). Under the WellChoice Incentive Plan, employees and directors received equity-based compensation, including stock options, restricted stock and restricted stock units. Cash awards may also be made to employees and directors under the WellChoice Incentive Plan. Upon the acquisition of WellChoice by the Company, all outstanding stock options under the WellChoice Incentive Plan were converted into options to purchase shares of Company Common Stock based upon an option exchange ratio set forth in the merger agreement and were assumed by the Company. The replacement options became vested and fully exercisable as of the effective time of the acquisition other than the replacement options held by Dr. Stocker, WellChoice’s President and Chief Executive Officer, and each of the other senior executive officers whose compensation was set forth in WellChoice’s proxy statement for its 2005 annual meeting of stockholders (collectively, the “WellChoice NEOs”) and remain exercisable in accordance with their original terms. The replacement options held by the WellChoice NEOs became non-forfeitable at the effective time of the acquisition, but will continue to be exercisable in accordance with the original terms of their related WellChoice options (but, with regard to Dr. Stocker, without taking into account any change in control provisions contained therein). However, if any such WellChoice NEO (not including Dr. Stocker) is involuntarily terminated other than for “cause” or such executive officer voluntarily terminates his or her employment for “good reason” (as such terms are defined in such executive officer’s change in control retention agreement) within 24 months following consummation of the acquisition, such replacement options will be immediately exercisable. In addition, upon the acquisition, all restricted stock and restricted stock unit awards for WellChoice common stock outstanding at the close of the acquisition were converted into equity awards for Company Common Stock based upon the option exchange ratio set forth in the merger agreement and were assumed by the Company. All contractual transfer and other restrictions on these awards lapsed at the effective time of the acquisition. No new equity awards may be issued from the WellChoice Incentive Plan.

Employee Stock Purchase Plan

The Employee Stock Purchase Plan (the “Stock Purchase Plan”) is intended to comply with Section 423 of the Tax Code and to provide a means by which to encourage and assist associates in acquiring a stock ownership interest in the Company. The Company implemented the Stock Purchase Plan in June 2002. The Stock Purchase Plan is administered by the Compensation Committee, and the Committee has complete discretion to interpret and administer the Stock Purchase Plan and the rights granted under it. Any associate of the Company is eligible to participate, as long as such associate’s customary employment is more than 20 hours per week, more than five months in a calendar year, and the associate does not own stock totaling 5% or more of the voting power or value of the Company. No associate will be permitted to purchase more than $25,000 worth of stock in any calendar year. This value is determined based on the fair market value of the stock on the first trading day of the plan quarter, regardless of the fact that the number of shares purchased may be based on the value on the last trading day of the plan quarter. The Stock Purchase Plan reserves for issuance and purchase by associates of 6,000,000 shares of stock (as adjusted for the May 31, 2005 two-for-one stock split).

Associates become participants by electing payroll deductions from 1% to 15% of gross compensation. Payroll deductions are accumulated during each plan quarter and applied toward the purchase of stock on the last trading day of each plan quarter. Once purchased, the stock is accumulated in the associate’s investment account. The purchase price per share equals 85% (or such higher percentage as may be set by the Compensation

Committee) of the lower of the fair market value of a share of Common Stock on (i) the first trading day of the plan quarter, or (ii) the last trading day of the plan quarter.

Securities Authorized for Issuance under Equity Compensation Plans

Securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2005 and March 15, 2006 are as follows:

Plan Category[1]	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans [4,5]
Equity compensation plans approved by security holders as of December 31, 2005	15,157,207[2]	$50.99	19,375,727

Equity compensation plans approved by security holders as of March 15, 2006	20,570,222[3]	$59.16	12,411,665

[1]	The Company has no equity compensation plans pursuant to which awards may be granted in the future that have not been approved by security holders.
[2]	Excludes outstanding stock options from options assumed in acquisitions as detailed below. Including all such assumed options and the outstanding options shown in the table, there were a total of 44,181,140 shares to be issued upon the exercise of outstanding stock options as of December 31, 2005. The weighted average exercise price of these options was $40.98. Excludes 1,428,337 shares to be issued upon the exercise of outstanding stock options as of December 31, 2005 under the Trigon 1997 Stock Incentive Plan, as amended, and certain options granted to consultants to Trigon assumed by the Company as part of the acquisition of Trigon on July 31, 2002. The weighted average exercise price of these options was $20.39. Also excludes 25,219,025 shares to be issued upon the exercise of outstanding stock options and 506,933 shares to be issued upon the vesting and distribution of outstanding restricted share awards under the 1999 Plan and the WHN Plans as of December 31, 2005. The weighted average exercise price of these options was $36.62. Also excludes 2,376,571 shares to be issued upon the exercise of outstanding stock options and 9,851 shares to be issued upon the vesting and distribution of outstanding restricted share awards under the WellChoice Incentive Plan as of December 31, 2005. The weighted average exercise price of these options was $35.71. The Company also had 2,638,560 unvested shares of restricted stock outstanding as of December 31, 2005.
[3]	Excludes outstanding stock options from options assumed in acquisitions as detailed below. Including all such assumed options and the outstanding options shown in the table, as of March 15, 2006, there were a total of 45,777,590 shares to be issued upon the exercise of outstanding stock options, the total weighted average exercise price of these options was $46.33 and the weighted average remaining life of these options was 7.38 years. Excludes 892,877 shares to be issued upon the exercise of outstanding stock options as of March 15, 2006 under the Trigon 1997 Stock Incentive Plan, as amended, and certain options granted to consultants to Trigon assumed by the Company as part of the acquisition of Trigon on July 31, 2002. The weighted average exercise price of these options was $18.78. Also excludes 22,480,387 shares to be issued upon the exercise of outstanding stock options and 274,145 shares to be issued upon the vesting and distribution of outstanding restricted share awards under the 1999 Plan and the WHN Plans as of March 15, 2006. The weighted average exercise price of these options was $36.53. Also excludes 1,834,104 shares to be issued upon the exercise of outstanding stock options and 9,851 shares to be issued upon the vesting and distribution of outstanding restricted share awards under the WellChoice Incentive Plan as of March 15, 2006. The weighted average exercise price of these options was $36.01. The Company also had 3,485,187 unvested shares of restricted stock outstanding as of March 15, 2006.
[4]

Excludes securities reflected in the first column, “Number of securities to be issued upon exercise of outstanding options”. Includes 15,953,770 shares and 8,989,708 shares at December 31, 2005 and March 15, 2006, respectively, available for issuance as stock options, restricted stock awards, performance stock awards, performance awards and stock appreciation rights under the 2001 Stock Plan. Includes 3,421,957 shares of Common Stock at December 31, 2005 and March 15, 2006 available for issuance under the Stock Purchase Plan.

[5]	If the shareholders of the Company approve Proposal 2, the approval of the WellPoint 2006 Incentive Compensation Plan, then 7,000,000 of these shares, less any shares underlying stock option or restricted stock grants made between March 15, 2006 and the date of the Annual Meeting, will be assumed by the 2006 Incentive Plan. In such event, no further grants will be made from current equity compensation plans.

401(k) Plan

The Company maintains the WellPoint 401(k) Retirement Savings Plan (“401(k) Plan”) which prior to December 31, 2005 was known as the Anthem 401(k) Long Term Savings Investment Plan. The 401(k) Plan continues to be sponsored by Anthem Insurance Companies, Inc. and is designed to provide all of the Company’s associates with a tax-deferred, long-term savings vehicle. During 2005, the Company made matching contributions in an amount equal to 100% of the first 3% of an associate’s annual earnings that he or she contributed and 50% of the next 3% that he or she contributed. Company matching contributions during 2005 began the first quarter following one year of service. None of the Company’s matching contributions is in the form of the Company’s Common Stock. During 2005, an associate could contribute 1% to 50% of his or her annual earnings. At the end of 2005, the Company increased the number of investment funds from 10 to 17 in which associates could invest their contributions. In addition, participants who are age 50 by the end of a plan year can contribute an additional amount (a “catch-up contribution”), up to the limit described in Section 414(v) of the Tax Code as in effect for the plan year in which the contribution is made. The Company’s Common Stock is an investment option under the 401(k) Plan. Effective with the change in record keeper on December 31, 2005, the Vanguard Brokerage Option (“VBO”) replaced the former Self Managed Account Option. The VBO offers 401(k) Plan participants the opportunity to invest in over 2,500 mutual funds of their choice. Associate contributions and the Company matching contributions vest immediately. Effective January 1, 2006, the Company amended the 401(k) Plan to increase the Company matching contribution to equal 100% of the first 6% of an associate’s contributed earnings. The Company match will be made after the completion of one year of service. In addition, an associate can contribute from 1% to 60% of his or her annual earnings. On December 31, 2005, the eligible employees of Anthem Holding Corp. who participated in the former WellPoint 401(k) Retirement Savings Plan (the “Prior WNH 401(k) Plan”) became participants in the 401(k) Plan. The prior plan provisions are summarized below.

Prior WHN 401(k) Plan

Eligible employees of Anthem Holding Corp. (the surviving entity in the merger with WHN (“AHC”)) and its subsidiaries participated in the Prior WHN 401(k) Plan until December 31, 2005. The provisions of the Prior WNH 401(k) Plan in effect for the 2005 year are as follows. The Prior WNH 401(k) Plan was a defined contribution plan covering substantially all employees of AHC and its subsidiaries who are at least 18 years of age. Generally, participants (other than highly compensated employees) could elect to contribute from 1% to 50% of their pretax compensation. In addition, participants who were age 50 by the end of a plan year could contribute an additional amount (a “catch-up contribution”), up to the limit described in Section 414(v) of the Tax Code as in effect for the plan year in which the additional contribution was made. The Company generally made matching contributions in cash to eligible participants (generally, participants employed by AHC for at least one year) equal to 100% of the first 6% of an employee’s contributed earnings. Vesting of matching contributions varied depending on the participant’s date of hire. In 2005, certain eligible employees received profit sharing contributions and bonus contributions. Participants had the choice of 11 different funds to invest their contribution in. On December 31, 2005, the Prior WNH 401(k) Plan was merged into the 401(k) Plan and the Prior WHN 401(k) Plan ceased to exist.

Empire 401(k) Plan

Eligible employees of WellPoint Holding Corp. (formerly WellChoice and now a wholly owned subsidiary of the Company (“WHC”)) and its subsidiaries may participate in the Empire Blue Cross and Blue Shield Employees

Savings Plan (the “Empire 401(k) Plan”). The Empire 401(k) Plan is a defined contribution plan covering substantially all the employers of WHC and its subsidiaries who are at least age 21 with three months of service. Generally, employees, other than highly compensated employees, may elect to contribute from 1% to 30% of their pre-tax compensation. Employees who are deemed highly compensated under the Tax Code can contribute up to 14% of their annual compensation to this plan. In addition, participants who are age 50 by the end of a plan year can contribute an additional amount (a “catch-up contribution”) up to the limit described in Section 414(v) of the Tax Code as in effect for the plan year in which the additional contribution is made. Effective January 1, 2005, the Company made matching contributions in cash to eligible participants equal to 50% of the first 6% of an employee’s contributed earnings. Company contributions vest after three years of service. Participants eligible for a success sharing award may elect to have 25%, 50% or 75% or 100% of the award contributed to the Empire 401(k) Plan as an elective deferral. Participants may invest contributions in 12 investments funds.

Employees may receive an early partial or full distribution from their 401(k) accounts for the following reasons: reaching age 59 1/2; death; becoming permanently disabled; termination of employment or in order to comply with a qualified domestic relations order.

WHC Executive Savings Plan

The WHC Executive Savings Plan (the “Executive Savings Plan”) enables executives of WHC to defer a portion of their base salaries or incentive compensation and to receive the benefit of a matching contribution from our company. Highly compensated employees, as defined in the Tax Code, are eligible to participate in the unfunded, non-qualified executive savings plan based on a qualifying salary range which is adjustable on a yearly basis. In 2005, employees who had an annual base salary of at least $100,000 as of December 1, 2004 (or date of hire if a newly hired employee) or total compensation earned from January 1 through December 1, 2004 of at least $140,000, were permitted to participate in the plan.

Participation in the Executive Savings Plan is voluntary, and participants may make whole year and make-up elections. A whole-year election is effective for the entire plan year and must specify a deferral percentage between 5% and 33 1/3% of base salary, any incentive award under the annual executive incentive compensation plan and any other performance-based awards. The participant’s deferred account is 100% vested at all times. If employees elect to make a make-up election, the maximum whole-year deferral election cannot exceed 27 1/3%.

A make-up election becomes effective once a participant’s total compensation reaches the maximum amount that can be recognized in that plan year under applicable tax laws for purposes of the 401(k) employee savings plan. As of January 1, 2005, the maximum amount was $210,000. A make-up election is for any whole percentage up to 6% of total compensation in excess of $210,000. WHC credits the employee’s account with an employer match equal to 50% of the amount of the total compensation deferred pursuant to the make-up election. Vesting for the employer match is 3 years of service.

The participant may designate, from among the investment funds available for selection under the plan, the fund or funds to be used to attribute hypothetical investment performance to amounts added to his or her account during the plan year.

2005 Executive Savings Plan

In December 2005, WellChoice approved resolutions to “freeze” as of December 31, 2004, the existing Executive Savings Plan and to adopt, effective December 27, 2005, a new 2005 Executive Savings Plan. The 2005 Executive Savings Plan is similar to the old plan but includes provisions intended to comply with the American Jobs Creation Act of 2004.

The 2005 Executive Savings Plan enables eligible executives to defer a portion of their base salaries or incentive compensation and to receive the benefit of a matching contribution from the Company. Key employees, as defined in the Tax Code, are eligible to participate in this unfunded, non-qualified executive savings plan based upon a qualifying salary range which is adjustable on a yearly basis. In 2005, employees who had an annual base salary of at least $100,000, as of December 1, 2004 (or date of hire if a newly hired employee) or total compensation earned from January 1 through December 1, 2004 of at least $140,000, may participate in the 2005 Executive Savings Plan.

Participation in the 2005 Executive Savings Plan is voluntary, and participants may make whole-year and make-up elections. A whole-year election is effective for the entire plan year and must specify a deferral percentage between 5% and 80% of base salary (in contrast to a maximum of 33 1/3% under the old plan), of any incentive award under the annual executive incentive compensation plan, and of other performance-based awards as defined in the 2005 Executive Savings Plan. The maximum deferral percentage is subject to adjustment in the discretion of the Company. A make-up election becomes effective once total compensation for the plan year reaches the maximum amount that can be recognized in that plan year under applicable tax laws for purposes of the Company’s 401(k) employee savings plan. As of January 1, 2005, the maximum amount was $210,000. A make-up election is for any whole percentage up to 6% of total compensation in excess of $210,000. We will credit the employee’s account with an employer match up to 50% of the amount of the total compensation deferred pursuant to the make-up election. The vesting period for the employer match is three years of service.

The participant may designate, from among the investment funds available for selection under the 2005 Executive Savings Plan, which are actively managed by an independent investment manager, the fund or funds to be used to attribute hypothetical investment performance to amounts added to his or her account during the plan year. Nothing in the 2005 Executive Savings Plan requires the employer to invest, earmark, or set aside its general assets in any specific manner.

The fund or funds selected are subject to market fluctuations and, as such, there are no above-market or preferential earnings on deferred compensation paid during the fiscal year, but deferred at the election of the executive.

Deferred Compensation Plans

In 2005, the Company maintained the WellPoint, Inc. 2005 Comprehensive Executive Non-Qualified Retirement Plan (the “2005 Non-Qualified Plan”), the Anthem Supplemental Executive Retirement Plan, the 2005 Anthem Deferred Compensation Plan, the 2005 Trigon Insurance Company 401(k) Restoration Plan (the “Trigon Restoration Plan”), and the 2005 Supplemental Retirement Plan for Certain Employees of Trigon Insurance Company. Effective January 1, 2006, the Company merged the above plans into one plan, the WellPoint, Inc. Comprehensive Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”).

Effective January 1, 2006, eligible executive participants begin participation in the Deferred Compensation Plan once the participant has reached the maximum contribution amount for the 401(k) Plan. Thereafter, the elected contributions will be deferred into the Deferred Compensation Plan and those contributions are matched at the same rate as they would have been in the 401(k) Plan. The annual incentive deferral option allows an additional deferral of annual incentive compensation and is matched at the same rate as the rate for the 401(k) Plan.

Effective January 1, 2006, eligible non-executive participants begin participation in the Deferred Compensation Plan once their compensation exceeds the limit established by Section 401(a)(17) of the Tax Code. Thereafter, an eligible participant can defer a percentage not to exceed 6% to the Deferred Compensation Plan, and these contributions are matched at the same rate as they would have been in the 401(k) Plan. Investment options for the Deferred Compensation Plan mirror those for the 401(k) Plan other than WellPoint stock and the VBO.

Additionally, a supplemental pension benefit contribution program credits, to eligible participants, an amount equal to the pay credits the participants would have received under the Pension Plan formula, but for Tax Code limitations on benefits in tax qualified retirement plans.

In 2005, participants in the 2005 Anthem Deferred Compensation Plan began participation when they reached the maximum contribution amount for the 401(k) Plan. Thereafter, the elected contributions were deferred into the deferred compensation plan and were matched at the same rate as they would have been in the 401(k) Plan. The annual incentive deferral option allowed an additional deferral of annual incentive compensation and was matched at the same rate as the rate for the 401(k) Plan. The declared interest rate on deferred amounts was the average of the 10-year U.S. Treasury Note monthly average rates for the 12-month period ending on September 30 of the previous year, plus 150 basis points. Interest was accrued daily, posted monthly and compounded annually. The retirement rate was credited at 125% of the declared interest rate when the participant reached the age of 55. Distributions were made 30 days after the end of the quarter of termination or retirement based on the participant’s filed distribution election or as otherwise specified in the plan document.

In 2005, the Company maintained the Trigon Restoration Plan, a non-qualified plan for certain individuals to restore the pre-tax contribution opportunity and Company match otherwise lost due to the Tax Code limits on pre-tax contributions. The Trigon Restoration Plan operated the same as the 2005 Anthem Deferred Compensation Plan, however, the investment options under the Trigon Restoration Plan mirrored the investment options under the 401(k) Plan. Effective January 1, 2006, the Company merged the Trigon Restoration Plan into the Deferred Compensation Plan.

In 2005, the Company maintained the 2005 Non-Qualified Plan for executives and other select highly compensated employees of WHN and its subsidiaries. The 2005 Non-Qualified Plan consisted of three separate deferred compensation programs. A supplemental savings program permitted deferrals of up to 6% of annual compensation above the limits in the Prior WHN 401(k) Plan on compensation earned after certain Tax Code deferral limits had been reached, provided for a matching contribution from the Company equal to the amount deferred for the year and permitted a discretionary supplemental employer profit sharing contribution equal to the amount of profit sharing contributions otherwise limited under the Prior WHN 401(k) Plan. Additionally, a supplemental pension benefit contribution program credited participants annually with a lump sum actuarial equivalent of the amount they would have received under the WHN pension plan formula, but for Tax Code limitations on benefits in tax qualified retirement plans, less the amount credited under the above-named pension plan. Messrs. Colby and Watts and Ms. Herman receive benefits under both the Pension Accumulation Plan and the supplemental pension provision of the Deferred Compensation Plan. The estimated benefits under both the Pension Accumulation Plan and the Deferred Compensation Plan, payable in a lump sum upon retirement at normal retirement age, are as follows: Mr. Colby ($445,830), Ms. Herman ($290,494), and Mr. Watts ($281,103). These estimates assume that the Named Executive Officers remain actively employed until normal retirement age. Finally, a basic deferral program permits participants to defer up to 60% of their base salary and up to 100% of their bonus and certain other items of compensation each year. Investment options for the 2005 Non-Qualified Plan mirrored those for the 401(k) Plan. Effective January 1, 2006, the Company merged the 2005 Non-Qualified Plan into the Deferred Compensation Plan.

Pension Plan

The Company maintains the WellPoint Cash Balance Pension Plan (“Pension Plan”) which, prior to December 31, 2005, was known as the Anthem Cash Balance Pension Plan. The Pension Plan continues to be sponsored by Anthem Insurance Companies, Inc. and is a non-contributory pension plan for certain associates that is qualified under Section 401(a) of the Tax Code and is subject to the Employee Retirement Income Security Act. On January 1, 1997, the Company converted the Pension Plan from a final average compensation pension plan into a cash balance pension plan. The Pension Plan covers substantially all full-time, part-time and temporary associates, including executive officers, and provides a set benefit at age 65, the normal retirement age under the Pension Plan.

Under the Pension Plan, at the end of each calendar quarter, a bookkeeping account for each participant is credited with (1) an amount based on the participant’s compensation and years of service (the “Pay Credit”) and (2) interest based on the average of the monthly yields for 10-year U.S. Treasury Security Constant Maturities for the twelve month period ending on September 30 of the preceding plan year. The Pay Credit equals a percentage of the participant’s compensation for the plan year and is determined according to the following schedule:

Years of Service	Pay Credit
Up to and including 4	3%
5–9	4%
10–19	5%
20+	6%

The definition of compensation in the Pension Plan is the participant’s total earned income, including base salary, commissions, overtime pay, cash bonuses and payment of the accrued paid time off days at termination, before it is reduced by any before-tax contributions the participant makes to the 401(k) Plan and flexible benefits plan. Compensation includes cash received back from the Company’s flexible benefits program. Compensation does not include imputed income, car allowances, non-qualified deferred compensation, severance payments, payments under the Directed Executive Compensation Program, or similar items. Effective December 31, 2005, the Pension Plan was a frozen pension plan that applies only to participants who were active as of that date. Upon the freeze of the Pension Plan, participants who were active Pension Plan participants and accruing a benefit under the Pension Plan formula, and the sum of whose age (in complete years) and years of service as defined by the Pension Plan (in complete years) equaled or exceeded 65 (“Rule of 65 Participants”), including executives, were eligible to continue to accrue benefits under the Pension Plan formula.

Pension Accumulation Plan

The Company maintains the WellPoint Health Networks Pension Accumulation Plan (the “Pension Accumulation Plan”). As of January 1, 2004, the Pension Accumulation Plan is a frozen pension plan that applies only to participants who were active as of that date. Upon the freeze of the Pension Accumulation Plan, participants who were non-union, an active Pension Accumulation Plan participant and accruing a benefit under the Pension Accumulation Plan formula, and who were 50 years of age and the sum of the participants years of service and age equaled or exceeded 65 (“Rule of 65 Participants”), including executives, were eligible to continue to accrue benefits under the Pension Accumulation Plan formula.

Under the Pension Accumulation Plan, at the end of each semiannual period, a bookkeeping account for each participant is credited with (1) an amount based on the participant’s compensation and years of service (the “Pay Credit”), and (2) interest based on the average of the annual rate of interest on the 10-year U.S. Treasury Bills for October of the preceding calendar year, as published in the Federal Reserve Bulletin. In no instance will the interest credited to the participants account be less than 3% for each year. Plan participants who were not Rule of 65 Participants earn interest credits as described above. The Pay Credit equals a percentage of the participant’s compensation for the plan year and is determined according to the following schedule:

Years of Service	Pay Credit
Less than 10	3%
10–19	4%
20 or more	5%

The definition of compensation in the Pension Accumulation Plan is the participant’s total earned income (including long term incentive plan bonuses and performance incentive amounts, but not starting bonuses) commissions, and overtime pay before it is reduced by any before-tax contributions made to the 401(k) Plan, flexible benefits plan and voluntary deferred compensation that is earned but not paid out. Compensation does not include reimbursements or other expense allowances, moving expenses, deferred compensation payouts, disability payments paid by an insurance carrier, automobile allowances, fringe benefits, or pay in lieu of paid time off days or paid time off that is unused at a participant’s termination of employment.

Empire Cash Balance Pension Plan

WellChoice sponsored a non-contributory cash balance pension plan for employees (the “Empire Pension Plan”), which was assumed by the Company when it acquired WellChoice. Participation in the Empire Pension Plan was automatic for all of WellChoice’s employees who attained 21 years of age. When an employee became a participant in the Empire Pension Plan, a segregated account was set up in the participant’s name. Each year that the participant worked for WellChoice, the company would credit interest credits, pay credit and, in certain cases, transition credits to the participant’s account. These types of credits were added to the participant’s account as of the last day of each plan year. Pay credits ranged from 3% to 10% of a participant’s annual compensation, increasing in one percent increments based on the employee’s age. The participant’s account also received interest credits at a rate that was set each year, based on the one-year U.S. Treasury Bill rate for the prior November, plus one percent. The Empire Pension Plan also provided additional transition credits equal to a fixed percentage of the participant’s annual pay to the accounts of certain participants whose age (in complete years and months) and years of pension service (in complete years and months) totaled 60 (“Rule of 60 Participants”) as of December 31, 1998. Rule of 60 Participants received an amount ranging from 3% to 15% of their annual compensation for a specified number of years depending upon their age and years of service.

For purposes of the Empire Pension Plan, annual compensation consists of taxable wages, including salary, bonus and incentive pay and any contributions made into the Empire 401(k) Plan. Annual compensation does not include reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses, deferred compensation, welfare benefits, cash received for unused vacation days and severance pay and is determined without regard to increases or decreases in pay resulting from participation in WellChoice’s flexible benefits plan or any other cafeteria plan described in Section 125 of the Tax Code as well as any income or value attributable to any right a participant has to, or derived from, shares of common stock.

Empire Supplemental Cash Balance Pension Plan

WellChoice also provided a supplemental cash balance pension plan (the “WellChoice Supplemental Pension Plan”), which was assumed by the Company when it acquired WellChoice. The WellChoice Supplemental Pension Plan is not tax-qualified. The purpose of this plan was to replace pension benefits which were lost through the Empire Pension Plan because of an executive’s elective deferral of compensation or because of the limitations on benefits or includible compensation imposed for highly compensated employees by the Tax Code. The supplemental retirement benefit paid to each participant in the WellChoice Supplemental Pension Plan was equal to the difference between the participant’s benefit under the Empire Pension Plan and what the participant’s benefit under that plan would have been if the participant’s elective deferrals and the participant’s compensation in excess of the Tax Code’s limitations were included in the definition of compensation under the Empire Pension Plan. The supplemental retirement benefit is calculated pursuant to the provisions of the plan and paid in a single sum. Also, in the event of the death of a participant prior to the participant’s benefit payment date, a single sum, or payments made in installments, in accordance with the participant’s election, calculated pursuant to the provisions of the plan, is paid to the participant’s beneficiary. Benefits under this plan are paid from the Company’s general assets. Benefits under this plan are paid only to the extent they are vested. A participant with a vested benefit under the Empire Pension Plan is paid the supplemental retirement benefit according to the schedule set forth in the plan or as soon as administratively practicable thereafter.

WHN SERP

Anthem Holding Corp. maintained the WellPoint Health Networks Inc. Supplemental Executive Retirement Plan (“WHN SERP”). The WHN SERP provides for each participant to receive a retirement benefit if the participant’s employment with the Company is terminated on or after reaching age 62 and after completing five years of service with the Company. The retirement benefit for executive officers is equal to 50% of the participant’s final average salary and target incentive compensation. Each participant’s benefit is reduced by 3.33% per year for each year of service less than 15 years that has been completed by the participant. Participants with five years of service but who are at least 55 years old, may also elect to receive a reduced benefit. If a participant is terminated in a manner that entitles the participant to benefits under the WHN Officer Change in Control Plan, then the participant will become fully vested in his or her benefits under the WHN SERP and will be deemed to have, in the case of executive vice presidents, an additional three years of service and three years of age with the Company for purposes of computing benefits under the WHN SERP. Amounts payable under the WHN SERP are reduced by amounts provided by specified plans. Payments under the WHN SERP will be made monthly, at each participant’s election in the form of (i) a single life annuity payable during the participant’s life time, or (ii) a joint and survivor annuity payable during the participant’s lifetime, with benefits continued at a rate equal to 50% or 100% during a surviving spouse’s lifetime. Any benefits being paid to a participant under the WHN SERP will cease if the participant engages in or has an interest in any business competitive with the Company’s business at the time of the participant’s termination of employment.

As participants in the WHN SERP, Messrs. Colby and Watts and Ms. Herman are eligible for an estimated replacement ratio SERP benefit payable upon retirement at age 65 as follows: Mr. Colby ($588,163 annually), Ms. Herman ($498,370 annually), and Mr. Watts ($481,298 annually). All estimates use 2005 base salary and annual bonus for all future years and assume that such Named Executive Officers remain actively employed until normal retirement age.

Anthem SERP

The Company also sponsors the Restated WellPoint Supplemental Executive Retirement Plan (formerly, the Anthem Supplemental Executive Retirement Plan) (the “SERP”). The SERP works with the Pension Plan to restore pension benefits that can not be made to the Pension Plan because of the IRS compensation and benefit maximums and had compensation deferrals not impacted the benefit amount in the Pension Plan. The SERP benefits prior to December 31, 2005 are paid out of the Company’s general assets to certain participants. The SERP became effective January 1, 2005 and generally mirrors the provisions of its predecessor plan, other than revisions to comply with the Jobs Act and certain administrative changes. Effective December 31, 2005, the SERP account balances for active executive officers as of December 31, 2005 were transferred to the Deferred Compensation Plan.

Messrs. Glasscock and Faller receive benefits under both the Pension Plan and the SERP. The estimated benefits, under both the Pension Plan and the SERP, payable in a lump sum upon retirement at the normal retirement age of 65 pursuant to the Pension Plan and the SERP are as follows: Mr. Glasscock ($2,832,059) and Mr. Faller ($3,877,632). These estimates use 2005 base pay and annual bonus for all future years and assume that the Named Executive Officers remain actively employed until normal retirement age. The employment agreement for Mr. Glasscock also sets forth a replacement ratio SERP benefit, as further described under “Employment Agreements” below.

Employment Agreements

On December 28, 2005, the Company entered into a new employment agreement with its President and Chief Executive Officer, Larry C. Glasscock, pursuant to which Mr. Glasscock agreed to continue to serve as the Company’s President and Chief Executive Officer for an initial term expiring on December 31, 2008. Mr. Glasscock’s prior agreement expired December 31, 2005. Beginning on December 31, 2007, the term of Mr. Glasscock’s employment agreement will automatically be extended each day by one day to create a minimum one-year remaining term, unless either party gives one year’s advance notice not to extend the term, provided that, in any case, the term will not be extended beyond Mr. Glasscock’s 62nd birthday, unless otherwise agreed by the Company and Mr. Glasscock. During the term of his employment agreement, Mr. Glasscock will also serve as a member of the Company’s Board of Directors and as the Chairman of the Board.

During the term of his employment agreement, Mr. Glasscock will receive a minimum annual base salary of $1,250,000 and an annual incentive bonus opportunity for each calendar year that ends during the term (with a minimum target bonus equal to 125% of Mr. Glasscock’s base salary) based upon the achievement of objective performance criteria, and on terms and conditions no less favorable than for other executives generally. Base salary and target incentive bonus opportunity are subject to review for increase (but not decrease) by the Company’s Board (or Compensation Committee). See “Compensation Committee Report on Executive Compensation.” Mr. Glasscock will also receive an annual incentive equity grant commensurate with his position, performance and competitive practice, as determined by the Board (or Compensation Committee). During the term of his employment agreement, Mr. Glasscock is also entitled to participate in the employee benefit plans provided to other senior executives of the Company and to use of corporate aircraft in accordance with Company policies, and together with his eligible dependents, is entitled to post-retirement medical coverage. The Company also agreed to reimburse Mr. Glasscock for fees and expenses incurred by him in negotiating his employment agreement, up to a maximum of $125,000, plus a tax gross-up.

Mr. Glasscock is also entitled to a “replacement ratio SERP benefit” in a single lump sum on the date of his termination of employment in an amount equal to the greater of (i) the actuarial equivalent of a single life annuity in an annual amount equal to 50% of Mr. Glasscock’s average “annual pay” (as defined in the employment agreement) during the three consecutive highest paid calendar years of his final ten calendar years of employment (“final average pay”), with such lump sum benefit increased by 7.5% per year for the period between December 31, 2005 and the earlier of December 31, 2010 and Mr. Glasscock’s termination of employment, up to a maximum of 68.75% of such final average pay, offset by the amount payable under the Pension Plan and the Company’s SERP and (ii) the replacement ratio SERP benefit to which Mr. Glasscock would have been entitled under his prior employment agreement with the Company if his employment had terminated on December 31, 2005, increased by 7.5% per year (compounded annually) for the period between December 31, 2005 and Mr. Glasscock’s termination of employment (the “Floor SERP”). Mr. Glasscock will forfeit the post-retirement medical coverage and the portion of the replacement ratio SERP benefit in excess of the Floor SERP if the Company terminates his employment for “cause” (as defined in Mr. Glasscock’s employment agreement), and will also forfeit the portion of the replacement ratio SERP benefit in excess of the Floor SERP if he willfully and materially breaches certain restrictive covenants in his employment agreement. The estimated replacement ratio SERP benefit payable if Mr. Glasscock were to provide a non-extension notice such that his employment terminated on December 31, 2008 (which is one of the types of termination that would constitute a “retirement” under Mr. Glasscock’s employment agreement) is $28,542,000, and would be paid in a lump sum pursuant to the terms of his employment agreement. This estimated amount payable is based on assumptions that are used solely to calculate an estimated amount for disclosure purposes, and the actual amount of the replacement ratio SERP benefit that will be payable to Mr. Glasscock will depend on various factors and events as described in this paragraph.

Mr. Glasscock’s employment will terminate upon his death, “disability” (as defined in the employment agreement), retirement (any termination on or after age 62 other than by the Company for cause, termination by Mr. Glasscock upon one year’s advance written notice as described above, termination by Mr. Glasscock upon six months notice due to personal or family circumstances, or any termination mutually agreed by the Board and Mr. Glasscock to be a retirement), termination by the Company with or without cause, or termination by Mr. Glasscock for “good reason” (as defined in the employment agreement). In the event of a termination of Mr. Glasscock’s employment by the Company, other than for cause or upon retirement, or by Mr. Glasscock for good reason, Mr. Glasscock will receive, subject to execution of a waiver and release of claims in favor of the Company, (i) a severance benefit in an amount equal to three times the sum of Mr. Glasscock’s annual base salary plus Mr. Glasscock’s target annual incentive, paid in periodic installments over three years (except that if a “change in control” (as defined in the employment agreement) occurs within three years after or two years before such termination of employment, the Company will pay the severance benefit or any remaining balance thereof in a single lump sum); (ii) continued coverage for Mr. Glasscock and his eligible dependents in all employee health, medical, hospital and life insurance plans, programs or arrangements of the Company for three years following Mr. Glasscock’s termination of employment, at a cost no greater than, and on the same terms and conditions generally applicable to, the Company’s senior executives; (iii) the replacement ratio SERP benefit, as described above; (iv) a pro-rata portion of his actual incentive bonus for the year of termination; and (v) an office support stipend equal to $95,000 per year for two years following Mr. Glasscock’s termination of employment. Subject to execution of a waiver and release of claims in favor of the Company, items (iii) and (iv) are also payable if Mr. Glasscock’s employment terminates by retirement, death or disability, and the office support stipend is also payable if Mr. Glasscock’s employment terminates by retirement.

In addition, in the event that Mr. Glasscock’s employment is terminated by the Company other than for cause or by Mr. Glasscock for good reason, or upon Mr. Glasscock’s death, disability or retirement, all outstanding stock options, stock appreciation rights, restricted stock and other equity awards that were granted to Mr. Glasscock at any time will be fully vested and non-forfeitable (on a pro-rata basis for certain equity awards granted in the year of termination) and remain exercisable for the maximum period provided under the applicable terms of the applicable Company arrangements, provided that (i) any such stock option, stock appreciation right or analogous equity award granted to Mr. Glasscock on or after the effective date of his employment agreement will remain outstanding at least through the earlier of (x) the fifth anniversary of the termination date and (y) the expiration of its maximum stated term, and (ii) in the event of Mr. Glasscock’s retirement, all outstanding stock options and stock appreciation rights will continue to become exercisable on the same schedule as if he had continued in employment, and equity under other equity awards will become freely transferable on the same schedule as if he had continued in employment.

If Mr. Glasscock continues in the Company’s employ after the term of his employment agreement, upon termination of such employment, Mr. Glasscock will be entitled to severance benefits under any applicable Company arrangement.

Mr. Glasscock will also be entitled to receive certain additional “gross up” payments to cover any excise tax imposed by Section 4999 of the Internal Revenue Code on any payment or benefit received or to be received by Mr. Glasscock.

In the employment agreement, Mr. Glasscock has agreed that during his employment and for 24 months following Mr. Glasscock’s termination of employment for any reason he will not (i) seek or obtain certain positions, or engage in certain activities, that are competitive with the Company; (ii) solicit or hire, or attempt to solicit or hire, the Company’s employees or certain persons actively recruited by the Company; or (iii) solicit business from certain clients or potential clients of the Company. Mr. Glasscock has also agreed that during his employment and indefinitely following Mr. Glasscock’s termination of employment for any reason, he will preserve the Company’s confidences, and not disparage the Company, and during his employment and for 24 months thereafter he will cooperate with the Company. In the event of a material and willful violation by Mr. Glasscock of such covenants, and provided in certain cases the breach is likely to result in significant financial or reputational harm to the Company, and in addition to equitable relief for the Company in such event, Mr. Glasscock will forfeit the severance benefit payable upon a termination of his employment by the Company without cause or by Mr. Glasscock for good reason, if applicable, equity awards or certain gains from such awards granted after the effective date of the employment agreement, and a portion of the replacement ratio SERP benefit. The Company may offset its obligations under the employment agreement by the actual damages from breach of such covenants or certain other claims against Mr. Glasscock.

Other Executive Severance Arrangements

Executive Severance Plan

On November 29, 2005, the Compensation Committee of the Board of Directors of the Company (the “Board”) approved the WellPoint, Inc. Executive Severance Plan (the “Executive Severance Plan”). The Executive Severance Plan is effective as of January 1, 2006. The Executive Severance Plan is intended to protect key executive employees of the Company and its subsidiaries and affiliates against an involuntary loss of employment so as to attract and retain such employees and to motivate them to enhance the value of the

Company. The Executive Severance Plan will be administered by a committee appointed by the Company’s Chief Executive Officer.

Key executive employees of the Company and its subsidiaries and affiliates, including each vice president, senior vice president, executive vice president and any other key executive selected by the Company’s Chief Executive Officer, are eligible to participate in the Executive Severance Plan. An eligible executive will only become a participant in the Executive Severance Plan upon his or her execution of an employment agreement with the Company. In general, the terms of the Executive Severance Plan will replace a participant’s pre-existing agreements for employment, severance or change in control benefits, or restrictive covenants. However, certain Company executives who become participants in the Executive Severance Plan before their existing severance protection expires will be entitled to the larger of their existing severance protection or the Executive Severance Plan’s severance protection.

Severance pay and benefits are triggered under the Executive Severance Plan upon a termination of a participant’s employment by the Company for any reason other than death, disability, “cause,” or a “transfer of business,” each as defined in the Executive Severance Plan. Severance pay and benefits will also be provided under the Executive Severance Plan (at enhanced levels for each participant who is a vice president, senior vice president or executive vice president) upon a termination of a participant’s employment (i) by the Company for any reason other than death, disability, cause, or a transfer of business, during certain periods prior to, or the thirty-six (36) month period after, a “change in control,” as defined in the Executive Severance Plan, or (ii) by the participant for “good reason,” as defined in the Executive Severance Plan, during the thirty-six (36) month period after a change in control.

In the event that severance pay and benefits are triggered, an eligible participant will be entitled, among other things, to receive severance pay in an amount equal to the participant’s applicable severance multiplier times the sum of the participant’s annual salary and annual target bonus, payable in equal installments over the participant’s applicable severance period; continued participation in the Company’s health and life insurance benefit plans during the severance period; continuation of certain executive compensation perquisite payments and benefits during the severance period; cash payments equivalent to Company tax-qualified retirement and supplemental retirement plan contributions for the participant during the severance period; and outplacement services. For participants who are executive vice presidents, the applicable severance multiplier is two (increased to three when enhanced severance is paid in circumstances relating to a change in control, as described above) and the severance period is two years (increased to three years when such enhanced severance is paid).

Other severance benefits triggered by qualifying terminations of employment after a change in control include a pro-rata bonus for the year of termination and accelerated vesting of certain equity grants. The annual bonus of each participant for the year of a change of control is guaranteed to be the greater of the participant’s target bonus for that year or the amount earned under the bonus plan formulas. The Executive Severance Plan further provides that, in the event of certain corporate transactions, if an acquiring company does not assume Company equity grants, the grants will vest and become payable upon the corporate transaction. Participants who are executive vice presidents or senior vice presidents may also, in certain circumstances, be entitled to full tax gross-ups for taxes on excess parachute payments.

The Executive Severance Plan payments and benefits of each participant are conditioned upon the participant’s compliance with restrictive covenants and execution of a release of claims against the Company. The Executive Severance Plan provides that if a participant breaches any restrictive covenant or fails to provide the required cooperation, (i) such participant shall repay to the Company any severance benefits previously received, as well as an amount equal to the fair market value of restricted stock vested and gain on stock options exercised within the twenty-four month period prior to such breach, (ii) no further severance pay or benefits shall be provided to such participant, and (iii) all outstanding unexercised stock options and unvested restricted stock shall be cancelled and forfeited.

None of the Named Executive Officers currently participates in the Executive Severance Plan.

Employment Agreement

As set forth above, for an executive officer to become eligible to participate in the Executive Severance Plan, he or she must enter into an employment agreement with the Company (the “Plan Employment Agreement”). The Plan Employment Agreement has an initial term of one year, which term is automatically extended until one year after the date on which either the Company or the executive officer provides notice of non-renewal. The executive officer’s employment terminates upon the disability or death of the executive officer, or the Company may terminate the executive officer with or without Cause (as defined in the Executive Severance Plan). Upon termination of employment, the executive officer may be entitled to the benefits set forth in the Executive Severance Plan. The Plan Employment Agreement also contains the restrictive covenants set forth in the Executive Severance Plan.

None of the Named Executive Officers, other than Mr. Glasscock, has entered into an employment agreement with the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee, among other things, approves compensation for the Company’s executive officers. The Compensation Committee members are: William J. Ryan, Sheila P. Burke, Jane G. Pisano, Senator Donald W. Riegle, Jr. and Jackie M. Ward. None of the Compensation Committee members was involved in a relationship requiring disclosure as an interlocking director, or under Item 404 of Regulation S-K, or as a former officer or associate of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Dr. Lenox D. Baker, Jr., a member of our Board of Directors, is a cardiac and thoracic surgeon and is the President of the Mid-Atlantic Cardiothoracic Surgeons, Ltd., which is a provider in the Company’s network. For the years ended December 31, 2004 and 2005, the Company made payments in the amount of approximately $1,158,000 and $1,155,050, respectively, to this practice for reimbursement of claims.

In the ordinary course of business, the Company from time to time may engage in transactions with other corporations or financial institutions whose officers or directors are also directors of the Company. Transactions with such corporations and financial institutions are conducted on an arm’s length basis, and in 2005, such transactions did not impair the independence of the Company’s independent directors.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is composed of five directors. All members of the Compensation Committee are “outside directors” within the meaning of Section 162(m) of the Tax Code, “non-employee directors” within the meaning of Section 16b-3 of the Securities Exchange Act of 1934 and “independent” within the meaning of the NYSE listing standards.

The main objective of our executive compensation program is to pay for performance that increases shareholder value based upon competitive market pay practices. We pay executives, including Named Executive Officers, through:

•	Base Salary

•	Annual Bonus

•	Long-Term Stock-based Incentive

•	Other Compensation and Benefits Programs

In addition, as part of the overall executive compensation package, the Compensation Committee has approved an Executive Severance Plan, as well as employment agreements with certain executive officers of the Company. Each is described below under “Elements of the Compensation Package.”

Compensation Philosophy

For executives, the Compensation Committee, with the assistance of independent consultants, establishes total pay targets based on the competitive marketplace for comparable jobs. The Compensation Committee used a comparator group of companies consisting of large direct competitors in the health insurance market (regardless of revenue or market capitalization) and other insurance companies, financial services companies, hospital systems and pharmaceutical companies with similar annual revenue and market capitalization to that of the Company for evaluation of competitive compensation for executives, including some of the companies comprising the industry peer group used in the performance graph on page 64. Using these total pay targets, the Compensation Committee determines the appropriate competitive mix of compensation that will provide incentive to the executives to achieve our performance and strategic objectives.

Our executive compensation philosophy is to target Base Salary between the median and seventy-fifth percentile of the market data based on relevant industry survey findings and by evaluating the executive’s experience, level and scope of responsibility, individual performance, and to provide an opportunity for total cash compensation (Base Salary plus cash incentive) to be such that superb performance will result in upper quartile market total cash compensation levels for executives. In this way, the Compensation Committee seeks to have a significant portion of annual executive compensation based on our performance.

Annual Bonus awards are based on performance and meeting plan goals. Amounts are not guaranteed to any executive because they are tied to our business results. The Annual Bonus recognizes the extent to which the Company meets or exceeds corporate business and business unit results. Stock Incentives directly link executive and shareholder interests, as the executives will benefit from any future appreciation in WellPoint’s stock price in the same manner as our other shareholders.

The Compensation Committee regularly monitors the compensation program, keeping in mind strategic goals as well as industry practices and trends.

The Compensation Committee expects our executives to demonstrate confidence in our future by owning a substantial amount of stock. In particular, the executive officers must own stock valued at between one and one-half and five times his or her salary by the end of a five year period commencing on the later of the date he or she (a) was first able to purchase shares of the Company Common Stock or (b) became an executive. The Compensation Committee reviews ownership levels annually.

Our policy is to structure and administer the Company’s compensation program to permit the tax deductibility of payments as performance based compensation under Section 162(m) of the Tax Code. Further, we requested and received shareholder approval of the Anthem Incentive Program in 2003 in order to comply with the requirements of Section 162(m). From time to time, the Compensation Committee may deem it appropriate to authorize compensation that is not deductible by reason of Section 162(m) or other provisions of the Tax Code.

The Compensation Committee also reviews “internal pay equity” within the Company. Specifically, the Compensation Committee reviews the relationship between the compensation paid to the President and Chief Executive Officer and the compensation paid to the Named Executive Officers and the other executive officers. The Compensation Committee takes such information into account when determining the compensation to be paid to the executives of the Company.

Elements of the Compensation Package

Base Salary

Base Salary provides competitive annual compensation that reflects the scope and nature of basic job responsibilities. The Compensation Committee grants merit-based salary increases, if appropriate, to Named Executive Officers based on an individual’s performance and an assessment of whether the current salary is competitive relative to executives in comparable positions at comparator group companies. The President and CEO grants merit-based salary increases to all other executives based on individual performance and an assessment of whether the current salary is competitive relative to available market data for executives in comparable positions.

Annual Bonus

During 2005, the majority of our associates, including executive officers, were eligible to earn awards under the AIP described beginning on page 42. The AIP was designed to motivate associates with competitive awards based upon achievement of competitive financial and operational goals. No awards are made under the AIP unless we attain specified performance goals.

In particular, the performance goals under the AIP are based on a comparison of corporate-wide, business unit and workgroup performance in relation to a number of business criteria including, but not limited to, the following: our earnings per share (“EPS”), operating gain, business unit operating gain, synergy savings, membership growth, workgroup goals and individual performance. Financial results must be achieved within the context of customer service, quality and financial integrity standards. Additionally, we reward performance that meets operational plans with target pay at levels established based on competitive market data. Better or worse performance can result in a bonus that can range from 0% to 300% of target. The maximum cash award for executives is 200% of target. Amounts earned by executive officers in excess of 200% are paid in restricted stock issued under the 2001 Stock Plan that vests over three years, subject to acceleration if the executive retires or is terminated by the Company without cause.

Long-Term Stock Incentive

The Company’s equity-based program consists of stock option grants and restricted stock awards. The Compensation Committee believes that stock option grants and restricted stock awards are inherently performance based. The time-based vesting facilitates the Company’s retention of senior executives, while creating an incentive for them to work to improve the share price of the Company’s Common Stock over the long term. The Compensation Committee also believes that the equity programs promote a long-term focus on results and align the interests of executives and shareholders. The Compensation Committee has carefully considered the impact of stock option expensing, as well as the Company’s dilution and overhang levels, in order to strike an appropriate balance between promoting the Company’s cost competitiveness and maintaining employee incentives. The Compensation Committee has awarded both stock options and restricted stock to executives to encourage retention and reward performance. The stock awards are based upon prior performance, the importance of retaining the services of the executives and the potential for their performance to help the Company attain its long-term goals. The aggregate stock grant award sizes are set by the Compensation Committee and are based on competitive share dilution data. Individual awards are determined within guideline ranges based on position and job level, and amounts are set within the ranges based on individual performance and contribution. Stock awards are generally granted in conjunction with the Compensation Committee’s review of the individual performance of key executives and their contributions to the Company.

Other Compensation and Benefits Programs

The executive officers participate in our 401(k) Plan, non-qualified deferred compensation plan, pension plan and supplemental executive retirement plan, all of which are discussed in more detail beginning on page 48.

The Company also provides an executive perquisite plan, the Directed Executive Compensation Program, which executives can use for personal benefits throughout the year, such as financial planning services, tax services, automobile-related benefits, first class air travel, or additional life or disability insurance. For the Named Executive Officers, the amounts of such benefits are described in footnote 2 to the Summary Compensation Table.

Executive Severance Plan

As part of its objective to provide competitive benefit programs, effective January 1, 2006, the Compensation Committee approved an Executive Severance Plan. The plan provides for certain payments and extension of certain benefits following a termination by the Company without cause or by the employee for good reason. The Compensation Committee has determined that such payments and benefits are appropriate and not excessive.

Employment Agreements

In order to recruit and retain high-quality executives, the Compensation Committee has entered into employment agreements with certain of its executive officers. The Compensation Committee has determined that the terms of the employment agreements are appropriate and not excessive.

Compensation of Chairman of the Board, President and Chief Executive Officer

Our Chairman of the Board, President and Chief Executive Officer, Larry C. Glasscock, participates in each of the compensation plans available to other executives. Our compensation philosophy as it relates to Mr. Glasscock is to target base salary between the median and the seventy-fifth percentile of the market data based on relevant industry survey findings, and to provide an opportunity for total cash compensation (Base Salary plus cash incentive) to be such that superb performance will result in third or fourth quartile market total cash compensation. In this way, the Compensation Committee seeks to have a significant portion of Mr. Glasscock’s annual compensation be based on the Company’s performance.

Under Mr. Glasscock’s leadership, during 2005 the Company again exceeded its financial goals and accomplished its strategic objectives. In particular, the Company successfully integrated WHN with the Company and also announced the acquisition of WellChoice, which it completed in only 92 days. These two transactions have created a health benefits company that serves approximately 34 million medical members, making the Company the largest health benefits company in the United States based upon medical membership. The transactions also enhance the Company’s ability to continually develop innovative products to meet customers’ needs, provide the tools and services necessary to enable consumers to make better-informed health care decisions, and make the investments necessary to lead positive change in our country’s health care system.

Also during 2005, the Company acquired Lumenos, a pioneer and market leader in consumer-driven health programs. The strength of Lumenos’ sales and service experience with consumer-driven health plans, consumer tools and existing base of clients, coupled with the Company’s extensive networks, medical management expertise and customer base is creating a clear distinction in the marketplace.

The Company has increased membership in its existing markets at a compound annual growth rate of 10% since 1999, and has retained approximately 90% of existing members. During 2005, the Company’s organic enrollment increased by almost 1.2 million members, an increase of 4.3%. In addition, the Company reduced administrative costs in 2005, as the selling, general and administrative (SG&A) expense ratio declined from 17.0% to 16.3%. The Company introduced new products offering a wider range of price points and benefit options to meet the needs of more health care consumers and provided new individual policies to 378,000 people who had previously been uninsured. The Company’s continued efforts to collaborate with health care professions resulted in improved quality of care and member health. In its annual report on health care quality, the National

Committee for Quality Assurance (“NCQA”) again recognized the Company for its commitment to quality, and Anthem plans in Indiana, Kentucky, Ohio, Connecticut and New Hampshire all hold the NCQA’s highest rating.

The Company continued to rank among FORTUNE’s 10 most admired health care companies in America. The Company was named to the BusinessWeek 50, the magazine’s annual list of the 50 top-performing companies in the Standard & Poor’s 500. The Company also received a top-five ranking in the 2005 edition of Barron’s 500, an annual list that ranks 500 company stocks according to their performance for investors, which pointed to the Company’s focus on minimizing overhead costs. The Company was named by Working Mother Magazine as one of its 2005 Best Companies for Women of Color. WellPoint was selected by the National Association of Female Executives as one of the Top 30 Companies for Executive Women and also ranked in the top ten for its placement of women into management and senior positions. The Company was recognized by the eHealthcare Leadership Awards for having the best overall Internet site in the consumer healthcare category.

The Blue Cross and Blue Shield Association awarded its Brand Excellence Award for work done by the Company’s Connecticut and Ohio plans. The Blue Cross and Blue Shield Association and Harvard Medical School awarded a BlueWorks award to the Company for its Fraud and Abuse Awareness Training program; the Company’s Indiana, Kentucky and Ohio plans for their Hospital Quality Program; the Company’s California plan for its Asthma Management Program that addresses the needs of minority and underserved populations; and Anthem Prescription Management for its innovative Pharmacy Program.

Mr. Glasscock’s base salary for 2005 was $1,250,000, which the Compensation Committee believes is in the competitive range for comparable positions. Mr. Glasscock was also paid the amount of $3,433,559 for performance under our AIP for 2005. In 2005, Mr. Glasscock was granted an option to purchase 400,000 shares of Common Stock (as adjusted for the May 31, 2005 two-for-one stock split), which option vests in six equal installments, of which the first two installments vested on each of October 4, 2005 and April 4, 2006, and the remaining four installments vest on each of October 4, 2006, April 4, 2007, October 4, 2007 and April 4, 2008. Mr. Glasscock was also granted 50,000 shares (as adjusted for the May 31, 2005 two-for-one stock split) of restricted stock in 2005, which restricted stock vests in three equal annual installments commencing on the first anniversary of the grant date.

On December 28, 2005, the Company entered into a new employment agreement with Mr. Glasscock for an initial term to expire on December 31, 2008. The employment agreement was carefully reviewed and approved by the Compensation Committee. The employment agreement establishes a minimum annual base salary of $1,250,000 (which the Compensation Committee recently increased to $1,300,000), an annual incentive target bonus opportunity equal to 125% of Mr. Glasscock’s base salary (which the Compensation Committee recently increased to 140% of base salary) and an annual incentive equity grant, as well as various other benefits for Mr. Glasscock. The agreement also provides for severance payments to Mr. Glasscock upon certain events of termination of employment. See “Compensation Plans—Employment Agreements.” The Compensation Committee took into account competitive data and estimates of potential payouts under Mr. Glasscock’s new employment agreement. Because his employment agreement provides for specified severance benefits, Mr. Glasscock is not a participant in the Executive Severance Plan.

Review of All Components of Executive Compensation

The Compensation Committee has reviewed all components of the compensation provided to the President and Chief Executive Officer and other executive officers, including base salary, annual bonus, long-term compensation, equity awards, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits, the earnings and accumulated payout obligations under the non-qualified deferred compensation plan, the projected payout obligations under the supplemental retirement plan and under several potential severance and change-in-control scenarios.

Conclusion

Attracting and retaining talented and motivated management is essential to creating long-term shareholder value. The Compensation Committee believes that providing a comprehensive and competitive, performance- based compensation program helps to achieve this goal by aligning the interests of executive officers and other key employees with those of shareholders.

Based on its review, the Compensation Committee has found the President and Chief Executive Officer’s and other executive officers’ total compensation (and, in the case of the severance and change-in-control scenarios, the potential payouts) in the aggregate to be reasonable and not excessive.

Compensation Committee

William J. Ryan, Chairperson

Sheila P. Burke

Jane G. Pisano

Senator Donald W. Riegle, Jr.

Jackie M. Ward

PERFORMANCE GRAPH

The following graph compares the cumulative total return to shareholders of our Common Stock for the period from October 30, 2001, the date of our initial public offering, through December 31, 2005, with the cumulative total return over such period of (i) the Standard & Poor’s 500 Stock Index (the “S&P 500 Index”) and (ii) the Morgan Stanley Healthcare Payor Index (the “MS Healthcare Payor Index”). The graph assumes an investment of $100 on October 30, 2001 in each of our Common Stock, the S&P 500 Index and the MS Healthcare Payor Index (and the reinvestment of all dividends). The performance shown is not necessarily indicative of future performance.

The comparisons shown in the graph below are based on historical data and the Company cautions that the stock price performance shown in the graph below is not indicative of, and is not intended to forecast, the potential future performance of our Common Stock. Information used in the graph was obtained from D.F. King & Co., Inc., a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

	10/30/01	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
WellPoint, Inc.	$100	$121	$154	$183	$281	$390
S&P 500 Index	$100	$109	$85	$109	$121	$127
MS Healthcare Payor Index	$100	$112	$113	$164	$248	$352

*	Based upon an initial investment of $100 on October 30, 2001 with dividends reinvested.

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that may incorporate future filings (including this Proxy Statement, in whole or in part), the preceding Audit Committee Report, the Compensation Committee Report on Executive Compensation and the stock price Performance Graph contained in this Proxy Statement shall not be incorporated by reference in any such filings.

By Order of the Board of Directors

Nancy L. Purcell

Secretary

APPENDIX I

WELLPOINT, INC.

CORPORATE GOVERNANCE GUIDELINES

Amended and Restated March 15, 2006

I.    Role of the Board of Directors and Management

The Board of Directors (“Board”) of WellPoint, Inc. (the “Company”) is the ultimate decision- making body of the Company except with respect to matters reserved to the shareholders. It oversees and guides the Company’s business through the exercise of its business judgment in what it reasonably believes to be in the best interests of the Company and its shareholders. Within this framework, the Board also considers the interests of other constituents such as members, associates, business partners and the communities in which the Company operates. It selects the Chief Executive Officer (“CEO”) who in turn selects executives (collectively, “Management”) who are charged with the conduct of the Company’s business in a manner that is consistent with the direction provided by the Board and the Standards of Ethical Business Conduct of the Company. Having selected Management, the Board oversees and monitors their performance.

II.    Composition, Selection and Compensation of the Board

    A.     Size of the Board

The size and composition of the Board should be appropriate for effective deliberation of issues relevant to the Company’s business and related interests and not exceed a number that can function efficiently as a body. Thus, it is the policy of the Company that the size of the Board should be within the range of ten to nineteen members.

    B.    Independent Directors

It is the policy of the Company that the Board consists of a majority of independent Directors. Independence is determined in accordance with the New York Stock Exchange Listing Standards, as amended from time to time (“Listing Standards”). The Board has adopted categorical standards for the determination of independence of its members as provided in the Listing Standards. Directors have an affirmative obligation to inform the Chairman of the Board, the CEO and the Chairperson of the Governance Committee of any changes in their circumstances or relationships that may impact their designation as independent.

    C.    Board Membership Criteria

The Governance Committee is responsible for developing and recommending the appropriate skills and characteristics required of Directors in the context of the current make-up of the Board. At a minimum, potential Board members should have personal and professional integrity, business judgment, relevant experience and skill, knowledge of the health care industry or experience with businesses and other organizations and sufficient time and energy to diligently perform their duties. In recommending the potential Board membership criteria to be approved by the Board, the Governance Committee should consider the interplay of the candidate’s experience with the experience of other Board members, conformity with any requirements of the Blue Cross and Blue Shield Association, the extent to which the candidate would be a desirable addition to any committees of the Board and the overall diversity of the Board.

    D.     Selection of Directors

The Board is responsible for selecting Director nominees and recommending them for election by the shareholders. The Governance Committee will identify individuals believed to be qualified to become Directors and recommend to the Board the nominees to stand for election by the shareholders, or in the case of a vacancy, by the Board.

    E.    Former Chief Executive Officer’s Board Membership

It is the policy of the Company that when a CEO terminates his or her employment with the Company, he or she should submit a written resignation from the Board at the same time. Whether the individual continues to serve on the Board is a matter for discussion at that time by the Board. A former CEO serving on the Board will not be considered an independent Director for any “cooling off” period required by the Listing Standards.

    F.    Directors Who Change Their Present Job Responsibility

It is the policy of the Company that when a Director’s principal occupation or business association changes substantially from the position he or she held when originally invited to join the Board, the Director will notify in writing the Chairman of the Board, the CEO and the Chairperson of the Governance Committee and will submit a written resignation from the Board at the same time. The Board does not believe that Directors who retire or change from the position they held when they came on the Board should necessarily leave the Board. There should, however, be an opportunity for the Board to review the continued appropriateness of Board membership under these circumstances.

    G.    Service on Other Boards of Directors

Directors shall limit the number of other public company boards on which they serve to five in order to insure effective service on the Company’s Board. Directors should notify in writing the Chairman of the Board, the CEO and the Chairperson of the Governance Committee in advance of accepting an invitation to serve on the board of another public company, the audit committee of another board or the board of a health care provider.

    H.    Term Limits

The Board does not believe it should establish term limits. While term limits could help ensure that there are fresh ideas and viewpoints available to the Board, they hold the disadvantage of losing the contribution of Directors who have been able to develop, over a period of time, increasing insight into the Company and its operations and, therefore, provide an important contribution to the Board.

    I.    Retirement Age

It is the policy of the Company that a Director may not stand for re-election if he or she has attained the age of 72 prior to the annual meeting of shareholders at which his or her term of office expires. A Director who attains the age of 72 during his or her term may continue as a Director until his or her term ends.

    J.    Extending the Invitation to a Potential Director to Join the Board

The invitation to join the Board should be extended by the Board itself via the Chairman of the Board, the CEO, and the Chairperson of the Governance Committee.

    K.    Director Orientation and Continuing Education

The Company has an orientation process for new Directors that includes detailed background material on the Company and meetings with Management. Thereafter, Directors receive materials and briefings on subjects that assist them in discharging their duties and have the opportunity to participate in continuing education programs developed and/or presented by accredited experts.

    L.    Non-Employee Director Compensation and Board Stock Ownership Guidelines

The Governance Committee will annually review and recommend to the Board the compensation and reimbursement arrangements for non-employee Directors. Directors who are employees of the Company shall not receive any compensation for his or her service on the Board or any Board committee. To create a linkage with shareholders, the Board believes that a meaningful portion of a non-employee Director’s compensation should be provided in Common Stock. Further, each Director has an obligation to own three times the annual retainer fee in Company Common Stock at the end of a five year period commencing on the later of the date such Director joined the Board or May 3, 2002.

III.    Board Leadership

    A.    Selection of Chairman and CEO

It is the policy of the Company that the positions of Chairman of the Board and the CEO may be filled by the same person or by different persons.

    B.    Presiding Director

The Presiding Director position will be filled by an independent member of the Board and will rotate three times a year among the Chairpersons of the Audit, Compensation and Governance committees.

The Presiding Director will preside at the meetings of the shareholders and Board in the absence of the Chairman of the Board and preside at meetings of the independent Directors.

IV.    Functions of the Board

    A.    Access to Independent Advisors

The Board believes that access to independent advisors plays an important role in the discharge of its duties and responsibilities. As such, the Board on occasion may select, retain, terminate and approve fees for such independent advisors as it deems appropriate in the discharge of its duties and responsibilities.

    B.    Interaction with Institutional Investors, Press, Customers, Etc.

The Board believes that Management speaks for the Company. Individual Directors may, from time to time, at the request of Management, meet or otherwise communicate with various constituencies that are involved with the Company. If comments from the Board are appropriate, they should, in most circumstances, come from the Chairman of the Board or the Presiding Director.

    C.    Access to Senior Management

Directors have complete access to Management and are encouraged to visit the Company facilities and operations.

Furthermore, the Board encourages the CEO, from time to time, to bring associates into Board meetings who: (a) can provide additional insight into the items being discussed because of personal involvement in these areas, and/or (b) are associates with future potential that the CEO believes should be given exposure to the Board.

    D.    Annual Self-Evaluation

The Board will annually conduct a self-evaluation and oversee the annual self-evaluation required of the standing committees. In addition, the Board will assess the contribution of individual directors in connection with the renomination process. The evaluations will be based on such objective and subjective criteria as the Board deems appropriate.

V.    Board Meetings

    A.    Meetings

It is the policy of the Company that all major decisions be considered by the Board as a whole. As a consequence, the Board will hold regularly scheduled meetings, at least, four times a year, plus special meetings as the need arises.

    B.    Selection of Agenda Items for Board Meetings

The Chairman of the Board and the CEO will establish the agenda for each Board meeting. Each Director is encouraged to suggest the inclusion of item(s) on the agenda.

    C.    Board Materials Distributed in Advance

Information and data that is important to the Board’s understanding of the matters to be considered will be distributed in writing by Management before the Board meets. The Chairman of the Board will facilitate the delivery of information to the Directors.

    D.    Board Presentations

As a general rule, presentations on specific subjects should be sent to the Board in advance so that Board meeting time may be conserved and discussion time focused on the issues arising from the presentations.

    E.    Board Attendance and Participation

Directors are expected to prepare for, attend, and participate in all Board and applicable committee meetings.

    F.    Executive Sessions of Non-Management and Independent Directors

Non-management Directors of the Board will meet in Executive Session at least four times each year. Independent Directors of the Board will meet in Executive Session at least twice a year. The format of these meetings may, in part, include a discussion with the CEO. There will be an opportunity to meet in Executive Session after each regularly scheduled meeting of the Board or Board Committee. Any Director may request an Executive Session.

VI.    Committee Matters

    A.    Number, Structure and Independence of Committees

The Board may establish committees to assist it discharging its responsibilities in accordance with the Company’s By-Laws. From time to time, the Board may want to form a new committee or disband a current committee depending upon the circumstances. The current five committees are Audit, Compensation, Executive, Governance, and Planning. The duties and responsibilities of the committees are set forth in the Company’s By-Laws and committee charters. The Audit, Compensation and Governance Committees will consist solely of independent Directors as determined by the Board consistent with the Categorical Standards and the Listing Standards. In addition, members of the Audit Committee will meet the independence and financial knowledge standards of the Securities and Exchange Commission, and at least, one member will be an “audit committee financial expert”. No member of the Audit Committee will serve on the audit committee of more than two other public companies unless the Board determines that such simultaneous service would not impair his or her ability to effectively serve on the Audit Committee.

    B.    Assignment and Rotation of Committee Members

The Board believes that there should be periodic rotation of committee membership among Directors. However, there may be reasons at a given point in time to maintain an individual Director’s committee membership for a long period.

    C.    Frequency and Length of Committee Meetings

The Chairperson of the committee, in consultation with the members of the committee, will determine the frequency and length of the meetings of the committee.

    D.    Committee Agenda

The Chairperson of the committee, in consultation with the members of the committee and Management, will develop the committee’s agenda.

VII.    Leadership Development

    A.    Formal Evaluation of the CEO

The Compensation Committee will conduct an annual evaluation of the CEO’s performance and may take into consideration any input from the Board. The results will be communicated to the Board and the CEO by the Chairperson of the Compensation Committee. The evaluation will be based on criteria established by the Compensation Committee, which may also take into consideration any input from the Board. The evaluation will be used by the Compensation Committee in the course of its deliberations when considering the compensation of the CEO.

    B.    Succession Planning for the CEO

The Board plans for succession to the position of the CEO. To assist the Board, there will be available, on a continuing basis, the CEO’s recommendations for (i) a successor in the event of the retirement of the CEO and (ii) an interim successor in the event of the death, disability, or other emergency or termination of the CEO.

    C.    Management Development and Succession Planning

There will be a periodic report to the Board by the CEO on the Company’s program for the development and succession planning for Management.

    D.    Management Stock Ownership Guidelines

To create a linkage with shareholders, the Board believes that Management should own a meaningful amount of Common Stock of the Company. Thus, the Board has adopted Stock Ownership Guidelines that require the CEO to own five times his or her base salary at the end of a five year period commencing on the later of the date he or she became CEO or May 3, 2002. Other members of Management have a similar requirement that varies from one and one-half to three times the person’s base salary depending upon his or her position.

VIII.    Standards of Ethical Business Conduct and Reporting of Irregularities

    A.    Personal Loans

The Company will not extend credit or arrange for the extension of credit in the form of a personal loan to Directors or Management.

    B.    Standards of Ethical Business Conduct

The Company has adopted Standards of Ethical Business Conduct (the “Standards”) for Directors, Management and other associates of the Company. The purpose of the Standards is to focus on areas of ethical risk, provide guidance in recognizing and dealing with ethical issues, provide mechanisms to report unethical conduct and help foster a culture of honesty and integrity. The Standards are posted on the Company’s web site.

Everyone is expected to act in accordance with the requirements of the Standards. Waivers of the Standards for any Director, the CEO, the Chief Financial Officer and other Executive Officers may only be made by the Board or by a Board committee composed of independent Directors. Any such waiver will be posted on the Company web site and otherwise disclosed as required by law.

    C.    Reports of Irregularities

Any reports of concerns regarding accounting, internal auditing controls, auditing matters or other irregularities or concerns, will be brought to the attention of the Chairperson of the Audit Committee. These reports may be anonymous if made using the Corporate Compliance HelpLine (877) 725-2702. The Chairperson of the Audit Committee will report periodically to the Board of Directors concerning these matters.

These Corporate Governance Guidelines are reviewed by the Governance Committee and the Board from time to time. Matters of corporate governance and changes to these guidelines will be made by a vote of the independent Directors.

APPENDIX II

STANDARDS OF INDEPENDENCE

A. The following individuals shall not be deemed an “independent” director of the Company:

1.    A director who is an employee or whose immediate family member is an executive officer of the Company until three years after the end of such employment relationship;

2.    A director who receives or whose immediate family member receives more than $100,000 per year in direct compensation from the Company (other than director or committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service) until three years after he or she ceases to receive more than $100,000 per year in such compensation;

3.    A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by a present or former internal or external auditor of the Company until three years after the end of either the affiliation or the employment or auditing relationship;

4.    A director who is employed or whose immediate family member is employed as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee until three years after the end of such service or employment relationship; or

5.    A director who is an executive officer or an employee, or whose immediate family member is an executive officer of another company that makes payments to or receives payments from the Company for property or services in an amount which in any single fiscal year, exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues until three years after falling below such threshold.

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who share such person’s home.

The three-year “look back” period reference in paragraphs 1 through 5 shall be implemented consistent with the NYSE Listing Standards transition provisions.

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APPENDIX III

WELLPOINT, INC.

AUDIT COMMITTEE CHARTER

Adopted November 30, 2005

I.    Purpose of Committee

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of WellPoint, Inc. (the “Company”) is to (a) assist the Board in overseeing (i) the Company’s accounting and financial reporting practices and policies and internal control over financial reporting; (ii) the integrity of the Company’s consolidated financial statements and the independent audit thereof; (iii) the Company’s compliance with legal and regulatory requirements including, but not limited to, the Company’s Compliance Program and Standards of Ethical Business Conduct; (iv) the performance of the independent registered public accounting firm (“Auditors”) and the Company’s internal audit function; and (v) the Auditors’ qualifications and independence; and (b) prepare an annual report for inclusion in the Company’s proxy statement, in accordance with the rules of the Securities and Exchange Commission (the “SEC”).

II.    Committee Membership

The Committee shall consist of three or more members of the Board, each of whom the Board has determined has no material relationship with the Company and each of whom is otherwise “independent” under the rules of the New York Stock Exchange (the “NYSE”) and the SEC. Each member shall be “financially literate” or shall become financially literate within a reasonable period of time after appointment to the Committee. At least one member of the Committee shall be an “audit committee financial expert” as defined by SEC rules. No director may serve as a member of the Committee if such director serves on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Committee and discloses this determination in the Company’s annual proxy statement.

Members shall be appointed by the Board and shall serve at the pleasure of the Board for such term as the Board may determine.

III.    Committee Structure and Operations

The Board shall designate one member of the Committee as its chairperson. The Committee shall meet in person or telephonically at least four times a year at a time and place determined by the Committee chairperson, with further meetings to occur, or actions taken by unanimous written consent, when deemed necessary or desirable by the Committee or its chairperson. The Committee shall meet separately at least annually with management, the head of the internal auditing department and the Auditors to discuss any matters that the Committee or any of these persons or firms believe should be discussed privately. The Committee may request any executive officer or employee of the Company, the Company’s outside counsel or Auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

IV.    Committee Duties and Responsibilities

To carry out its purposes, the Committee shall have the following duties and responsibilities:

A.    With respect to the Auditors:

1.    To have the sole authority to appoint (subject to shareholder ratification), compensate, evaluate, retain, terminate and replace the Auditors, including to pre-approve all audit services and

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permitted non-audit services (including fees and terms) to be performed for the Company by the Auditors consistent with the requirements of the SEC, NYSE, other controlling authority or any stricter standards as may be adopted by the Committee, and the Auditors must report directly to the Committee;

2.    To set for the Company clear hiring policies for employees or former employees of the Auditors; and

3.    To obtain and review annually a formal written statement of: (a) the Auditors’ internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the Auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the Auditors, and any steps taken to deal with any such issues; (b) all relationships between the Auditors and the Company (to assess the independence of the Auditors), and to discuss with the Auditors any relationships or services disclosed in this statement that may impact the quality of audit services or the objectivity and independence of the Auditors including (i) the review and evaluation of the qualifications, performance and independence of the lead partner of the Auditors; and (ii) the timing and process for implementing the rotation of the lead audit partner and the reviewing partner; (c) the fees billed for each of the following categories of services rendered by the Auditors: (i) Audit Fees; (ii) Audit-Related Fees; (iii) Tax Fees; and (iv) All Other Fees as such terms are defined pursuant to Item 9 of Schedule 14A; and (d) all (i) critical accounting policies and practices to be used; (ii) alternative treatments of financial information within U.S. generally accepted accounting principles (“GAAP”) that have been discussed with management, ramifications of use of the alternative disclosures and treatments and the treatment preferred by the Auditors; and (iii) other material written communications with management.

B.    With respect to the internal auditing department:

1.    To review the appointment, promotion, or dismissal of the head of the internal audit department;

2.    To review the significant reports to management prepared by the internal auditing department and management’s responses thereto; and

3.    To review and approve the master audit plan, including risk assessment and the discussion with the Auditors and management of the responsibilities, budget and staffing of the internal audit function.

C.    With respect to financial reporting practices and policies and internal control over financial reporting:

1.    To advise management, the internal auditing department and the Auditors that they are expected to provide to the Committee a timely analysis of significant financial reporting issues and practices or changes in such practices;

2.    To receive and consider any reports or communications submitted to the Committee by the Auditors required by the standards of the Public Company Accounting Oversight Board;

3.    To review and discuss (i) in a meeting with management and the Auditors the annual audited consolidated financial statements and the quarterly interim unaudited consolidated financial statements including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” prior to the filing of the Form 10-K or Form 10-Q with the SEC; and (ii) with the Auditors any significant matters arising from any audit, including any audit problems or difficulties, any restrictions on their activities or access to requested information and any significant disagreements with management relating to the Company’s consolidated financial statements and management’s response;

4.    To review (i) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of

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accounting principles, and major issues as to the adequacy of the Company’s internal control over financial reporting and any special audit steps adopted in light of material control deficiencies; (ii) analyses prepared by management and/or the Auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the consolidated financial statements, including analyses of the effects of alternative GAAP methods on the consolidated financial statements; and (iii) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the consolidated financial statements of the Company;

5.    To review and discuss guidelines and policies governing the process by which management of the Company and the relevant departments of the Company assess and manage the Company’s exposure to risk, and to discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

6.    To review and discuss with management the earnings press releases including the use and reconciliation of non-GAAP financial measures as well as the types of financial information and earnings guidance provided, and the types of presentations made, to analysts and rating agencies; and

7.    To establish procedures for the receipt, retention and treatment of complaints received by the Company from employees regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Among the items the Committee may want to review with the Auditors are: any accounting adjustments that were noted or formally proposed by the Auditors but were “passed”; formal communications between the audit team and the Auditors’ national office respecting significant auditing or accounting issues presented by the engagement; and any “management” or “internal control” letter issued, or proposed to be issued, by the Auditors to the Company.

D.    With respect to reporting and recommendations:

1.    To prepare a report, including any recommendation of the Committee, required by the rules of the SEC to be included in the Company’s annual proxy statement;

2.    To prepare and issue the evaluation required under “Performance Evaluation” below; and

3.    To regularly report on its activities to the Board and to make such recommendations with respect to the above and other matters as the Committee may deem necessary or appropriate. In particular, the Committee should review with the Board any issues that arise with respect to the quality or integrity of the Company’s consolidated financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Auditors, or the performance of the internal audit function. The report to the Board may take the form of a verbal report by the chairperson of the Committee or any other member of the Committee designated by the Committee to make this report.

E.    With respect to compliance matters:

1.    To review with appropriate Company personnel the actions taken to ensure compliance with the Company’s Compliance Program and Standards of Ethical Business Conduct; and

2.    To review the programs and practices of the Company designed to ensure compliance with applicable laws and regulations and to monitor the results of these compliance efforts.

F.    With respect to other matters:

1.    To perform any other duties or responsibilities expressly delegated to the Committee by the Board from time to time.

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V.    Delegation to Subcommittee

The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee.

VI.    Performance Evaluation

The Committee shall produce and provide to the Board an annual performance evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of this Charter. The performance evaluation shall also recommend any improvements to the Committee’s Charter deemed necessary or desirable by the Committee. The performance evaluation by the Committee shall be constructed in such manner as the Committee deems appropriate.

VII.    Resources and Authority

The Committee shall have the resources as determined by the Committee and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel, accountants or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. The Committee shall have full access to all books, records, facilities and personnel of the Company. The Company will provide for appropriate funding, as determined by the Committee, in its capacity as a committee of the Board, for the payment of (a) compensation to the Auditors, (b) compensation to any advisers employed by the Committee under this Section VII, and (c) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

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APPENDIX IV

WELLPOINT, INC.

COMPENSATION COMMITTEE CHARTER

I.    Purpose of Committee

The purpose of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of WellPoint, Inc. (the “Company”) is (a) to assist the Board in discharging its responsibilities relating to compensation and benefits provided by the Company to its executive officers (which are to be determined by the Compensation Committee in its sole discretion) and other employees (except to the extent delegated by the Board to another committee of the Board) and (b) to produce an annual report on compensation for inclusion in the Company’s proxy statement, in accordance with the rules of the Securities and Exchange Commission (the “SEC”).

II.    Committee Membership

The Committee shall consist of three or more members of the Board, each of whom the Board has determined has no material relationship with the Company and each of whom is otherwise “independent” under the rules of the New York Stock Exchange (the “NYSE”). Members shall be appointed by the Board and shall serve at the pleasure of the Board and for such term as the Board may determine.

III.    Committee Structure and Operations

The Board shall designate one member of the Committee as its chairperson. The Committee shall meet in person or telephonically at least twice a year at a time and place determined by the Committee chairperson, with further meetings to occur, or actions to be taken, by unanimous written consent, when deemed necessary or desirable by the Committee or its chairperson.

IV.    Committee Duties and Responsibilities

The following are the duties and responsibilities of the Committee:

1.    To establish the Company’s general compensation philosophy and to oversee and approve the development, adoption and implementation of compensation plans and programs (except to the extent delegated by the Board to another committee of the Board);

2.    To authorize and approve an employment agreement for the Chief Executive Officer (the “CEO”) of the Company and, upon consideration of the recommendations of the CEO, such other executive officers of the Company as it may in its discretion deem appropriate;

3.    To review and approve corporate goals and objectives relevant to the compensation of the CEO and other executive officers, to evaluate the performance of the CEO and other executive officers in light of such goals and objectives, and to set the compensation level of the CEO and other executive officers based on such evaluation. In performing the foregoing functions, (a) the chairperson of the Committee will solicit comments from the non-employee members of the Board regarding the performance of the CEO and other executive officers, which may be received either in an executive session of the Committee or in writing, and (b) the Committee may take into consideration any recommendations of the CEO with respect to the other executive officers. Final determinations regarding the performance and compensation of the CEO will be conducted by the Committee in an executive session of the Committee. In determining the CEO’s and other executive officers’ compensation, the Committee shall consider, among other factors, the Company’s performance and relative shareholder return, the value of similar incentive awards to CEOs and other executive officers at comparable companies, the awards given to the CEO and other executive officers in

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past years, all with a focus on delivering competitively superior long-term results, aligning the CEO’s and other executive officers’ interests with shareholder interests, and motivating the CEO and other executive officers to remain with the Company;

4.    To review and approve compensation programs applicable to the executive officers and other employees of the Company (except to the extent delegated by the Board to another committee of the Board);

5.    To establish incentive compensation plans and equity-based plans and to discharge any responsibilities imposed on the Committee by any of these plans;

6.    To oversee regulatory compliance with respect to compensation matters, including overseeing the Company’s policies on structuring compensation programs (except to the extent delegated by the Board to another committee of the Board) to preserve tax deductibility, and, as and when required, establishing performance goals and certifying that performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code;

7.    To prepare an annual Report of the Compensation Committee on Executive Compensation for inclusion in the Company’s annual proxy statement in accordance with applicable SEC rules;

8.    To prepare and issue the evaluation required under “Performance Evaluation” below;

9.    To regularly report on its activities to the Board; and

10.    To perform any other duties or responsibilities expressly delegated to the Committee by the Board from time to time.

V.    Delegation to Subcommittee or Officers

The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee. In particular, the Committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the Committee who are (i) “Non-Employee Directors” for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as in effect from time to time, and (ii) “outside directors” for the purposes of Section 162(m) of the Internal Revenue Code, as in effect from time to time. Further, the Committee may, in its discretion, delegate all or a portion of its duties and responsibilities with respect to compensation of employees (other than compensation of executive officers) and broad-based benefit plans and programs to one or more officers of the Company.

VI.    Performance Evaluation

The Committee shall produce and provide to the Board an annual performance evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of this Charter. The performance evaluation shall also recommend any improvements to the Committee’s Charter deemed necessary or desirable by the Committee. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate.

VII.    Resources and Authority of the Committee

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. With respect to consultants retained to assist in the evaluation of CEO or executive officers’ compensation, this authority shall be vested solely in the Committee.

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APPENDIX V

WELLPOINT, INC.

GOVERNANCE COMMITTEE CHARTER

Adopted November 30, 2005

I.    Purpose of Committee

The purpose of the Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of WellPoint, Inc. (the “Company”) is to assist the Board in discharging its responsibilities relating to (a) Board composition and corporate governance by (i) identifying and recommending individuals to the Board for nomination as members of the Board and (ii) developing and recommending to the Board a set of corporate governance principles applicable to the Company, and (b) determining the compensation of the non-employee members of the Board.

II.    Committee Membership

The Committee shall consist of three or more members of the Board, each of whom the Board has determined has no material relationship with the Company and each of whom is otherwise “independent” under the rules of the New York Stock Exchange (the “NYSE”). Members shall be appointed by the Board and shall serve at the pleasure of the Board and for such term as the Board may determine.

III.    Committee Structure and Operations

The Board shall designate one member of the Committee as its chairperson. The Committee shall meet in person or telephonically at least twice a year at a time and place determined by the Committee chairperson, with further meetings to occur, or actions to be taken by unanimous written consent, when deemed necessary or desirable by the Committee or its chairperson.

IV.    Committee Duties and Responsibilities

The following are the duties and responsibilities of the Committee:

1.    To make recommendations to the Board from time to time as to changes that the Committee believes to be desirable as to the size of the Board;

2.    To develop and recommend to the Board appropriate criteria for membership on the Board considering the current composition of the Board;

3.    To identify individuals believed to be qualified to become Board members consistent with the criteria approved by the Board, and to recommend to the Board the nominees to stand for election as directors at the annual meeting of shareholders or, if applicable, at a special meeting of shareholders. In the case of a vacancy in the office of a director (including a vacancy created by an increase in the size of the Board), the Committee shall recommend to the Board an individual to fill such vacancy either through appointment by the Board or through election by shareholders. The Committee may consider candidates proposed by management, but is not required to do so;

4.    To develop and recommend to the Board standards to be applied in determining whether a director is independent;

5.    In the case of a director nominee to fill a Board vacancy created by an increase in the size of the Board, to make a recommendation to the Board as to the class of directors in which the individual should serve;

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6.    To review and recommend to the Board compensation and reimbursement arrangements for non-employee directors;

7.    To oversee the evaluation of the Board and of management;

8.    To review and prepare for the Board the results of an annual survey of the Board;

9.    To develop and recommend to the Board a set of corporate governance guidelines applicable to the Company and to review those guidelines at least once a year;

10.    To oversee the design and implementation of director training and development programs;

11.    To prepare and issue the evaluation required under “Performance Evaluation” below;

12.    To regularly report on its activities to the Board; and

13.    To perform any other duties or responsibilities expressly delegated to the Committee by the Board from time to time.

To implement its responsibility to oversee the evaluation of management, the Committee shall at a minimum approve the process by which senior management evaluations are conducted by the Compensation Committee.

V.    Delegation to Subcommittee

The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee.

VI.    Performance Evaluation

The Committee shall produce and provide to the Board an annual performance evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of this Charter. The performance evaluation shall also recommend any improvements to the Committee’s Charter deemed necessary or desirable by the Committee. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate.

VII.    Resources and Authority of the Committee

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. With respect to consultants or search firms used to identify director candidates and consultants retained to assist in the evaluation of non-employee director compensation, this authority shall be vested solely in the Committee.

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APPENDIX VI

PLANNING COMMITTEE CHARTER

Purpose of Committee

The purpose of the Planning Committee (the “Committee”) of the Board of Directors (the “Board”) of WellPoint, Inc. (the “Company”) is to assist the Board in discharging its responsibilities relating to (i) strategic and operational planning and performance and (ii) the investment in technology and targeted areas strategic to the Company’s interests.

Committee Membership

The Committee shall consist of three or more members of the Board. Members shall be appointed by the Board and shall serve at the pleasure of the Board and for such term as the Board may determine.

Committee Structure and Operations

The Board shall designate one member of the Committee as its chairperson. The Committee shall meet in person or telephonically at least twice a year at a time and place determined by the Committee chairperson, with further meetings to occur, or actions to be taken by unanimous written consent, when deemed necessary or desirable by the Committee or its chairperson.

Committee Duties and Responsibilities

The following are the duties and responsibilities of the Committee:

1.    To review and recommend to the Board a strategic plan for the Company;

2.    To review and recommend to the Board an annual operating plan for the Company;

3.    To assist the Chief Executive Officer (the “CEO”) in developing strategies to achieve the strategic plan;

4.    To review the performance of the Company to the strategic and annual operating plan;

5.    To review integration plans for major acquisitions and transactions;

6.    To oversee the Company’s investment in technology and targeted areas strategic to positioning the Company as a leader in recognizing, adopting and adapting to emerging technologies that are changing the health care industry;

7.    To prepare and issue the evaluation required under “Performance Evaluation” below;

8.    To regularly report on its activities to the Board; and

9.    To perform any other duties or responsibilities expressly delegated to the Committee by the Board from time to time.

Delegation to Subcommittee

The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee.

Performance Evaluation

The Committee shall produce and provide to the Board an annual performance evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of this Charter. The

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performance evaluation shall also recommend any improvements to the Committee’s Charter deemed necessary or desirable by the Committee. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate.

Resources and Authority of the Committee

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management.

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APPENDIX VII

EXECUTIVE COMMITTEE CHARTER

Purpose of Committee

The purpose of the Executive Committee (the “Committee”) of the Board of Directors (the “Board”) of WellPoint, Inc. (the “Company”) is assist the Board in discharging its responsibilities at any times other than during regular or special meetings of the Board.

Committee Membership

The Committee shall consist of three or more members of the Board. Members shall be appointed by the Board and shall serve at the pleasure of the Board and for such term as the Board may determine.

Committee Structure and Operations

The Board shall designate one member of the Committee as its chairperson. The Committee shall meet in person or telephonically at least once a year at a time and place as determined by the Committee chairperson, with further meetings to occur, or actions to be taken by unanimous written consent, when deemed necessary or desirable by the Committee or its chairperson.

Committee Duties and Responsibilities

The following are the duties and responsibilities of the Committee:

1.    To exercise the authority of the full Board, subject to the restrictions of Section 2.13 of the By-laws of the Company;

2.    To review and prepare for the Board an emergency and long-term succession plan for the CEO and executive officers of the Company;

3.    To prepare and issue the evaluation required under “Performance Evaluation” below;

4.    To regularly report on its activities to the Board; and

5.    To perform any other duties or responsibilities expressly delegated to the Committee by the Board from time to time.

Delegation to Subcommittee

The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee.

Performance Evaluation

The Committee shall produce and provide to the Board an annual performance evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of this Charter. The performance evaluation shall also recommend any improvements to the Committee’s Charter deemed necessary or desirable by the Committee. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate.

Resources and Authority of the Committee

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management.

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APPENDIX VIII

WellPoint 2006 Incentive Compensation Plan

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WELLPOINT 2006 INCENTIVE COMPENSATION PLAN

WellPoint, Inc., an Indiana corporation (the “Company”), has adopted the WellPoint 2006 Incentive Compensation Plan (the “Plan”) for the benefit of non-employee directors of the Company and officers and eligible employees and consultants of the Company and any Subsidiaries and Affiliates (as each term defined below), as follows:

ARTICLE I.

ESTABLISHMENT; PURPOSES; AND DURATION

1.1.    Establishment of the Plan. The Company hereby establishes this incentive compensation plan to be known as the “WellPoint 2006 Incentive Compensation Plan”, as set forth in this document. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, Cash-Based Awards and Other Stock-Based Awards. The Plan was adopted by the Board of Directors (as defined below) on March 15, 2006. The Plan shall become effective upon approval by the shareholders of the Company, which approval must occur within the period beginning on such adoption date and ending on March 15, 2007 (the “Effective Date”). The Plan shall remain in effect as provided in Section 1.3.

1.2.    Purposes of the Plan. The purposes of the Plan are to provide additional incentives to non-employee directors of the Company and to those officers, employees and consultants of the Company, Subsidiaries and Affiliates whose substantial contributions are essential to the continued growth and success of the business of the Company and the Subsidiaries and Affiliates, in order to strengthen their commitment to the Company and the Subsidiaries and Affiliates, and to attract and retain competent and dedicated individuals whose efforts will result in the long-term growth and profitability of the Company and to further align the interests of such non-employee directors, officers, employees and consultants with the interests of the shareholders of the Company. To accomplish such purposes, the Plan provides that the Company may grant Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, Cash-Based Awards and Other Stock-Based Awards.

1.3.    Duration of the Plan. The Plan shall commence on the Effective Date, as described in Section 1.1, and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article XVII, until all Shares subject to it shall have been delivered, and any restrictions on such Shares have lapsed, pursuant to the Plan’s provisions. However, in no event may an Award be granted under the Plan on or after ten years from the Effective Date.

ARTICLE II.

DEFINITIONS

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

2.1.    “Affiliate” means any entity other than the Company and any Subsidiary that is affiliated with the Company through stock or equity ownership or otherwise and is designated as an Affiliate for purposes of the Plan by the Committee; provided, however, that, notwithstanding any other provisions of the Plan to the contrary, for purposes of NQSOs and SARs, if an individual who otherwise qualifies as an Employee or Non-Employee Director provides services to such an entity and not to the Company or a Subsidiary, such entity may only be designated an Affiliate if the Company qualifies as a “service recipient,” within the meaning of Code Section 409A, with respect to such individual; provided further that such definition of “service recipient” shall be determined by (a) applying Code Section 1563(a)(1), (2) and (3), for purposes of determining a controlled group of corporations under Code Section 414(b), using the language “at least 50 percent” instead of “at least 80

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percent” each place it appears in Code Section 1563(a)(1), (2) and (3), and by applying Treasury Regulations Section 1.414(c)-2, for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), using the language “at least 50 percent” instead of “at least 80 percent” each place it appears in Treasury Regulations Section 1.414(c)-2, and (b) where the use of Shares with respect to the grant of an Option or SAR to such an individual is based upon legitimate business criteria, by applying Code Section 1563(a)(1), (2) and (3), for purposes of determining a controlled group of corporations under Code Section 414(b), using the language “at least 20 percent” instead of “at least 80 percent” at each place it appears in Code Section 1563(a)(1), (2) and (3), and by applying Treasury Regulations Section 1.414(c)-2, for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), using the language “at least 20 percent” instead of “at least 80 percent” at each place it appears in Treasury Regulations Section 1.414(c)-2.

2.2.    “Annual Meeting” means the annual meeting of shareholders at which members of the Board are routinely elected.

2.3.    “Award” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, and Other Stock-Based Awards.

2.4.    “Award Agreement” means either: (a) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under the Plan, or (b) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.5.    “Board” or “Board of Directors” means the Board of Directors of the Company.

2.6.    “Cash-Based Award” means an Award granted to a Participant, as described in Article IX.

2.7.    “Cause” shall have the definition given such term in a Participant’s Award Agreement, or in the absence of any such definition, as determined in good faith by the Committee.

2.8.    “Change of Control” means the first to occur of the following events with respect to the Company:

(a)    any person (as such term is used in Rule 13d-5 of the SEC under the Exchange Act) or group (as such term is defined in Section 13(d) of the Exchange Act), other than a subsidiary of the Company or any employee benefit plan (or any related trust) of the Company or a subsidiary or affiliate of the Company, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 20% or more of the Shares or of other voting securities representing 20% or more of the combined voting power of all voting securities the Company; provided, however, that (1) no Change of Control shall be deemed to have occurred solely by reason of any such acquisition by a corporation with respect to which, after such acquisition, more than 80% of both the common stock of such corporation and the combined voting power of the voting securities of such corporation are then beneficially owned, directly or indirectly, by the persons who were the beneficial owners of the Shares and other voting securities of the Company immediately before such acquisition, in substantially the same proportion as their ownership of the Shares and other voting securities of the Company immediately before such acquisition; (2) if any person or group owns 20% or more but less than 30% of the combined voting power of the Shares and other voting securities of the Company and such person or group has a No Change of Control Agreement with the Company, no Change of Control shall be deemed to have occurred solely by reason of such ownership for so long as the No Change of Control Agreement remains in effect and such person or group is not in violation of the No Change of Control Agreement; and (3) once a Change of Control occurs under this Section 2.8(a), the occurrence of the next

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Change of Control (if any) under this Section 2.8(a) shall be determined by reference to a person or group other than the person or group whose acquisition of beneficial ownership created such prior Change of Control unless the original person or group has in the meantime ceased to own 20% or more of the Shares or other voting securities representing 20% or more of the combined voting power of all voting securities of the Company; or

(b)    within any period of thirty-six (36) or fewer consecutive months individuals who, as of the first day of such period were members of the Board (the “Incumbent Directors”) cease for any reason to constitute at least 75% of the members of the Board; provided, however, that (1) any individual who becomes a member of the Board after the first day of such period whose nomination for election to the Board was approved by a vote or written consent of at least 75% of the members of the Board who are then Incumbent Directors shall be considered an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 of the SEC under the Exchange Act) or an Imminent Change of Control or other transaction described in Section 2.8(a) or 2.8(c); and (2) once a Change of Control occurs under this Section 2.8(b), the occurrence of the next Change of Control (if any) under this Section 2.8(b) shall be determined by reference to a period of thirty-six (36) or fewer consecutive months beginning not earlier than the date immediately after the date of such prior Change of Control; or

(c)    closing of a transaction which is any of the following:

(1)    a merger, reorganization or consolidation of the Company (“Merger”), after which (A) the individuals and entities who were the respective beneficial owners of the Shares and other voting securities of the Company immediately before such Merger do not beneficially own, directly or indirectly, more than 60% of, respectively, the Shares or the combined voting power of the common stock and voting securities of the corporation resulting from such Merger, in substantially the same proportion as their ownership of the Shares and other voting securities of the Company immediately before such Merger;

(2)    a Merger after which individuals who were members of the Board of Directors immediately before the Merger do not comprise a majority of the members of the Board of Directors of the corporation resulting from such Merger;

(3)    a sale or other disposition by the Company of all or substantially all of the assets owned by it (a “Sale”) after which the individuals and entities who were the respective beneficial owners of the Shares and other voting securities of the Company immediately before such Sale do not beneficially own, directly or indirectly, more than 60% of, respectively, the Shares or the combined voting power of the common stock and voting securities of the transferee of substantially all of the Company’s assets in such Sale in substantially the same proportion as their ownership of the Shares and other voting securities of the Company immediately before such Sale;

(4)    a Sale after which individuals who were members of the Board of Directors immediately before the Sale do not comprise a majority of the members of the board of directors of the transferee corporation that acquired substantially all of the Company’s assets; or

(5)    a liquidation of the Company.

2.9.    “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, including rules and regulations promulgated thereunder and successor provisions and rules and regulations thereto.

2.10.    “Committee” means the Compensation Committee of the Board of Directors or a subcommittee thereof, or such other committee designated by the Board to administer the Plan.

2.11.    “Consultant” means an independent contractor or consultant who performs services for the Company or a Subsidiary or Affiliate in a capacity other than as an Employee or Director.

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2.12.    “Covered Employee” means any Employee who is or may become a “covered employee,” as defined in Code Section 162(m), and who is designated, either as an individual Employee or a member of a class of Employees, by the Committee within the shorter of (i) ninety (90) days after the beginning of the Performance Period, or (ii) the first twenty-five percent (25%) of the Performance Period, as a “Covered Employee” under the Plan for such applicable Performance Period.

2.13.    “Designated Percentage” has the meaning given such term in Section 11.2.

2.14.    “Director” means any individual who is a member of the Board of Directors of the Company.

2.15.    “Dividend Equivalents” means the equivalent value (in cash or Shares) of dividends that would otherwise be paid on the Shares subject to an Award but that have not been issued or delivered, as described in Article XIII.

2.16.    “Effective Date” shall have the meaning ascribed to such term in Section 1.1.

2.17.    “Employee” means any person designated as an employee of the Company, a Subsidiary and/or an Affiliate on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company, a Subsidiary or an Affiliate as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company, a Subsidiary and/or an Affiliate without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company, a Subsidiary and/or an Affiliate during such period. As further provided in Section 21.4, for purposes of the Plan, upon approval by the Committee, the term Employee may also include Employees whose employment with the Company, a Subsidiary or an Affiliate has been terminated subsequent to being granted an Award under the Plan. For the avoidance of doubt, a Director who would otherwise be an “Employee” within the meaning of this Section 2.17 shall be considered an Employee for purposes of the Plan.

2.18.    “Exchange Act” means the Securities Exchange Act of 1934, as it may be amended from time to time, including the rules and regulations promulgated thereunder and successor provisions and rules and regulations thereto.

2.19.    “Fair Market Value” means the fair market value of the Shares as determined by the Committee by the reasonable application of such reasonable valuation method, consistently applied, as the Committee deems appropriate; provided, however, that, with respect to ISOs, for purposes of Section 6.3 and 6.9(c), such fair market value shall be determined subject to Section 422(c)(7) of the Code; provided further, however, that (a) if the Shares are readily tradable on an established securities market, Fair Market Value on any date shall be the last sale price reported for the Shares on such market on such date or, if no sale is reported on such date, on the last date preceding such date on which a sale was reported, or (b) if the Shares are admitted for listing on the New York Stock Exchange or other comparable market, Fair Market Value on any date shall be the last sale price reported for the Shares on such market on such date or, if no sale is reported on such date, on the last day preceding such date on which a sale was reported. In each case, the Committee shall determine Fair Market Value in a manner that satisfies the applicable requirements of Code Section 409A.

2.20.    “Fees” means all cash amounts payable to a Non-Employee Director for services rendered as a director, including retainer fees, meeting fees and committee fees, but excluding travel and other out-of-pocket expense reimbursements.

2.21.    “Fiscal Year” means the calendar year, or such other consecutive twelve-month period as the Committee may select.

2.22.    “Freestanding SAR” means an SAR that is granted independently of any Options, as described in Article VII.

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2.23.    “Grant Price” means the price established at the time of grant of an SAR pursuant to Article VII, used to determine whether there is any payment due upon exercise of the SAR.

2.24.    “Imminent Change of Control” means (a) the public announcement (whether by advertisement, press release, press interview, public statement, SEC filing or otherwise) of a proposal or offer which if consummated would be a Change of Control, (b) the making to a director or executive officer of the Company of a written proposal which if consummated would be a Change of Control, or (c) the approval by the Board of Directors or the stockholders of the Company of a transaction that upon closing would be a Change of Control.

2.25.    “Incentive Stock Option” or “ISO” means a right to purchase Shares under the Plan in accordance with the terms and conditions set forth in Article VI and which is designated as an Incentive Stock Option and which is intended to meet the requirements of Section 422 of the Code.

2.26.    “Incumbent Directors” has the meaning given such term in Section 2.8(a)(ii).

2.27.    “Insider” means an individual who is, on the relevant date, an officer, director or ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act.

2.28.    “Merger” has the meaning given such term in Section 2.8(c)(1).

2.29.    “No Change of Control Agreement” means a legal, binding and enforceable agreement executed by and in effect between a person or all members of a group and the Company that provides that: (1) such person or group shall be bound by the agreement for the time period of not less than five (5) years from its date of execution; (2) such person or group shall not acquire beneficial ownership or voting control equal to a percentage of the Shares or the voting power of other voting securities of the Company that exceeds a percentage specified in the agreement which percentage shall in all events be less than 30%; (3) such person or group may not designate for election as directors a number of directors in excess of 25% of the number of directors on the Board; and (4) such person or group shall vote the Shares and other voting securities of the Company in all matters in the manner directed by the majority of the Incumbent Directors. If any agreement described in the preceding sentence is violated by such person or group or is amended in a fashion such that it no longer satisfies the requirements of the preceding sentence, such agreement shall, as of the date of such violation or amendment, be treated for purposes hereof as no longer constituting a No Change of Control Agreement.

2.30.    “Non-Employee Director” means a Director who is not an Employee.

2.31.    “Nonqualified Stock Option” or “NQSO” means a right to purchase Shares under the Plan in accordance with the terms and conditions set forth in Article VI and which is not intended to meet the requirements of Section 422 of the Code or otherwise does not meet such requirements.

2.32.    “Notice” means notice provided by a Participant to the Company in a manner prescribed by the Committee.

2.33.    “Option” or “Stock Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article VI.

2.34.    “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.35.    “Other Stock-Based Award” means an equity-based or equity-related Award described in Section 10.1, granted in accordance with the terms and conditions set forth in Article X.

2.36.    “Participant” means any eligible individual as set forth in Article V who holds one or more outstanding Awards.

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2.37.    “Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in the Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

2.38.    “Performance Measure” means performance criteria or measures as described in Section 12.1 on which the performance goals described in Article XII are based and which are approved by the Company’s shareholders pursuant to the Plan in order to qualify certain Awards as Performance-Based Compensation in accordance with Article XII.

2.39.    “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to, or the amount or entitlement to, an Award.

2.40.    “Performance Share” means an Award of a performance share granted to a Participant, as described in Article IX.

2.41.    “Performance Unit” means an Award of a performance unit granted to a Participant, as described in Article IX.

2.42.    “Period of Restriction” means the period during which Shares of Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture, and, in the case of Restricted Stock, the transfer of Shares of Restricted Stock is limited in some way, as provided in Article VIII.

2.43.    “Prior Plan” means the Anthem 2001 Stock Incentive Plan.

2.44.    “Qualified Change of Control” means a Change of Control that qualifies as a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Code.

2.45.    “Restricted Stock” means an Award granted to a Participant pursuant to Article VIII.

2.46.    “Restricted Stock Unit” means an Award, whose value is equal to a Share, granted to a Participant pursuant to Article VIII.

2.47.    “Rule 16b-3” means Rule 16b-3 under the Exchange Act, or any successor rule, as the same may be amended from time to time.

2.48.    “Sale” has the meaning given such term in Section 2.8(c)(3).

2.49.    “SEC” means the Securities and Exchange Commission.

2.50.    “Securities Act” means the Securities Act of 1933, as it may be amended from time to time, including the rules and regulations promulgated thereunder and successor provisions and rules and regulations thereto.

2.51.    “Share” means a share of common stock of the Company (including any new, additional or different stock or securities resulting from any change in corporate capitalization as listed in Section 4.3).

2.52.    “Stock Appreciation Right” or “SAR” means an Award, granted alone (a “Freestanding SAR”) or in connection with a related Option (a “Tandem SAR”), designated as an SAR, pursuant to the terms of Article VII.

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2.53.    “Stock Election” has the meaning given such term in Section 11.2.

2.54.    “Subsidiary” means any present or future corporation which is or would be a “subsidiary corporation” of the Company as the term is defined in Section 424(f) of the Code.

2.55.    “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, options or other awards previously granted, or the right or obligation to grant future options or other awards, by a company acquired by the Company, a Subsidiary and/or an Affiliate or with which the Company, a Subsidiary and/or an Affiliate combines, or otherwise in connection with any merger, consolidation, acquisition of property or stock, or reorganization involving the Company, a Subsidiary or an Affiliate, including a transaction described in Code Section 424(a).

2.56.    “Tandem SAR” means a SAR that is granted in connection with a related Option pursuant to Article VII.

2.57.    “Termination” means the time when a Participant ceases the performance of services for the Company, any Affiliate or Subsidiary, as applicable, for any reason, with or without Cause, including a Termination by resignation, discharge, death, disability or retirement, but excluding (a) a Termination where there is a simultaneous reemployment (or commencement of service) or continuing employment (or service) of a Participant by the Company, Affiliate or any Subsidiary, (b) at the discretion of the Committee, a Termination that results in a temporary severance, and (c) at the discretion of the Committee, a Termination of an Employee that is immediately followed by the Participant’s service as a Non-Employee Director.

ARTICLE III.

ADMINISTRATION

3.1.    General. The Committee shall have exclusive authority to operate, manage and administer the Plan in accordance with its terms and conditions. Notwithstanding the foregoing, in its absolute discretion, the Board may at any time and from time to time exercise any and all rights, duties and responsibilities of the Committee under the Plan, including establishing procedures to be followed by the Committee, but excluding matters which under any applicable law, regulation or rule, including any exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3) or Section 162(m) of the Code, are required to be determined in the sole discretion of the Committee. If and to the extent that the Committee does not exist or cannot function, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee, subject to the limitations set forth in the immediately preceding sentence. Notwithstanding any other provision of the Plan to the contrary, any action or determination specifically affecting or relating to an Award granted to a Non-Employee Director, including under Article XI, shall be taken, or approved or ratified, by the Board.

3.2.    Committee. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors. The Committee shall consist of not less than three (3) non-employee members of the Board, each of whom satisfies such criteria of independence as the Board may establish and such additional regulatory or listing requirements as the Board may determine to be applicable or appropriate. Appointment of Committee members shall be effective upon their acceptance of such appointment. Committee members may be removed by the Board at any time either with or without cause, and such members may resign at any time by delivering notice thereof to the Board. Any vacancy on the Committee, whether due to action of the Board or any other reason, shall be filled by the Board. The Committee shall keep minutes of its meetings. A majority of the Committee shall constitute a quorum and a majority of a quorum may authorize any action. Any decision reduced to writing and signed by a majority of the members of the Committee shall be fully effective as if it has been made at a meeting duly held.

3.3.    Authority of the Committee. The Committee shall have full discretionary authority to grant, pursuant to the terms of the Plan, Awards to those individuals who are eligible to receive Awards under the Plan. Except

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as limited by law or by the Certificate of Incorporation or By-Laws of the Company, and subject to the provisions herein, the Committee shall have full power, in accordance with the other terms and provisions of the Plan, to:

(a)    select Employees, Non-Employee Directors and Consultants who may receive Awards under the Plan and become Participants;

(b)    determine eligibility for participation in the Plan and decide all questions concerning eligibility for, and the amount of, Awards under the Plan;

(c)    determine the sizes and types of Awards;

(d)    determine the terms and conditions of Awards, including the Option Prices of Options and the Grant Prices of SARs;

(e)    grant Awards as an alternative to, or as the form of payment for grants or rights earned or payable under, other bonus or compensation plans, arrangements or policies of the Company or a Subsidiary or Affiliate;

(f)    grant Substitute Awards on such terms and conditions as the Committee may prescribe, subject to compliance with the ISO rules under Code Section 422 and the nonqualified deferred compensation rules under Code Section 409A, where applicable;

(g)    make all determinations under the Plan concerning Termination of any Participant’s employment or service with the Company or a Subsidiary or Affiliate, including whether such Termination occurs by reason of Cause, disability or in connection with a Change of Control and whether a leave constitutes a Termination;

(h)    determine whether or not a Change of Control or an Imminent Change of Control shall have occurred and whether or not a Change of Control is a Qualified Change of Control;

(i)    construe and interpret the Plan and any agreement or instrument entered into under the Plan, including any Award Agreement;

(j)    establish and administer any terms, conditions, restrictions, limitations, forfeiture, vesting or exercise schedule, and other provisions of or relating to any Award;

(k)    establish and administer any performance goals in connection with any Awards, including related Performance Measures or performance criteria and applicable Performance Periods, determine the extent to which any performance goals and/or other terms and conditions of an Award are attained or are not attained, and certify whether, and to what extent, any such performance goals and other material terms applicable to Awards intended to qualify as Performance-Based Compensation were in fact satisfied;

(l)    construe any ambiguous provisions, correct any defects, supply any omissions and reconcile any inconsistencies in the Plan and/or any Award Agreement or any other instrument relating to any Awards;

(m)    establish, adopt, amend, waive and/or rescind rules, regulations, procedures, guidelines, forms and/or instruments for the Plan’s operation or administration;

(n)    make all valuation determinations relating to Awards and the payment or settlement thereof;

(o)    grant waivers of terms, conditions, restrictions and limitations under the Plan or applicable to any Award, or accelerate the vesting or exercisability of any Award;

(p)    subject to the provisions of Article XVII, amend or adjust the terms and conditions of any outstanding Award and/or adjust the number and/or class of shares of stock subject to any outstanding Award;

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(q)    at any time and from time to time after the granting of an Award, specify such additional terms, conditions and restrictions with respect to such Award as may be deemed necessary or appropriate to ensure compliance with any and all applicable laws or rules, including terms, restrictions and conditions for compliance with applicable securities laws or listing rules, methods of withholding or providing for the payment of required taxes and restrictions regarding a Participant’s ability to exercise Options through a cashless (broker-assisted) exercise;

(r)    determine whether, and to what extent and under what circumstances Awards may be settled in cash, Shares or other property or canceled or suspended; and

(s)    exercise all such other authorities, take all such other actions and make all such other determinations as it deems necessary or advisable for the proper operation and/or administration of the Plan.

3.4.    Award Agreements. The Committee shall, subject to applicable laws and rules, determine the date an Award is granted. Each Award shall be evidenced by an Award Agreement; however, two or more Awards granted to a single Participant may be combined in a single Award Agreement. An Award Agreement shall not be a precondition to the granting of an Award; provided, however, that (a) the Committee may, but need not, require as a condition to any Award Agreement’s effectiveness, that such Award Agreement be executed on behalf of the Company and/or by the Participant to whom the Award evidenced thereby shall have been granted (including by electronic signature or other electronic indication of acceptance), and such executed Award Agreement be delivered to the Company, and (b) no person shall have any rights under any Award unless and until the Participant to whom such Award shall have been granted has complied with the applicable terms and conditions of the Award. The Committee shall prescribe the form of all Award Agreements, and, subject to the terms and conditions of the Plan, shall determine the content of all Award Agreements. Any Award Agreement may be supplemented or amended in writing from time to time as approved by the Committee; provided that the terms and conditions of any such Award Agreement as supplemented or amended are not inconsistent with the provisions of the Plan. In the event of any dispute or discrepancy concerning the terms of an Award, the records of the Committee or its designee shall be determinative.

3.5.    Discretionary Authority; Decisions Binding. The Committee shall have full discretionary authority in all matters related to the discharge of its responsibilities and the exercise of its authority under the Plan. All determinations, decisions, actions and interpretations by the Committee with respect to the Plan and any Award Agreement, and all related orders and resolutions of the Committee shall be final, conclusive and binding on all Participants, the Company and its shareholders, any Subsidiary or Affiliate and all persons having or claiming to have any right or interest in or under the Plan and/or any Award Agreement. The Committee shall consider such factors as it deems relevant to making or taking such decisions, determinations, actions and interpretations, including the recommendations or advice of any Director or officer or employee of the Company, any director, officer or employee of a Subsidiary or Affiliate and such attorneys, consultants and accountants as the Committee may select. A Participant or other holder of an Award may contest a decision or action by the Committee with respect to such person or Award only on the grounds that such decision or action was arbitrary or capricious or was unlawful, and any review of such decision or action shall be limited to determining whether the Committee’s decision or action was arbitrary or capricious or was unlawful.

3.6.    Attorneys; Consultants. The Committee may consult with counsel who may be counsel to the Company. The Committee may, with the approval of the Board, employ such other attorneys and/or consultants, accountants, appraisers, brokers, agents and other persons, any of whom may be an Employee, as the Committee deems necessary or appropriate. The Committee, the Company and its officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. The Committee shall not incur any liability for any action taken in good faith in reliance upon the advice of such counsel or other persons.

3.7.    Delegation of Administration. Except to the extent prohibited by applicable law, including any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3) or Section 162(m) of the

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Code, or the applicable rules of a stock exchange, the Committee may, in its discretion, allocate all or any portion of its responsibilities and powers under this Article III to any one or more of its members and/or delegate all or any part of its responsibilities and powers under this Article III to any person or persons selected by it; provided, however, that the Committee may not delegate its authority to correct defects, omissions or inconsistencies in the Plan. Any such authority delegated or allocated by the Committee under this Section 3.7 shall be exercised in accordance with the terms and conditions of the Plan and any rules, regulations or administrative guidelines that may from time to time be established by the Committee, and any such allocation or delegation may be revoked by the Committee at any time.

ARTICLE IV.

SHARES SUBJECT TO THE PLAN AND AWARD LIMITS

4.1.    Number of Shares Available for Grants. The shares of stock subject to Awards granted under the Plan shall be Shares. Such Shares subject to the Plan may be either authorized and unissued shares (which will not be subject to preemptive rights) or previously issued shares acquired by the Company or any Subsidiary. Subject to adjustment as provided in Section 4.3, the total number of Shares that may be delivered pursuant to Awards under the Plan shall be (w) twenty million (20,000,000) Shares, plus (x) seven million (7,000,000) Shares available for issuance under the Prior Plan, as previously approved by the shareholders of the Company, as of March 15, 2006, but not underlying any outstanding stock options or other awards under the Prior Plan as of March 15, 2006, plus (y) any Shares allocable to outstanding stock options or other awards under the Prior Plan as of March 15, 2006, to the extent that on or after March 15, 2006 such stock options or other awards expire, are forfeited or otherwise terminate unexercised, less (z) the number of Shares covered by stock options or other awards granted between March 15, 2006 and the Effective Date pursuant to the Prior Plan (the “Share Reserve”). For purposes of this Section 4.1, (a) each Share delivered pursuant to an Option shall reduce the Share Reserve by one (1) Share; (b) each Share subject to the exercised portion of a SAR (whether the distribution upon exercise is made in cash, Shares or a combination of cash and Shares) shall reduce the Share Reserve by one (1) Share, other than an SAR that, by its terms, from and after the grant date thereof, is payable only in cash, in which case the Share Reserve shall not be reduced; (c) each Share delivered pursuant to a Restricted Stock Unit Award, Performance Share Award, Performance Unit Award, or Other Stock-Based Award shall reduce the Share Reserve by two (2) Shares; (d) each Share delivered pursuant to a Restricted Stock Award without a purchase price, or with a per-Share purchase price lower than one hundred percent (100%) of the Fair Market Value of a Share on the grant date of such Restricted Stock Award, shall reduce the Share Reserve by two (2) Shares; (e) each Share delivered pursuant to a Restricted Stock Award with a per-Share purchase price at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the grant date of such Restricted Stock Award shall reduce the Share Reserve by one (1) Share; and (f) to the extent that a distribution pursuant to an Award is made in cash, other than pursuant to an Award that by its terms, from and after the grant date thereof, is payable only in cash, the Share Reserve shall be reduced by the number of Shares subject to the redeemed, paid or exercised portion of such Award. Subject to the immediately preceding sentence and, in the case of ISOs, any limitations applicable thereto under the Code, if any Shares are subject to an Option, SAR, or other Award which for any reason expires or is terminated or canceled without having been fully exercised or satisfied, or are subject to any Restricted Stock Award (including any Shares subject to a Participant’s Restricted Stock Award that are repurchased by the Company at the Participant’s cost), Restricted Stock Unit Award or other Award granted under the Plan which are forfeited, the Shares subject to such Award shall, to the extent of any such expiration, termination, cancellation or forfeiture, be available for delivery in connection with future Awards under the Plan. However, notwithstanding any other provisions of this Section 4.1 to the contrary, (i) Shares withheld or tendered to pay the exercise price or withholding taxes with respect to an outstanding Award shall not again be made available for issuance pursuant to Awards under the Plan, and (ii) the payment of cash dividends or Dividend Equivalents in cash in connection with Awards shall not reduce the Share Reserve. Any Shares delivered under the Plan upon exercise or satisfaction of Substitute Awards shall not reduce the Shares available for delivery under the Plan; provided, however, that the total number of Shares that may be delivered pursuant to Incentive Stock Options granted under the Plan shall be equal to twenty-seven million (27,000,000) Shares, as adjusted pursuant to this Section 4.1, but without application of the foregoing provisions

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of this sentence or clause (y) of the first sentence of this Section 4.1. From and after the Effective Date, no further grants or awards shall be made under the Prior Plan; however, grants or awards made under the Prior Plan before the Effective Date shall continue in effect in accordance with their terms.

4.2.    Award Limits. The following limits shall apply to grants of all Awards under the Plan:

(a)    Options: The maximum aggregate number of Shares that may be subject to Options granted in any two consecutive Fiscal Years to any one Participant shall be four million (4,000,000) Shares.

(b)    SARs: The maximum aggregate number of Shares that may be subject to Stock Appreciation Rights granted in any two consecutive Fiscal Years to any one Participant shall be four million (4,000,000) Shares. Any Shares covered by Options which include Tandem SARs granted to one Participant in any two consecutive Fiscal Years shall reduce this limit on the number of Shares subject to SARs that can be granted to such Participant in such two consecutive Fiscal Years.

(c)    Restricted Stock or Restricted Stock Units: The maximum aggregate number of Shares that may be subject to Awards of Restricted Stock or Restricted Stock Units granted in any two consecutive Fiscal Years to any one Participant shall be two million (2,000,000) Shares.

(d)    Performance Shares or Performance Units: The maximum aggregate grant with respect to Awards of Performance Shares or Performance Units granted in any two consecutive Fiscal Years to any one Participant shall be two million (2,000,000) Shares.

(e)    Cash-Based Awards: The maximum aggregate amount awarded with respect to Cash-Based Awards made in any two consecutive Fiscal Years to any one Participant shall not exceed fifteen million dollars ($15,000,000).

(f)    Other Stock-Based Awards: The maximum aggregate grant with respect to Other Stock-Based Awards made in any two consecutive Fiscal Years to any one Participant shall be two million (2,000,000) Shares (or cash amounts based on the value of such number of Shares).

To the extent required by Section 162(m) of the Code, Shares subject to Options or SARs which are canceled shall continue to be counted against the limits set forth in paragraphs (a) and (b) immediately preceding.

4.3.    Adjustments in Authorized Shares. In the event of any corporate event or transaction (including a change in the Shares or the capitalization of the Company), such as a reclassification, recapitalization, merger, consolidation, reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), issuance of warrants or rights, dividend or other distribution (whether in the form of cash, stock or other property), stock split or reverse stock split, spin-off, split-up, combination or exchange of shares, repurchase of shares, or other like change in corporate structure, partial or complete liquidation of the Company or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in its discretion, in order to prevent dilution or enlargement of Participants’ rights under the Plan, shall substitute or adjust, as applicable, the number, class and kind of securities which may be delivered under Section 4.1; the number, class and kind, and/or price (such as the Option Price of Options or the Grant Price of SARs) of securities subject to outstanding Awards; the Award limits set forth in Section 4.2; and other value determinations applicable to outstanding Awards; provided, however, that the number of Shares subject to any Award shall always be a whole number. The Committee, in its sole discretion, may also make appropriate adjustments and modifications in the terms of any outstanding Awards to reflect or related to any such events, adjustments, substitutions or changes, including modifications of performance goals and changes in the length of Performance Periods, subject to the requirements of Article XII in the case of Awards intended to qualify as Performance-Based Compensation. Any adjustment, substitution or change pursuant to this Section 4.3 made with respect to an Award intended to be an Incentive Stock Option shall be made only to the extent consistent with such intent, unless the Committee determines otherwise, and any such adjustment that is made with respect to an Award that provides for Performance-Based Compensation shall be made consistent with the intent that such Award qualify for the performance-based compensation exception

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under Section 162(m) of the Code. The Committee shall not make any adjustment pursuant to this Section 4.3 that would cause an Award that is otherwise exempt from Code Section 409A to become subject to Code Section 409A, or that would cause an Award that is subject to Code Section 409A to fail to satisfy the requirements of Code Section 409A. All determinations of the Committee as to adjustments or changes, if any, under this Section 4.3 shall be conclusive and binding on the Participants.

4.4.    No Limitation on Corporate Actions. The existence of the Plan and any Awards granted hereunder shall not affect in any way the right or power of the Company, any Subsidiary or any Affiliate to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or business structure, any merger or consolidation, any issuance of debt, preferred or prior preference stock ahead of or affecting the Shares, additional shares of capital stock or other securities or subscription rights thereto, any dissolution or liquidation, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding. Further, except as expressly provided herein or by the Committee, (i) the issuance by the Company of Shares or any class of securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, (ii) the payment of a dividend in property other than Shares, (iii) the occurrence of any capital change described in Section 4.3 or (iv) the occurrence of any similar transaction, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to Awards theretofore granted or the Option Price, Grant Price or purchase price per share applicable to any Award, unless the Committee shall determine, in its discretion, that an adjustment is necessary or appropriate.

ARTICLE V.

ELIGIBILITY AND PARTICIPATION

5.1.    Eligibility. Employees, Non-Employee Directors and Consultants shall be eligible to become Participants and receive Awards in accordance with the terms and conditions of the Plan, subject to the limitations on the granting of ISOs set forth in Section 6.9(a).

5.2.    Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select Participants from all eligible Employees, Non-Employee Directors and Consultants and shall determine the nature and amount of each Award.

ARTICLE VI.

STOCK OPTIONS

6.1.    Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee. The Committee may grant an Option or provide for the grant of an Option, either from time to time in the discretion of the Committee or automatically upon the occurrence of specified events, including the achievement of performance goals, the satisfaction of an event or condition within the control of the recipient of the Option or within the control of others. The granting of an Option shall take place when the Committee by resolution, written consent or other appropriate action determines to grant such Option for a particular number of Shares to a particular Participant at a particular Option Price.

6.2.    Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which the Option shall become exercisable and such other provisions as the Committee shall determine, which are not inconsistent with the terms of the Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO. To the extent that any Option does not qualify as an ISO (whether because of its provisions or the time or manner of its exercise or otherwise), such Option, or the portion thereof which does not so qualify, shall constitute a separate NQSO.

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6.3.    Option Price. The Option Price for each Option shall be determined by the Committee and set forth in the Award Agreement; provided that, subject to Section 6.9(c), the Option Price of an Option shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted; provided further, that Substitute Awards or Awards granted in connection with an adjustment provided for in Section 4.3, in the form of stock options, shall have an Option Price per Share that is intended to maintain the economic value of the Award that was replaced or adjusted, as determined by the Committee.

6.4.    Duration of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant and set forth in the Award Agreement; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary of its date of grant, subject to the respective last sentences of Sections 6.5 and 6.9(c).

6.5.    Exercise of Options. Options shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance determine and set forth in the Award Agreement, which need not be the same for each grant or for each Option or Participant. An Agreement may provide that the period of time over which an Option other than an ISO may be exercised shall be automatically extended if on the scheduled expiration date of such Option the Optionee’s exercise of such Option would violate applicable securities laws; provided, however, that during such extended exercise period the Option may only be exercised to the extent the Option was exercisable in accordance with its terms immediately prior to such scheduled expiration date; provided further, however, that such extended exercise period shall end not later than thirty (30) days after the exercise of such Option first would no longer violate such laws.

6.6.    Payment. Options shall be exercised by the delivery of a written notice of exercise to the Company, in a form specified or accepted by the Committee, or by complying with any alternative exercise procedures that may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for such Shares, which shall include applicable taxes, if any, in accordance with Article XVIII. The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) subject to such terms, conditions and limitations as the Committee may prescribe, by tendering (either by actual delivery or attestation) unencumbered Shares previously acquired by the Participant exercising such Option having an aggregate Fair Market Value at the time of exercise equal to the total Option Price, (c) by a combination of (a) and (b); or (d) by any other method approved or accepted by the Committee in its sole discretion, including, if the Committee so determines, a cashless (broker-assisted) exercise that complies with all applicable laws. Subject to any governing rules or regulations, as soon as practicable after receipt of a written notification of exercise and full payment in accordance with the preceding provisions of this Section 6.6, the Company shall deliver to the Participant exercising an Option, in the Participant’s name, evidence of book entry Shares, or, upon the Participant’s request, Share certificates, in an appropriate amount based upon the number of Shares purchased under the Option, subject to Section 21.9. Unless otherwise determined by the Committee, all payments under all of the methods described above shall be paid in United States dollars.

6.7.    Rights as a Shareholder. No Participant or other person shall become the beneficial owner of any Shares subject to an Option, nor have any rights to dividends or other rights of a shareholder with respect to any such Shares, until the Participant has actually received such Shares following exercise of his or her Option in accordance with the provisions of the Plan and the applicable Award Agreement.

6.8.    Termination of Employment or Service. Except as otherwise provided in the Award Agreement, an Option may be exercised only to the extent that it is then exercisable, and if at all times during the period beginning with the date of granting of such Option and ending on the date of exercise of such Option the Participant is an Employee or Non-Employee Director, and shall terminate immediately upon a Termination of the Participant. An Option shall cease to become newly exercisable upon a Termination of the holder thereof. Notwithstanding the foregoing provisions of this Section 6.8 to the contrary, the Committee may determine in its discretion that an Option may be exercised following any such Termination, whether or not exercisable at the

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time of such Termination; provided, however, that in no event may an Option be exercised after the expiration date of such Option specified in the applicable Award Agreement, except as provided in the last sentence of Section 6.5.

6.9.    Limitations on Incentive Stock Options.

(a)    General. No ISO shall be granted to any individual otherwise eligible to participate in the Plan who is not an Employee of the Company or a Subsidiary on the date of granting of such Option. Any ISO granted under the Plan shall contain such terms and conditions, consistent with the Plan, as the Committee may determine to be necessary to qualify such Option as an “incentive stock option” under Section 422 of the Code. Any ISO granted under the Plan may be modified by the Committee to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code.

(b)    $100,000 Per Year Limitation. Notwithstanding any intent to grant ISOs, an Option granted under the Plan will not be considered an ISO to the extent that it, together with any other “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to subsection (d) of such Section) under the Plan and any other “incentive stock option” plans of the Company, any Subsidiary and any “parent corporation” of the Company within the meaning of Section 424(e) of the Code, are exercisable for the first time by any Participant during any calendar year with respect to Shares having an aggregate Fair Market Value in excess of $100,000 (or such other limit as may be required by the Code) as of the time the Option with respect to such Shares is granted. The rule set forth in the preceding sentence shall be applied by taking Options into account in the order in which they were granted.

(c)    Options Granted to Certain Shareholders. No ISO shall be granted to an individual otherwise eligible to participate in the Plan who owns (within the meaning of Section 424(d) of the Code), at the time the Option is granted, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a Subsidiary or any “parent corporation” of the Company within the meaning of Section 424(e) of the Code. This restriction does not apply if at the time such ISO is granted the Option Price of the ISO is at least 110% of the Fair Market Value of a Share on the date such ISO is granted, and the ISO by its terms is not exercisable after the expiration of five years from such date of grant.

ARTICLE VII.

STOCK APPRECIATION RIGHTS

7.1.    Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant an SAR (a) in connection and simultaneously with the grant of an Option (a Tandem SAR) or (b) independent of, and unrelated to, an Option (a Freestanding SAR). The Committee shall have complete discretion in determining the number of Shares to which a SAR pertains (subject to Article IV) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to any SAR.

7.2.    Grant Price. The Grant Price for each SAR shall be determined by the Committee and set forth in the Award Agreement, subject to the limitations of this Section 7.2. The Grant Price for each Freestanding SAR shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the date such Freestanding SAR is granted, except in the case of Substitute Awards or Awards granted in connection with an adjustment provided for in Section 4.3. The Grant Price of a Tandem SAR shall be equal to the Option Price of the related Option.

7.3.    Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR shall be exercisable only when and to the extent the related Option is exercisable and may be exercised only with respect to the Shares for which the related Option is then exercisable. A Tandem SAR shall entitle a Participant to elect, in the manner set forth in the Plan and the applicable Award Agreement, in lieu of exercising

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his or her unexercised related Option for all or a portion of the Shares for which such Option is then exercisable pursuant to its terms, to surrender such Option to the Company with respect to any or all of such Shares and to receive from the Company in exchange therefor a payment described in Section 7.7. An Option with respect to which a Participant has elected to exercise a Tandem SAR shall, to the extent of the Shares covered by such exercise, be canceled automatically and surrendered to the Company. Such Option shall thereafter remain exercisable according to its terms only with respect to the number of Shares as to which it would otherwise be exercisable, less the number of Shares with respect to which such Tandem SAR has been so exercised. Notwithstanding any other provision of the Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (a) the Tandem SAR will expire no later than the expiration of the related ISO; (b) the value of the payment with respect to the Tandem SAR may not exceed the difference between the Fair Market Value of the Shares subject to the related ISO at the time the Tandem SAR is exercised and the Option Price of the related ISO; and (c) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.

7.4.    Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, in accordance with the Plan, determines and sets forth in the Award Agreement.

7.5.    Award Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the number of Shares to which the SAR pertains, the Grant Price, the term of the SAR, and such other terms and conditions as the Committee shall determine in accordance with the Plan.

7.6.    Term of SARs. The term of a SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that the term of any Tandem SAR shall be the same as the related Option and no SAR shall be exercisable more than ten (10) years after it is granted, subject to the last sentence of Section 6.5 in the case of a Tandem SAR.

7.7.    Payment of SAR Amount. An election to exercise SARs shall be deemed to have been made on the date of Notice of such election to the Company. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)    The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price of the SAR; by

(b)    The number of Shares with respect to which the SAR is exercised.

Notwithstanding the foregoing provisions of this Section 7.7 to the contrary, the Committee may establish and set forth in the applicable Award Agreement a maximum amount per Share that will be payable upon the exercise of a SAR. At the discretion of the Committee, such payment upon exercise of a SAR shall be in cash, in Shares of equivalent Fair Market Value, or in some combination thereof.

7.8.    Rights as a Shareholder. A Participant receiving a SAR shall have the rights of a Shareholder only as to Shares, if any, actually issued to such Participant upon satisfaction or achievement of the terms and conditions of the Award, and in accordance with the provisions of the Plan and the applicable Award Agreement, and not with respect to Shares to which such Award relates but which are not actually issued to such Participant.

7.9.    Termination of Employment or Service. Each SAR Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following such Participant’s Termination. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all SARs issued pursuant to the Plan, and may reflect distinctions based on the reasons for Termination.

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ARTICLE VIII.

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

8.1.    Awards of Restricted Stock and Restricted Stock Units. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine. Subject to the terms and conditions of this Article VIII and the Award Agreement, upon delivery of Shares of Restricted Stock to a Participant, or creation of a book entry evidencing a Participant’s ownership of Shares of Restricted Stock, pursuant to Section 8.6, the Participant shall have all of the rights of a shareholder with respect to such Shares, subject to the terms and restrictions set forth in this Article VIII or the applicable Award Agreement or as determined by the Committee. Restricted Stock Units shall be similar to Restricted Stock, except no Shares are actually awarded to a Participant who is granted Restricted Stock Units on the date of grant, and such Participant shall have no rights of a shareholder with respect to such Restricted Stock Units.

8.2.    Award Agreement. Each Restricted Stock and/or Restricted Stock Unit Award shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine in accordance with the Plan.

8.3.    Nontransferability of Restricted Stock. Except as provided in this Article VIII, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, encumbered, alienated, hypothecated or otherwise disposed of until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock Award Agreement.

8.4.    Period of Restriction and Other Restrictions. The Period of Restriction shall lapse based on continuing service as a Non-Employee Director or Consultant or continuing employment with the Company, a Subsidiary or an Affiliate, the achievement of performance goals, the satisfaction of other conditions or restrictions or upon the occurrence of other events, in each case, as determined by the Committee, at its discretion, and stated in the Award Agreement.

8.5.    Delivery of Shares, Payment of Restricted Stock Units. Subject to Section 21.9, after the last day of the Period of Restriction applicable to a Participant’s Shares of Restricted Stock, and after all conditions and restrictions applicable to such Shares of Restricted Stock have been satisfied or lapse (including satisfaction of any applicable withholding tax obligations), pursuant to the applicable Award Agreement, such Shares of Restricted Stock shall become freely transferable by such Participant. After the last day of the Period of Restriction applicable to a Participant’s Restricted Stock Units, and after all conditions and restrictions applicable to Restricted Stock Units have been satisfied or lapse (including satisfaction of any applicable withholding tax obligations), pursuant to the applicable Award Agreement, such Restricted Stock Units shall be settled by delivery of Shares, a cash payment determined by reference to the then-current Fair Market Value of Shares or a combination of Shares and such cash payment, as the Committee, in its sole discretion, shall determine, either by the terms of the Award Agreement or otherwise.

8.6.    Forms of Restricted Stock Awards. Each Participant who receives an Award of Shares of Restricted Stock shall be issued a stock certificate or certificates evidencing the Shares covered by such Award registered in the name of such Participant, which certificate or certificates may contain an appropriate legend. The Committee may require a Participant who receives a certificate or certificates evidencing a Restricted Stock Award to immediately deposit such certificate or certificates, together with a stock power or other appropriate instrument of transfer, endorsed in blank by the Participant, with signatures guaranteed in accordance with the Exchange Act if required by the Committee, with the Secretary of the Company or an escrow holder as provided in the immediately following sentence. The Secretary of the Company or such escrow holder as the Committee may appoint shall retain physical custody of each certificate representing a Restricted Stock Award until the Period of Restriction and any other restrictions imposed by the Committee or under the Award Agreement with respect to

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the Shares evidenced by such certificate expire or shall have been removed. The foregoing to the contrary notwithstanding, the Committee may, in its discretion, provide that a Participant’s ownership of Shares of Restricted Stock prior to the lapse of the Period of Restriction or any other applicable restrictions shall, in lieu of such certificates, be evidenced by a “book entry” (i.e., a computerized or manual entry) in the records of the Company or its designated agent in the name of the Participant who has received such Award. Such records of the Company or such agent shall, absent manifest error, be binding on all Participants who receive Restricted Stock Awards evidenced in such manner. The holding of Shares of Restricted Stock by the Company or such an escrow holder, or the use of book entries to evidence the ownership of Shares of Restricted Stock, in accordance with this Section 8.6, shall not affect the rights of Participants as owners of the Shares of Restricted Stock awarded to them, nor affect the restrictions applicable to such shares under the Award Agreement or the Plan, including the Period of Restriction.

8.7.    Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units.

8.8.    Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock shall be credited with any cash dividends paid with respect to such Shares while they are so held, unless determined otherwise by the Committee and set forth in the Award Agreement. The Committee may apply any restrictions to such dividends that the Committee deems appropriate. Except as set forth in the Award Agreement, in the event of (a) any adjustment as provided in Section 4.3, or (b) any shares or securities are received as a dividend, or an extraordinary dividend is paid in cash, on Shares of Restricted Stock, any new or additional Shares or securities or any extraordinary dividends paid in cash received by a recipient of Restricted Stock shall be subject to the same terms and conditions, including the Period of Restriction, as relate to the original Shares of Restricted Stock.

8.9.    Termination of Employment or Service. Except as otherwise provided in this Section 8.9, during the Period of Restriction, any Restricted Stock Units and/or Shares of Restricted Stock held by a Participant shall be forfeited and revert to the Company (or, if Shares of Restricted Sock were sold to the Participant, the Participant shall be required to resell such Shares to the Company at cost) upon the Participant’s Termination or the failure to meet or satisfy any applicable performance goals or other terms, conditions and restrictions to the extent set forth in the applicable Award Agreement. Each applicable Award Agreement shall set forth the extent to which, if any, the Participant shall have the right to retain Restricted Stock Units and/or Shares of Restricted Stock following such Participant’s Termination. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the applicable Award Agreement, need not be uniform among all such Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for, or circumstances of, such Termination.

8.10.    Compliance With Section 409A. Unless the Committee provides otherwise in an Award Agreement, each Restricted Stock Unit shall be paid in full to the Participant no later than the fifteenth day of the third month after the end of the first calendar year in which the Restricted Stock Unit is no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A. If the Committee provides in an Award Agreement that a Restricted Stock Unit is intended to be subject to Code Section 409A, the Award Agreement shall include terms that are intended to satisfy the requirements of Section 409A.

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ARTICLE IX.

PERFORMANCE UNITS, PERFORMANCE SHARES, AND CASH-BASED AWARDS

9.1.    Grant of Performance Units, Performance Shares and Cash-Based Awards. Subject to the terms of the Plan, Performance Units, Performance Shares, and/or Cash-Based Awards may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee, in accordance with the Plan. A Performance Unit, Performance Share or Cash-Based Award entitles the Participant who receives such Award to receive Shares or cash upon the attainment of performance goals and/or satisfaction of other terms and conditions determined by the Committee when the Award is granted and set forth in the Award Agreement. Such entitlements of a Participant with respect to his or her outstanding Performance Unit, Performance Share or Cash-Based Award shall be reflected by a bookkeeping entry in the records of the Company, unless otherwise provided by the Award Agreement. The terms and conditions of such Awards shall be consistent with the Plan and set forth in the Award Agreement and need not be uniform among all such Awards or all Participants receiving such Awards.

9.2.    Value of Performance Units, Performance Shares and Cash-Based Awards. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. Each Cash-Based Award shall have a value as shall be determined by the Committee. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units and Performance Shares and Cash-Based Awards that will be paid out to the Participant.

9.3.    Earning of Performance Units, Performance Shares and Cash-Based Awards. Subject to the terms of the Plan, after the applicable Performance Period has ended, the holder of Performance Units, Performance Shares or Cash-Based Awards shall be entitled to receive payment on the number and value of Performance Units, Performance Shares or Cash-Based Awards earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals and/or other terms and conditions have been achieved or satisfied. The Committee shall determine the extent to which any such pre-established performance goals and/or other terms and conditions of a Performance Unit, Performance Share or Cash-Based Award are attained or not attained following conclusion of the applicable Performance Period. The Committee may, in its discretion, waive any such performance goals and/or other terms and conditions relating to any such Award not intended to qualify as Performance-Based Compensation.

9.4.    Form and Timing of Payment of Performance Units, Performance Shares and Cash-Based Awards. Payment of earned Performance Units, Performance Shares and Cash-Based Awards shall be as determined by the Committee and as set forth in the Award Agreement. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Performance Units, Performance Shares and Cash-Based Awards in the form of cash or in Shares (or in a combination thereof) which have an aggregate Fair Market Value equal to the value of the earned Performance Units, Performance Shares or Cash-Based Awards as soon as practicable after the end of the Performance Period and following the Committee’s determination of actual performance against the performance goals and/or other terms and conditions established by the Committee. Such Shares may be granted subject to any restrictions imposed by the Committee, including pursuant to Section 21.9. The determination of the Committee with respect to the form of payment of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

9.5.    Rights as a Shareholder. A Participant receiving a Performance Unit, Performance Share or Cash-Based Award shall have the rights of a shareholder only as to Shares, if any, actually received by the Participant upon satisfaction or achievement of the terms and conditions of such Award and not with respect to Shares subject to the Award but not actually issued to such Participant.

9.6.    Termination of Employment or Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Units, Performance Shares and/or Cash-Based Award

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following such Participant’s Termination. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the applicable Award Agreement, need not be uniform among all such Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for Termination.

9.7.    Compliance With Section 409A. Unless the Committee provides otherwise in an Award Agreement, each Performance Unit, Performance Share and/or Cash-Based Award shall be paid in full to the Participant no later than the fifteenth day of the third month after the end of the first calendar year in which such Award is no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A. If the Committee provides in an Award Agreement that a Performance Share, Performance Unit or Cash-Based Award is intended to be subject to Code Section 409A, the Award Agreement shall include terms that are intended to satisfy the requirements of Section 409A.

ARTICLE X.

OTHER STOCK-BASED AWARDS

10.1.    Other Stock-Based Awards. The Committee may grant types of equity-based or equity-related Awards not otherwise described by the terms of the Plan (including the grant or offer for sale of unrestricted Shares), in such amounts (subject to Article IV) and subject to such terms and conditions, as the Committee shall determine. Such Other Stock-Based Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

10.2.    Value of Other Stock-Based Awards. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals in its discretion, and any such performance goals shall be set forth in the applicable Award Agreement. If the Committee exercises its discretion to establish performance goals, the number and/or value of Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which such performance goals are met.

10.3.    Payment of Other Stock-Based Awards. Payment, if any, with respect to an Other Stock-Based Award shall be made in accordance with the terms of the Award, as set forth in the Award Agreement, in cash or Shares as the Committee determines.

10.4.    Termination of Employment or Service. The Committee shall determine the extent to which the Participant shall have the right to receive Other Stock-Based Awards following the Participant’s Termination. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in the applicable Award Agreement, but need not be uniform among all Other Stock-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for Termination.

10.5.    Compliance With Section 409A. Unless the Committee provides otherwise in an Award Agreement, each Other Stock-Based Award shall be paid in full to the Participant no later than the fifteenth day of the third month after the end of the first calendar year in which the Other Stock-Based Award is no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A. If the Committee provides in an Award Agreement that a Cash-Based Award or Other Stock-Based Award is intended to be subject to Code Section 409A, the Award Agreement shall include terms that are intended to satisfy the requirements of Section 409A.

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ARTICLE XI.

NON-EMPLOYEE DIRECTOR FEES IN SHARES OR OTHER AWARDS

11.1.    Payment of Fees in Shares or Other Awards. The Board may determine to pay a Non-Employee Director up to 100% of his or her Fees as an Other Stock-Based Award denominated in Shares, or another type of Award, or otherwise make Awards in lieu of all or any portion of his or her Fees. Except as otherwise provided in this Article XI, the percentage of Fees to be paid in such Shares or other Awards to Non-Employee Directors, or the amount of an Award in lieu of Fees, during each calendar quarter shall be determined by the Board on or prior to the first day of such quarter. If such an Award to be issued as Fees is based on a percentage of such Fees, the number of Shares subject to such Award shall be determined by multiplying such percentage by the amount of such Fees otherwise payable in cash for such quarter and dividing the product by the Fair Market Value of the Shares on the first day of such quarter. If this formula produces a fractional Share, the Non-Employee Director shall be paid in cash the Fair Market Value of the fractional Share.

11.2.    Election to Receive Fees in Shares or Other Awards. To the extent permitted by the Board, a Non-Employee Director may elect to receive up to 100% of his or her Fees (not otherwise payable in Shares or any other Award pursuant to Section 11.1) as an Other Stock-Based Award denominated in Shares or another type of Award, or otherwise elect to receive an Award in lieu of all or any portion of his or her Fees (not otherwise payable in Shares or any other Award pursuant to Section 11.1) (a “Stock Election”). A Stock Election must be in writing and shall be delivered to the Corporate Secretary of the Company prior to the Annual Meeting. Except as provided in this Article XI, such a Stock Election shall apply to Fees payable to the Non-Employee Director in respect of Board and/or committee service during the period commencing on the date of such Annual Meeting and ending on the day before the next Annual Meeting, and a Non-Employee Director may revoke a Stock Election by delivering written notice of such revocation to the Corporate Secretary of the Company prior to the last day of any calendar quarter with respect to all calendar quarters beginning after delivery of such notice of revocation. A Stock Election may specify the applicable percentage of the Fees that the Non-Employee Director wishes to receive in Shares or other applicable Award (the “Designated Percentage”). If a Stock Election specifying a Designated Percentage is made, then not later than the first day of the applicable calendar quarter, the number of Shares subject to the Award to be issued in lieu of the Non-Employee Director’s Fees pursuant to such Stock Election shall be determined by multiplying the Designated Percentage by the amount of Fees otherwise payable in cash for such quarter and dividing that product by the Fair Market Value of the Shares on the first day of such quarter. If this formula produces a fractional Share, the Non-Employee Director shall be paid in cash the Fair Market Value of the fractional Share.

11.3.    Timing of Determinations or Elections. If required by the Board, determinations or elections concerning the percentage of Fees payable in Awards other than Shares, or the amount of any such Awards payable in lieu of Fees, shall be made prior to the commencement of the calendar year in which a Non-Employee Director performs the services to which such Fees relate, and any such determination or election shall be irrevocable with respect to such Fees for services performed during such calendar year.

ARTICLE XII.

PERFORMANCE MEASURES

12.1.    Performance Measures. The objective performance goals upon which the granting, payment and/or vesting of Awards to Covered Employees that are intended to qualify as Performance-Based Compensation may occur shall be based on any one or more of the following Performance Measures selected by the Committee:

(a)    asset growth;

(b)    combined net worth;

(c)    debt to equity ratio;

(d)    earnings per share;

(e)    revenue growth;

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(f)    investment performance;

(g)    operating income (with or without investment income or income taxes);

(h)    cash flow;

(i)    margin;

(j)    net income, before or after taxes;

(k)    earnings before interest, taxes, depreciation and/or amortization;

(l)    return on total capital, equity, revenue or assets;

(m)    medical loss ratio;

(n)    number of medical or specialty policyholders, members or insured;

(o)    quality of service metrics;

(p)    customer service metrics;

(q)    productivity;

(r)    administrative expense management;

(s)    improved health of members, including enrollment in disease management programs;

(t)    economic profit;

(u)    shareholder value added;

(v)    stock price appreciation or total shareholder return;

(w)    medical and/or specialty market share;

(x)    medical and/or specialty penetration rate or uninsured rate;

(y)    specialty earnings as a percent of total earnings;

(z)    associate perceptions or turnover;

(aa)    consumer perceptions of the Company or the Company’s industry; and

(ab)    merger integration synergies.

Such performance goals shall be established by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Code Section 162(m)(4)(C), or any successor provision thereto, and the regulations thereunder, for performance-based compensation, and may be set forth in the applicable Award Agreement. Any Performance Measures may be used to measure the performance of the Company, its Affiliates, and/or Subsidiaries as a whole or any business unit of the Company, its Affiliates, and/or Subsidiaries or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select any relevant Performance Measure as compared to various stock market indices, or growth rates, or trends. The Performance Measures shall not include or derive from the number or frequency of (i) denials of authorization for benefit coverage; or (ii) reductions or limitations on hospital lengths of stay, medical services or charges. Performance Measures shall not be designed, construed or used to incentivize the withholding of medically necessary services or the denial of benefits to which members are entitled.

12.2.    Evaluation of Performance. Notwithstanding any other provision of the Plan, payment or vesting of any such Award that is intended to qualify as Performance-Based Compensation shall not be made until the Committee certifies in writing that the applicable performance goals and any other material terms of such Award

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were in fact satisfied, except as otherwise provided in Section 12.3. The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) gains or losses on sales or dispositions, (b) asset write-downs, (c) litigation or claim judgments or settlements, (d) historic environmental obligations, (e) changes in tax law or rate, including the impact on deferred tax liabilities, (f) uninsured catastrophic property losses, (g) the cumulative effect of changes in accounting principles, (h) extraordinary items described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial performance appearing in the Company’s Annual Report on Form 10-K, (i) acquisitions occurring after the start of a Performance Period or unbudgeted costs incurred related to future acquisitions, (j) operations discontinued, divested or restructured during the Performance Period, including severance costs, (k) gains or losses on refinancing or extinguishment of debt, and (l) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

12.3.    Adjustment of Performance-Based Compensation. Notwithstanding any provision of the Plan to the contrary, with respect to any Award that is intended to qualify as Performance-Based Compensation, (a) the Committee may adjust downwards, but not upwards, any amount payable, or other benefits granted, issued, retained and/or vested pursuant to such an Award on account of satisfaction of the applicable performance goals on the basis of such further considerations as the Committee in its discretion shall determine, and (b) the Committee may not waive the achievement of the applicable performance goals, except in the case of the Participant’s death, disability or involuntary termination of employment by the Company or a Subsidiary or Affiliate without Cause, or a Change of Control.

12.4.    Committee Discretion. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting of such Awards on performance measures other than those set forth in Section 12.1.

ARTICLE XIII.

DIVIDEND EQUIVALENTS

13.1.    Dividend Equivalents. Unless otherwise provided by the Committee, no adjustment shall be made in the Shares issuable or taken into account under Awards on account of cash dividends that may be paid or other rights that may be issued to the holders of Shares prior to issuance of such Shares under such Award. The Committee may grant Dividend Equivalents based on the dividends declared on Shares that are subject to any Award, including any Award the payment or settlement of which is deferred pursuant to Section 21.6. Dividend Equivalents may be credited as of the dividend payment dates, during the period between the date the Award is granted and the date the Award becomes payable, terminates or expires. Dividend Equivalents may be subject to any limitations and/or restrictions determined by the Committee. Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time, and shall be paid at such times, as may be determined by the Committee. Unless the Award Agreement provides otherwise, Dividend Equivalents shall be paid to the Participant at least annually, not later than the fifteenth day of the third month following the end of the calendar year in which the Dividend Equivalents are credited (or, if later, the fifteenth day of the third month following the end of the calendar year in which the Dividend Equivalents are no longer subject to a substantial risk of forfeiture within the meaning of Code Section 409A). Any Dividend Equivalents that are accumulated and paid after the date specified in the preceding sentence shall be explicitly set forth in a separate arrangement that provides for the payment of the dividend equivalents at a time and in a manner that satisfies the requirements of Code Section 409A. No Dividend Equivalents shall relate to Shares underlying an Option or SAR unless such Dividend Equivalent rights are explicitly set forth as a separate arrangement and do not cause any such Option or SAR to be subject to Code Section 409A.

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ARTICLE XIV.

TRANSFERABILITY OF AWARDS

14.1.    Transferability of Incentive Stock Options. No ISO or Tandem SAR granted in connection with an ISO may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs and Tandem SARs granted in connection with ISOs granted to a Participant shall be exercisable during his or her lifetime only by such Participant.

14.2.    All Other Awards. Except as otherwise provided in Section 8.5 or a Participant’s Award Agreement or otherwise determined at any time by the Committee, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; provided that the Committee may permit further transferability, on a general or a specific basis, and may impose conditions and limitations on any permitted transferability, subject to Section 14.1 and any applicable Period of Restriction; provided further, however, that no Award may be transferred for value or other consideration without first obtaining approval thereof by the shareholders of the Company. Further, except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, or unless the Committee decides to permit further transferability, subject to Section 14.1 and any applicable Period of Restriction, all Awards granted to a Participant under the Plan, and all rights with respect to such Awards, shall be exercisable or available during his or her lifetime only by or to such Participant. With respect to those Awards, if any, that are permitted to be transferred to another individual, references in the Plan to exercise or payment related to such Awards by or to the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee. A Participant’s unexercised Option or SAR, or amounts due but remaining unpaid to such Participant, at the Participant’s death, shall be exercised or paid as designated by the Participant by will or by the laws of descent and distribution. In the event any Award is exercised by or otherwise paid to the executors, administrators, heirs or distributees of the estate of a deceased Participant, or the transferee of an Award, in any such case, pursuant to the terms and conditions of the Plan and the applicable Agreement and in accordance with such terms and conditions as may be specified from time to time by the Committee, the Company shall be under no obligation to issue Shares thereunder unless and until the Company is satisfied, as determined in the discretion of the Committee, that the person or persons exercising such Award, or to receive such payment, are the duly appointed legal representative of the deceased Participant’s estate or the proper legatees or distributees thereof, or the valid transferee of such Award, as applicable. Any purported assignment, transfer or encumbrance of an Award that does not comply with this Section 14.2 shall be void and unenforceable against the Company.

ARTICLE XV.

RIGHTS OF PARTICIPANTS

15.1.    Rights or Claims. No individual shall have any rights or claims under the Plan except in accordance with the provisions of the Plan and any applicable Award Agreement. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award, or to all Awards, or as are expressly set forth in the Award Agreement evidencing such Award. Without limiting the generality of the foregoing, nothing contained in the Plan or in any Award Agreement shall be deemed to:

(a)    Give any Employee or Non-Employee Director the right to be retained in the service of the Company, an Affiliate and/or a Subsidiary, whether in any particular position, at any particular rate of compensation, for any particular period of time or otherwise;

(b)    Restrict in any way the right of the Company, an Affiliate and/or a Subsidiary to terminate, change or modify any Employee’s employment or any Non-Employee Director’s service as a Director at any time with or without Cause;

(c)    Confer on any Consultant any right of continued relationship with the Company, an Affiliate and/or a Subsidiary, or alter any relationship between them, including any right of the Company or an Affiliate or Subsidiary to terminate, change or modify its relationship with a Consultant;

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(d)    Give any Employee, Non-Employee Director or Consultant the right to receive any bonus, whether payable in cash or in Shares, or in any combination thereof, from the Company, an Affiliate and/or a Subsidiary, nor be construed as limiting in any way the right of the Company, an Affiliate and/or a Subsidiary to determine, in its sole discretion, whether or not it shall pay any Employee, Non-Employee Director or Consultant bonuses, and, if so paid, the amount thereof and the manner of such payment; or

(e)    Give any Participant any rights whatsoever with respect to an Award except as specifically provided in the Plan and the Award Agreement.

15.2.    Adoption of the Plan. The adoption of the Plan shall not be deemed to give any Employee, Non-Employee Director or Consultant or any other individual any right to be selected as a Participant or to be granted an Award, or, having been so selected, to be selected to receive a future Award.

15.3.    Vesting. Notwithstanding any other provision of the Plan, a Participant’s right or entitlement to exercise or otherwise vest in any Award not exercisable or vested at the time of grant shall only result from continued services as a Non-Employee Director or Consultant or continued employment, as the case may be, with the Company or any Subsidiary or Affiliate, or satisfaction of any other performance goals or other conditions or restrictions applicable, by its terms, to such Award.

15.4.    No Effects on Benefits. Payments and other compensation received by a Participant under an Award are not part of such Participant’s normal or expected compensation or salary for any purpose, including calculating termination, indemnity, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments under any laws, plans, contracts, arrangements or otherwise. No claim or entitlement to compensation or damages arises from the termination of the Plan or diminution in value of any Award or Shares purchased or otherwise received under the Plan.

15.5.    One or More Types of Awards. A particular type of Award may be granted to a Participant either alone or in addition to other Awards under the Plan.

ARTICLE XVI.

CHANGE OF CONTROL

16.1.    Treatment of Outstanding Awards. In the event of a Change of Control, unless otherwise specifically prohibited by any applicable laws, rules or regulations or otherwise provided in any applicable Award Agreement, as in effect prior to the occurrence of the Change of Control, specifically with respect to a Change of Control:

(a)    In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of the Award Agreement or by resolution adopted prior to the occurrence of such Change of Control, that any Options, SARs and Other Stock-Based Awards (if applicable) which are outstanding shall become exercisable as determined by the Committee, notwithstanding anything to the contrary in the Award Agreement; provided, however, that if the surviving or successor corporation to the Company, or any parent or subsidiary thereof, or any other corporation that is a party to the transaction resulting in the Change of Control, does not agree to assume, or substitute equivalent options or other awards for, such Options, SARs or Other Stock-Based Awards, or in the event of a liquidation of the Company, then immediately prior to the occurrence of such Change of Control, or as of such earlier date as the Committee may prescribe, any and all Options, SARs and Other Stock-Based Awards (if applicable) which are outstanding shall immediately become fully exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the Award Agreement.

(b)    In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of the Award Agreement or by resolution adopted prior to the occurrence of such Change of Control, that restrictions, performance goals or other conditions applicable to Restricted

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Stock Units, Shares of Restricted Stock and Other Stock-Based Awards previously awarded to Participants shall be canceled or deemed achieved, the Period of Restriction applicable thereto shall terminate, and restrictions on transfer, sale, assignment, pledge or other disposition applicable to any such Shares of Restricted Stock shall lapse, in each case, to the extent provided by the Committee, notwithstanding anything to the contrary in the Award Agreement; provided, however, that if the surviving or successor corporation to the Company, or any parent or subsidiary thereof, or any other corporation that is a party to the transaction resulting in the Change of Control does not agree to assume, or substitute equivalent awards for, any such Awards, or in the event of a liquidation of the Company, then immediately prior to the occurrence of such Change of Control, any restrictions, performance goals or other conditions applicable to Restricted Stock Units, Shares of Restricted Stock and Other Stock-Based Awards previously awarded to Participants shall be immediately canceled or deemed achieved, the Period of Restriction applicable thereto shall immediately terminate, and all restrictions on transfer, sale, assignment, pledge or other disposition applicable to any such Shares of Restricted Stock shall immediately lapse, notwithstanding anything to the contrary in the Plan or the Award Agreement.

(c)    In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of the Award Agreement or by resolution adopted prior to the occurrence of such Change of Control, that any Awards which are outstanding shall, in whole or in part, immediately become vested and nonforfeitable; provided, however, that if the surviving or successor corporation to the Company, or any parent or subsidiary thereof, or any other corporation that is a party to the transaction resulting in the Change of Control does not agree to assume, or substitute equivalent awards for, any such Awards, or in the event of a liquidation of the Company, then immediately prior to the occurrence of such Change of Control, all Awards which are outstanding shall immediately become fully vested and nonforfeitable.

(d)    In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of the Award Agreement or by resolution adopted prior to the occurrence of such Change of Control, that the target payment opportunities attainable under any outstanding Awards of Performance Units, Performance Shares, Cash-Based Awards and other Awards shall be deemed to have been fully or partially earned for any Performance Period(s), as determined by the Committee, immediately prior to the effective date of the Change of Control. Notwithstanding the immediately preceding sentence to the contrary, if the surviving or successor corporation to the Company, or any parent or subsidiary thereof, or any other corporation that is a party to the transaction resulting in the Change of Control does not agree to assume, or substitute equivalent awards for, any such Awards, or in the event of a liquidation of the Company, then the target payment opportunities attainable under any outstanding Awards of Performance Units, Performance Shares, Cash-Based Awards and other Awards shall be deemed to have been fully earned for the entire Performance Period(s) immediately prior to the effective date of the Change of Control, unless actual performance exceeds the target, in which case actual performance shall be used, and (i) there shall be paid out to each Participant holding such an Award denominated in Shares, not later than five (5) days prior to the effective date of the Change of Control, a pro rata number of Shares (or the equivalent Fair Market Value thereof, as determined by the Committee, in cash) based upon an assumed achievement of all relevant targeted performance goals, unless actual performance exceeds the target, in which case actual performance shall be used, and upon the length of time within the Performance Period which has elapsed prior to the Change of Control, and (ii) Awards denominated in cash shall be paid pro rata to applicable Participants in cash within thirty (30) days following the effective date of the Change of Control, with the pro-ration determined as a function of the length of time within the Performance Period which has elapsed prior to the Change of Control, and based on an assumed achievement of all relevant targeted performance goals, unless actual performance exceeds the target, in which case actual performance shall be used.

(e)    In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of the Award Agreement applicable to any Award or by resolution adopted prior to the occurrence of such Change of Control, that any Award the payment or settlement of which was deferred under Section 21.6 or otherwise may be paid or distributed immediately prior to the Change of

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Control, except as otherwise provided by the Committee in accordance with Section 16.1(f); provided, however, that if the surviving or successor corporation to the Company, or any parent or subsidiary thereof, or any other corporation that is a party to the transaction resulting in the Change of Control does not agree to assume, or substitute equivalent awards for, any such Awards, or in the event of a liquidation of the Company, then any such Award shall be paid or distributed immediately prior to such Change of Control, except as otherwise provided by the Committee in accordance with Section 16.1(f).

(f)    In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of the Award Agreement applicable to any Award or by resolution adopted prior to the occurrence of the Change of Control, that any outstanding Award shall be adjusted by substituting for each Share subject to such Award immediately prior to the transaction resulting in the Change of Control the consideration (whether stock or other securities of the surviving corporation or any successor corporation to the Company, or a parent or subsidiary thereof, or that may be issuable by another corporation that is a party to the transaction resulting in the Change of Control) received in such transaction by holders of Shares for each Share held on the closing or effective date of such transaction, in which event the aggregate Option Price or Grant Price, as applicable, of the Award shall remain the same; provided, however, that if such consideration received in such transaction is not solely stock of a successor, surviving or other corporation, the Committee may provide for the consideration to be received upon exercise or payment of an Award, for each Share subject to such Award, to be solely stock or other securities of the successor, surviving or other corporation, as applicable, equal in fair market value, as determined by the Committee, to the per-Share consideration received by holders of Shares in such transaction.

(g)    In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of the Award Agreement applicable to any Award or by resolution adopted prior to the occurrence of the Change of Control, that any outstanding Award (or portion thereof) shall be converted into a right to receive cash, on or as soon as practicable following the closing date or expiration date of the transaction resulting in the Change of Control in an amount equal to the highest value of the consideration to be received in connection with such transaction for one Share, or, if higher, the highest Fair Market Value of a Share during the thirty (30) consecutive business days immediately prior to the closing date or expiration date of such transaction, less the per-Share Option Price, Grant Price or outstanding unpaid purchase price, as applicable to the Award, multiplied by the number of Shares subject to such Award, or the applicable portion thereof.

(h)    The Committee may, in its discretion, provide that an Award can or cannot be exercised after, or will otherwise terminate or not terminate as of, a Change of Control.

16.2.    No Implied Rights; Other Limitations. No Participant shall have any right to prevent the consummation of any of the acts described in Section 4.3 or 16.1 affecting the number of Shares available to, or other entitlement of, such Participant under the Plan or such Participant’s Award. Any actions or determinations of the Committee under this Article XVI need not be uniform as to all outstanding Awards, nor treat all Participants identically. Notwithstanding any provision of Section 16.1 to the contrary, no actions of the Committee under Section 16.1 shall materially impair the previously accrued rights of a Participant under any outstanding Award without the written consent of such Participant unless otherwise provided in the applicable Award Agreement. Notwithstanding the adjustments described in Section 16.1, in no event may any Option or SAR be exercised after ten (10) years from the date it was originally granted, and any changes to ISOs pursuant to this Article XVI shall, unless the Committee determines otherwise, only be effective to the extent such adjustments or changes do not cause a “modification” (within the meaning of Section 424(h)(3) of the Code) of such ISOs or adversely affect the tax status of such ISOs.

16.3.    Termination, Amendment, and Modifications of Change of Control Provisions. Notwithstanding any other provision of the Plan (but subject to the limitations of Section 16.1(h), the last sentence of Section 17.1 and Section 17.2) or any Award Agreement provision, the provisions of this Article XVI may not be terminated, amended, or modified on or after the date of a Change of Control to materially impair any Participant’s Award theretofore granted and then outstanding under the Plan without the prior written consent of such Participant.

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16.4.    Compliance with Section 409A. Notwithstanding any other provisions of the Plan or any Award Agreement to the contrary, if a Change of Control that is not a Qualified Change of Control occurs, and payment or distribution of an Award constituting deferred compensation subject to Section 409A of the Code would otherwise be made or commence on the date of such Change of Control (pursuant to the Plan, the Award Agreement or otherwise), (a) the vesting of such Award shall accelerate in accordance with the Plan and the Award Agreement, (b) such payment or distribution shall not be made or commence prior to the earliest date on which Code Section 409A permits such payment or distribution to be made or commence without additional taxes or penalties under Section 409A, and (c) in the event any such payment or distribution is deferred in accordance with the immediately preceding clause (b), such payment or distribution that would have been made prior to the deferred payment or commencement date, but for Code Section 409A, shall be paid or distributed on such earliest payment or commencement date, together, if determined by the Committee, with interest at the rate established by the Committee. The Committee shall not extend the period to exercise an Option or Stock Appreciation Right to the extent that such extension would cause the Option or Stock Appreciation Right to become subject to Code Section 409A. Additionally, the Committee shall not take any action pursuant to this Article XVI that would cause an Award that is otherwise exempt from Code Section 409A to become subject to Code Section 409A, or that would cause an Award that is subject to Code Section 409A to fail to satisfy the requirements of Code Section 409A.

ARTICLE XVII.

AMENDMENT, MODIFICATION, AND TERMINATION

17.1.    Amendment, Modification, and Termination. The Board may, at any time and with or without prior notice, amend, alter, suspend, or terminate the Plan, and the Committee may, to the extent permitted by the Plan, amend the terms of any Award theretofore granted, including any Award Agreement, in each case, retroactively or prospectively; provided, however, that no such amendment, alteration, suspension, or termination of the Plan shall be made which, without first obtaining approval of the shareholders of the Company (where such approval is necessary to satisfy (i) the then-applicable requirements of Rule 16b-3, (ii) any requirements under the Code relating to ISOs or for exemption from Section 162(m) of the Code, or (iii) any applicable law, regulation or rule (including the applicable regulations and rules of the SEC and any national securities exchange)), would:

(a)    except as is provided in Section 4.3, increase the maximum number of Shares which may be sold or awarded under the Plan or increase the maximum limitations set forth in Section 4.2;

(b)    except as is provided in Section 4.3, decrease the minimum Option Price or Grant Price requirements of Sections 6.3 and 7.2, respectively;

(c)    change the class of persons eligible to receive Awards under the Plan;

(d)    change the Performance Measures set forth in Section 12.1;

(e)    extend the duration of the Plan or the period during which Options or SARs may be exercised under Section 6.4 or 7.6, as applicable; or

(f)    otherwise require shareholder approval to comply with any applicable law, regulation or rule (including the applicable regulations and rules of the SEC and any national securities exchange).

In addition, (A) no such amendment, alteration, suspension or termination of the Plan or any Award theretofore granted, including any Award Agreement, shall be made which would materially impair the previously accrued rights of a Participant under any outstanding Award without the written consent of such Participant, provided, however, that the Board may amend or alter the Plan and the Committee may amend or alter any Award, including any Agreement, either retroactively or prospectively, without the consent of the applicable Participant, (x) so as to preserve or come within any exemptions from liability under Section 16(b) of the Exchange Act, pursuant to the rules and releases promulgated by the SEC (including Rule 16b-3), and/or so that any Award that is intended to qualify as Performance-Based Compensation shall qualify for the performance-based compensation exception under Code Section 162(m) (or any successor provision), or (y) if the Board or the

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Committee determines in its discretion that such amendment or alteration either (I) is required or advisable for the Company, the Plan or the Award to satisfy, comply with or meet the requirements of any law, regulation, rule or accounting standard or (II) is not reasonably likely to significantly diminish the benefits provided under such Award, or that such diminishment has been or will be adequately compensated, and (B) except as is provided in Section 4.3, but notwithstanding any other provisions of the Plan, neither the Board nor the Committee may take any action: (1) to amend the terms of an outstanding Option or SAR to reduce the Option Price or Grant Price thereof, cancel an Option or SAR and replace it with a new Option or SAR with a lower Option Price or Grant Price, or that has an economic effect that is the same as any such reduction or cancellation; or (2) to cancel an outstanding Option or SAR having an Option Price or Grant Price above the then-current Fair Market Value of the Shares in exchange for the grant of another type of Award, without, in each such case, first obtaining approval of the shareholders of the Company of such action.

17.2.    Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Board or the Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including the events described in Section 4.3) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Any such adjustment with respect to an Award intended to be an ISO shall be made only to the extent consistent with such intent, unless the Board or the Committee determines otherwise, and any such adjustment that is made with respect to an Award that is intended to qualify as Performance-Based Compensation shall be made consistent with the intent that such Award qualify for the performance-based compensation exception under Code Section 162(m) (or any successor provision). Additionally, neither the Board nor the Committee shall not make any adjustment pursuant to this Article XVII that would cause an Award that is otherwise exempt from Code Section 409A to become subject to Code Section 409A, or that would cause an Award that is subject to Code Section 409A to fail to satisfy the requirements of Code Section 409A. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan.

ARTICLE XVIII.

TAX WITHHOLDING AND OTHER TAX MATTERS

18.1.    Tax Withholding. The Company and/or any Subsidiary or Affiliate are authorized to withhold from any Award granted or payment due under the Plan the amount of all Federal, state, local and non-United States taxes due in respect of such Award or payment and take any such other action as may be necessary or appropriate, as determined by the Committee, to satisfy all obligations for the payment of such taxes. The recipient of any payment or distribution under the Plan shall make arrangements satisfactory to the Company, as determined in the Committee’s discretion, for the satisfaction of any tax obligations that arise by reason of any such payment or distribution. The Company shall not be required to make any payment or distribution under or relating to the Plan or any Award until such obligations are satisfied or such arrangements are made, as determined by the Committee in its discretion.

18.2.    Withholding or Tendering Shares. Without limiting the generality of Section 18.1, the Committee may in its discretion permit a Participant to satisfy or arrange to satisfy, in whole or in part, the tax obligations incident to an Award by: (a) electing to have the Company withhold Shares or other property otherwise deliverable to such Participant pursuant to his or her Award (provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy required Federal, state, local and non-United States withholding obligations using the minimum statutory withholding rates for Federal, state, local and/or non-U.S. tax purposes, including payroll taxes, that are applicable to supplemental taxable income) and/or (b) tendering to the Company Shares owned by such Participant (or by such Participant and his or her spouse jointly) and purchased or held for the requisite period of time as may be required to avoid the Company’s or the Affiliates’ or Subsidiaries’ incurring an adverse accounting charge, based, in each case, on the Fair Market Value of the Shares

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on the payment date as determined by the Committee. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

18.3.    Restrictions. The satisfaction of tax obligations pursuant to this Article XVIII shall be subject to such restrictions as the Committee may impose, including any restrictions required by applicable law or the rules and regulations of the SEC, and shall be construed consistent with an intent to comply with any such applicable laws, rule and regulations.

18.4.    Special ISO Obligations. The Committee may require a Participant to give prompt written notice to the Company concerning any disposition of Shares received upon the exercise of an ISO within: (i) two (2) years from the date of granting such ISO to such Participant or (ii) one (1) year from the transfer of such Shares to such Participant or (iii) such other period as the Committee may from time to time determine. The Committee may direct that a Participant with respect to an ISO undertake in the applicable Award Agreement to give such written notice described in the preceding sentence, at such time and containing such information as the Committee may prescribe, and/or that the certificates evidencing Shares acquired by exercise of an ISO refer to such requirement to give such notice.

18.5.    Section 83(b) Election. If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to an Award as of the date of transfer of Shares rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, such Participant shall deliver a copy of such election to the Company immediately after filing such election with the Internal Revenue Service. Neither the Company nor any Subsidiary or Affiliate shall have any liability or responsibility relating to or arising out of the filing or not filing of any such election or any defects in its construction.

18.6.    No Guarantee of Favorable Tax Treatment. Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Code Section 409A, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Code Section 409A or any other provision of federal, state, local, or non-United States law. The Company shall not be liable to any Participant for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

ARTICLE XIX.

LIMITS OF LIABILITY; INDEMNIFICATION

19.1.    Limits of Liability.

(a)    Any liability of the Company or a Subsidiary or Affiliate to any Participant with respect to any Award shall be based solely upon contractual obligations created by the Plan and the Award Agreement.

(b)    None of the Company, any Subsidiary, any Affiliate, any member of the Board or the Committee or any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability, in the absence of bad faith, to any party for any action taken or not taken in connection with the Plan, except as may expressly be provided by statute.

(c)    Each member of the Committee, while serving as such, shall be considered to be acting in his or her capacity as a director of the Company. Members of the Board of Directors and members of the Committee acting under the Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross negligence or willful misconduct in the performance of their duties.

(d)    The Company shall not be liable to a Participant or any other person as to: (i) the non-issuance of Shares as to which the Company has been unable to obtain from any regulatory body having relevant

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jurisdiction the authority deemed by the Committee or the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Option or other Award.

19.2.    Indemnification. Subject to the requirements of Indiana law, each individual who is or shall have been a member of the Committee or of the Board, or an officer of the Company to whom authority was delegated in accordance with Article III, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of the individual’s own willful misconduct or except as provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individual may be entitled under the Company’s Certificate of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify or hold harmless such individual.

ARTICLE XX.

SUCCESSORS

20.1.    Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE XXI.

MISCELLANEOUS

21.1.    Drafting Context. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural. The words “Article,” “Section,” and “paragraph” herein shall refer to provisions of the Plan, unless expressly indicated otherwise. The words “include,” “includes,” and “including” herein shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import, unless the context otherwise requires.

21.2.    Forfeiture Events.

(a)    Notwithstanding any provision of the Plan to the contrary, the Committee shall have the authority to determine (and may so provide in any Agreement) that a Participant’s (including his or her estate’s or transferee’s) rights (including the right to exercise any Option or SAR), payments and benefits with respect to any Award shall be subject to reduction, cancellation, forfeiture or recoupment in the event of the Participant’s Termination for Cause or due to voluntary resignation; serious misconduct; violation of the Company’s or a Subsidiary’s or Affiliate’s policies; breach of fiduciary duty; unauthorized disclosure of any trade secret or confidential information of the Company or a Subsidiary or Affiliate; breach of applicable noncompetition, nonsolicitation, confidentiality or other restrictive covenants; or other conduct or activity that is in competition with the business of the Company or any Subsidiary or Affiliate, or otherwise detrimental to the business, reputation or interests of the Company and/or any Subsidiary or Affiliate; or upon the occurrence of certain events specified in the applicable Award Agreement (in any such case, whether or not the Participant is then an Employee, Non-Employee Director or Consultant). The determination of whether a Participant’s conduct, activities or circumstances are described in the immediately preceding sentence shall be made by the

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Committee in its good faith discretion, and pending any such determination, the Committee shall have the authority to suspend the exercise, payment, delivery or settlement of all or any portion of such Participant’s outstanding Awards pending an investigation of the matter.

(b)    If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve- (12-) month period following the first public issuance or filing with the SEC (whichever just occurred) of the financial document embodying such financial reporting requirement.

21.3.    Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

21.4.    Transfer, Leave of Absence. For purposes of the Plan, a transfer of an Employee from the Company to an Affiliate or Subsidiary (or, for purposes of any ISO granted under the Plan, only a Subsidiary), or vice versa, or from one Affiliate or Subsidiary to another (or in the case of an ISO, only from one Subsidiary to another), and a leave of absence, duly authorized in writing by the Company or a Subsidiary or Affiliate, shall not be deemed a Termination of the Employee for purposes of the Plan or with respect to any Award (in the case of ISOs, to the extent permitted by the Code). The Committee shall have the discretion to determine the effects upon any Award, upon an individual’s status as an Employee, Non-Employee Director or Consultant for purposes of the Plan (including whether a Participant shall be deemed to have experienced a Termination or other change in status) and upon the exercisability, vesting, termination or expiration of any Award in the case of: (a) any Participant who is employed by an entity that ceases to be an Affiliate or Subsidiary (whether due to a spin-off or otherwise), (b) any transfer of a Participant between locations of employment with the Company, an Affiliate, and/or Subsidiary or between the Company, an Affiliate or Subsidiary or between Affiliates or Subsidiaries, (c) any leave of absence of a Participant, (d) any change in a Participant’s status from an Employee to a Consultant or a Non-Employee Director, or vice versa; and (e) upon approval by the Committee, any Employee who experiences a Termination but becomes employed by a partnership, joint venture, corporation or other entity not meeting the requirements of an Affiliate or Subsidiary, subject, in each case, to the requirements of Code Section 422 applicable to any ISOs and Code Section 409A applicable to any Options and SARs.

21.5.    Exercise and Payment of Awards. An Award shall be deemed exercised or claimed when the Secretary of the Company or any other Company official or other person designated by the Committee for such purpose receives appropriate written notice from a Participant, in form acceptable to the Committee, together with payment of the applicable Option Price, Grant Price or other purchase price, if any, and compliance with Article XVIII, in accordance with the Plan and such Participant’s Award Agreement.

21.6.    Deferrals. To the extent provided in the Award Agreement, the Committee may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the lapse or waiver of the Period of Restriction or other restrictions with respect to Restricted Stock or the payment or satisfaction of Restricted Stock Units, Performance Units, Performance Shares, Cash-Based Awards or Other Stock-Based Awards. If any such deferral election is required or permitted, (a) such deferral shall represent an unfunded and unsecured obligation of the Company and shall not confer the rights of a shareholder unless and until Shares are issued thereunder; (b) the number of Shares subject to such deferral shall, until settlement thereof, be subject to adjustment pursuant to Section 4.3; and (c) the Committee shall establish rules and procedures for such deferrals and payment or settlement thereof, which may be in cash, Shares or any combination thereof, and such deferrals may be governed by the terms and conditions of any deferred compensation plan of the Company or Affiliate specified by the Committee for such

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purpose. Notwithstanding any provisions of the Plan to the contrary, in no event shall any deferral under this Section 21.6 be permitted if the Committee determines that such deferral would result in the imposition of additional tax under Code Section 409A of the Code.

21.7.    No Effect on Other Plans. Neither the adoption of the Plan nor anything contained herein shall affect any other compensation or incentive plans or arrangements of the Company or any Subsidiary or Affiliate, or prevent or limit the right of the Company or any Subsidiary or Affiliate to establish any other forms of incentives or compensation for their directors, officers, eligible employees or consultants or grant or assume options or other rights otherwise than under the Plan.

21.8.    Section 16 of Exchange Act and Code Section 162(m). Unless otherwise stated in the Award Agreement, notwithstanding any other provision of the Plan, any Award granted to an Insider shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3) that are requirements for the application of such exemptive rule, and the Plan and the Award Agreement shall be deemed amended to the extent necessary to conform to such limitations. Furthermore, notwithstanding any other provision of the Plan or an Award Agreement, any Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be subject to any applicable limitations set forth in Code Section 162(m) or any regulations or rulings issued thereunder (including any amendment to the foregoing) that are requirements for qualification as “other performance-based compensation” as described in Code Section 162(m)(4)(C), and the Plan and the Award Agreement shall be deemed amended to the extent necessary to conform to such requirements and no action of the Committee that would cause such Award not to so qualify shall be effective.

21.9.    Requirements of Law; Limitations on Awards.

(a)    The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(b)    If at any time the Committee shall determine, in its discretion, that the listing, registration and/or qualification of Shares upon any securities exchange or under any state, Federal or non-United States law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the sale or purchase of Shares hereunder, the Company shall have no obligation to allow the grant, exercise or payment of any Award, or to issue or deliver evidence of title for Shares issued under the Plan, in whole or in part, unless and until such listing, registration, qualification, consent and/or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Committee.

(c)    If at any time counsel to the Company shall be of the opinion that any sale or delivery of Shares pursuant to an Award is or may be in the circumstances unlawful or result in the imposition of excise taxes on the Company or any Subsidiary or Affiliate under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act, or otherwise with respect to Shares or Awards and the right to exercise or payment of any Option or Award shall be suspended until, in the opinion of such counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company or any Subsidiary or Affiliate.

(d)    Upon termination of any period of suspension under this Section 21.9, any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all Shares available before such suspension and as to the Shares which would otherwise have become available during the period of such suspension, but no suspension shall extend the term of any Award.

(e)    The Committee may require each person receiving Shares in connection with any Award under the Plan to represent and agree with the Company in writing that such person is acquiring such Shares for investment without a view to the distribution thereof, and/or provide such other representations and agreements as the Committee may prescribe. The Committee, in its absolute discretion, may impose such

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restrictions on the ownership and transferability of the Shares purchasable or otherwise receivable by any person under any Award as it deems appropriate. Any such restrictions shall be set forth in the applicable Award Agreement, and the certificates evidencing such shares may include any legend that the Committee deems appropriate to reflect any such restrictions.

(f)    An Award and any Shares received upon the exercise or payment of an Award shall be subject to such other transfer and/or ownership restrictions and/or legending requirements as the Committee may establish in its discretion and may be referred to on the certificates evidencing such Shares, including restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

21.10.    Participants Deemed to Accept Plan. By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Board, the Committee or the Company, in any case in accordance with the terms and conditions of the Plan.

21.11.    Governing Law. The Plan and all Award Agreements and other agreements hereunder shall be construed in accordance with and governed by the laws of the state of Indiana, without giving effect to the choice of law principles thereof, except to the extent superseded by applicable United States federal law. Unless otherwise provided in the Award Agreement, Participants are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Indiana, to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.

21.12.    Plan Unfunded. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the issuance of Shares or the payment of cash upon exercise or payment of any Award. Proceeds from the sale of Shares pursuant to Options or other Awards granted under the Plan shall constitute general funds of the Company.

21.13.    Administration Costs. The Company shall bear all costs and expenses incurred in administering the Plan, including expenses of issuing Shares pursuant to any Options or other Awards granted hereunder.

21.14.    Uncertificated Shares. To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may nevertheless be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

21.15.    No Fractional Shares. An Option or other Award shall not be exercisable with respect to a fractional Share or the lesser of fifty (50) shares or the full number of Shares then subject to the Option or other Award. No fractional Shares shall be issued upon the exercise or payment of an Option or other Award.

21.16.    Deferred Compensation. If any Award would be considered deferred compensation as defined under Code Section 409A and would fail to meet the requirements of Code Section 409A, then such Award shall be null and void; provided, however, that the Committee may permit deferrals of compensation pursuant to the terms of a Participant’s Award Agreement, a separate plan, or a subplan which (in each case) meets the requirements of Code Section 409A. Additionally, to the extent any Award is subject to Code Section 409A, notwithstanding any provision herein to the contrary, the Plan does not permit the acceleration of the time or schedule of any distribution related to such Award, except as permitted by Code Section 409A.

21.17.    Participants Based Outside of the United States. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws or practices of countries other than the United States in which the Company, any Affiliate, and/or any Subsidiary operates or has Employees, Consultants or Non-Employee Directors, the Committee, in its sole discretion, shall have the power and authority to:

(a)    Determine which Affiliates and Subsidiaries shall be covered by the Plan;

VIII-39

(b)    Determine which Employees, Consultants and/or Non-Employee Directors outside the United States are eligible to participate in the Plan;

(c)    Grant Awards (including substitutes for Awards), and modify the terms and conditions of any Awards, on such terms and conditions as the Committee determines necessary or appropriate to permit participation in the Plan by individuals otherwise eligible to so participate who are non-United States nationals or employed outside the United States, or otherwise to comply with applicable non-United States laws or conform to applicable requirements or practices of jurisdictions outside the United States;

(d)    Establish subplans and adopt or modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 21.17 by the Committee shall be attached to the Plan as appendices; and

(e)    Take any action, before or after an Award is made, that the Committee, in its discretion, deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate any applicable law.

*            *            *

VIII-40

Annual Meeting Admission Ticket

Wellpoint, Inc. Annual Meeting of Shareholders 120 Monument Circle, Indianapolis, IN 46204 Tuesday, May 16, 2006 10:00 a.m. Indianapolis time

Upon arrival, please present this admission ticket and photo identification at the registration desk.

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

Annual Meeting Proxy Card

The Board of Directors recommends a vote FOR Proposals 1, 2, and 3.

A Election of Directors

1. To elect five members of the Board of Directors for three-year terms.

Director Nominees: 01 - Lenox D. Baker Jr., M.D.; 02 - Susan B. Bayh; 03 - Larry C. Glasscock; 04 - Julie A. Hill; and 05 - Ramiro G. Peru

To	Vote FOR All Nominees To WITHHOLD Vote From All Nominees

For All Except - To withhold a vote for a specific nominee(s), mark this box with an X and the appropriately numbered box(es) from the list on the right. 01 - 02 - 03 - 04 - 05 -

B Issues

2. To approve the proposed WellPoint 2006 Incentive Compensation Plan.

3. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2006.

For Against Abstain

If you plan to attend the annual meeting, please check this box.

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please sign exactly as name(s) appears hereon. Joint owners should each sign personally. When signing as executor, administrator, corporation officer, attorney, agent, trustee, guardian, or in other representative capacity, please state your full title as such.

Signature	1 - Please keep signature within the box Signature 2—Please keep signature within the box Date (mm/dd/yyyy)

Annual Meeting of Shareholders

120 Monument Circle, Indianapolis, IN 46204

Tuesday, May 16, 2006

Registration and Seating Available at 9:00 a.m. Indianapolis Time

Meeting Begins at 10:00 a.m. Indianapolis Time

Please retain and present this ticket for admission to the meeting.

PROXY/VOTING INSTRUCTIONS FOR ANNUAL MEETING OF SHAREHOLDERS Tuesday, May 16, 2006

This PROXY is solicited by the Board of Directors for use at the Annual Meeting of Shareholders on May 16, 2006. Your shares of stock will be voted as you specify. If you sign and date your proxy card, but do not provide instructions, your shares will be voted FOR the election of each of the Company’s nominee directors, FOR the approval of the WellPoint 2006 Incentive Compensation Plan, FOR the ratification of the appointment of the independent registered public accounting firm, and in the discretion of the proxy holder on any other matter which may properly come before the Annual Meeting of Shareholders and all adjournments or postponements of the meeting.

By signing this PROXY, you revoke all prior proxies and appoint Angela F. Braly and David C. Colby, or either of them, as proxies, with the power to appoint substitutes, to vote your shares of common stock of WellPoint, Inc., that you would be entitled to cast if personally present at the Annual Meeting of Shareholders and all adjournments or postponements of the meeting.

If you participate in the WellPoint 401(k) Retirement Savings Plan and you are invested in the Company Common Stock fund in your account, you may give voting instructions to the plan Trustee as to the number of shares of Common Stock equivalent to the interest in the Company Common Stock fund credited to your account as of the most recent valuation date coincident with or preceding the record date. The Trustee will vote your shares in accordance with your instructions received by May 12, 2006 at 12:00 Noon EDT. You may also revoke previously given voting instructions by May 12, 2006 at 12:00 Noon EDT, by filing with the Trustee either written notice of revocation or a properly completed and signed proxy card bearing a later date. Your voting instructions will be kept confidential by the Trustee. If you do not send instructions for Proposal 1, the Election of Directors, and Proposal 3, the ratification of the appointment of the Company’s independent registered public accounting firm, the Trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions. For Proposal 2, the approval of the WellPoint 2006 Incentive Compensation Plan, if you do not send instructions, the Trustee will not vote your shares.

Your voice is important. You are strongly encouraged to vote your proxy by telephone or through the Internet in accordance with the instructions below. However, if you wish to vote by mail, just complete, sign, and date the reverse side of this card and return in the enclosed envelope. If you wish to vote in accordance with the Board of Directors’ recommendations, you need not mark the voting boxes, only return a signed card. If you do not sign and return a proxy, submit a proxy by telephone or through the Internet, or attend the meeting and vote by ballot, shares that you own directly cannot be voted.

Electronic distribution of proxy materials saves time, postage and printing costs, and is environmentally friendly. For electronic distribution of proxy materials in the future, log on to www.econsent.com/wlp

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)

Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is

NO CHARGE to you for the call.

Follow the simple instructions provided by the recorded message.

To vote using the Internet

Go to the following web site: www.computershare.com/expressvote

Enter the information requested on your computer screen and follow the simple instructions.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received before 11:59 p.m. EDT, on May 15, 2006. THANK YOU FOR VOTING